                                                                     Exhibit 4.1

================================================================================

                                CREDIT AGREEMENT

                         DATED AS OF SEPTEMBER 30, 2003

                                      AMONG

             HINES NURSERIES, INC., ENVIRO-SAFE LABORATORIES, INC.,
                              AND HINES SGUS INC.,

                                  AS BORROWERS,

                                      WITH

                             HINES NURSERIES, INC.,
                             AS FUNDS ADMINISTRATOR,

                 THE LENDERS SIGNATORY HERETO FROM TIME TO TIME,
                                   AS LENDERS,

                      DEUTSCHE BANK TRUST COMPANY AMERICAS,
                                    AS AGENT

                           FLEET CAPITAL CORPORATION,
                            as Co-Syndication Agent,

                          LASALLE BUSINESS CREDIT, LLC,
                            as Co-Syndication Agent,

                         HARRIS TRUST AND SAVINGS BANK,
                           as Co-Documentation Agent,

                                       and

                             WELLS FARGO BANK, N.A.,
                            as Co-Documentation Agent

================================================================================

                                TABLE OF CONTENTS

ARTICLE 1      DEFINITIONS.....................................................2

         1.1      General Definitions..........................................2

         1.2      Accounting Terms and Determinations.........................36

         1.3      Other Interpretive Provisions...............................36

         1.4      Amendment and Restatement...................................37

ARTICLE 2      LOANS..........................................................37

         2.1      Commitments; Making of Loans; Delivery of Notes.............37

         2.2      Borrowing Mechanics; Interim Advances.......................38

         2.3      Settlements Among the Agents and the Lenders................41

         2.4      Repayment of Term Loans; Repayments and Unscheduled
                  Reduction of Revolving Loan Commitments.....................43

         2.5      Payments and Computations...................................47

         2.6      Maintenance of Account......................................49

         2.7      Statement of Account........................................49

         2.8      Withholding and Other Taxes.................................49

         2.9      Affected Lenders............................................52

         2.10     Sharing of Payments.........................................53

ARTICLE 3      LETTERS OF CREDIT..............................................54

         3.1      Issuance of Letters of Credit...............................54

         3.2      Procedure for Issuance......................................55

         3.3      Terms of Letters of Credit..................................56

         3.4      Lenders' Participation......................................57

         3.5      Maturity of Drawings; Interest Thereon......................58

         3.6      Payment of Amounts Drawn Under Letters of Credit;
                  Funding of L/C Participations...............................58

         3.7      Nature of Issuing Bank's Duties.............................59

         3.8      Obligations Absolute........................................60

ARTICLE 4      INTEREST, FEES AND EXPENSES....................................61

         4.1      Interest on LIBOR Rate Loans................................61

         4.2      Interest on Prime Rate Loans................................61

         4.3      Notice of Continuation and Notice of Conversion.............62

         4.4      Interest After Event of Default.............................64

         4.5      Unused Line Fee.............................................64

         4.6      Letter of Credit Fees.......................................64

         4.7      Reimbursement of Expenses...................................65

         4.8      Authorization to Charge Borrowers' Accounts.................65

         4.9      Indemnification in Certain Events...........................66

         4.10     Calculations and Determinations.............................66

ARTICLE 5      CONDITIONS PRECEDENT...........................................67

         5.1      Conditions to Closing Date..................................67

         5.2      Conditions to Each Credit Event.............................73

ARTICLE 6      REPRESENTATIONS AND WARRANTIES.................................73

         6.1      Organization and Qualification..............................74

         6.2      Solvency....................................................74

         6.3      Rights in Collateral; Priority of Liens.....................74

         6.4      No Conflict.................................................74

         6.5      Enforceability..............................................75

         6.6      Consents....................................................75

         6.7      Financial Data..............................................75

         6.8      Locations of Offices, Records and Inventory.................75

         6.9      Fictitious Business Names...................................76

         6.10     Subsidiaries................................................76

         6.11     No Judgments or Litigation..................................76

         6.12     Environmental Matters.......................................76

         6.13     Labor Matters...............................................77

         6.14     Compliance with Law.........................................77

         6.15     ERISA.......................................................77

         6.16     Intellectual Property.......................................78

         6.17     Licenses and Permits........................................78

         6.18     Title to Property...........................................78

         6.19     Governmental Regulations....................................79

         6.20     Borrowers' Taxes and Tax Returns............................79

         6.21     Status of Accounts..........................................80

         6.22     Material Contracts and Restrictions.........................80

         6.23     Affiliate Transactions......................................80

         6.24     Accuracy and Completeness of Information....................80

         6.25     No Adverse Change or Event..................................80

         6.26     Accounts....................................................81

ARTICLE 7      AFFIRMATIVE COVENANTS..........................................81

         7.1      Financial Information.......................................81

         7.2      Inventory...................................................84

         7.3      Corporate Existence and Compliance with Laws................84

         7.4      ERISA.......................................................85

         7.5      Books and Records...........................................85

         7.6      Collateral Records..........................................86

         7.7      Security Interests..........................................86

         7.8      Maintenance of Properties; Insurance; Application of Net
                  Insurance/Condemnation Proceeds.............................87

         7.9      Borrowers' Taxes............................................89

         7.10     Environmental Matters.......................................89

         7.11     Use of Proceeds.............................................90

         7.12     Fiscal Year.................................................90

         7.13     Notification of Certain Events..............................90

         7.14     Intellectual Property.......................................91

         7.15     Maintenance of Property.....................................91

         7.16     Further Assurances..........................................91

         7.17     Changes in Market...........................................91

ARTICLE 8      NEGATIVE COVENANTS.............................................91

         8.1      Financial Covenants.........................................92

         8.2      Capital Expenditures........................................93

         8.3      No Additional Indebtedness..................................93

         8.4      Liens.......................................................94

         8.5      Restrictions on Fundamental Changes; Asset Sales and
                  Acquisitions................................................95

         8.6      No Restricted Payments......................................97

         8.7      No Investments; Joint Ventures..............................97

         8.8      No Affiliate Transactions...................................98

         8.9      Limitation on Transactions Under ERISA......................98

         8.10     Material Amendments of Material Contracts...................99

         8.11     Additional Restrictive Covenants............................99

         8.12     Contingent Obligations......................................99

         8.13     Changes in Collateral Locations............................100

         8.14     New Accounts...............................................100

         8.15     Limitation on Derivative Transactions......................101

         8.16     No Excess Cash.............................................101

         8.17     Conduct of Business........................................101

ARTICLE 9      EVENTS OF DEFAULT AND REMEDIES................................102

         9.1      Events of Default..........................................102

         9.2      Acceleration and Cash Collateralization....................104

         9.3      Remedies...................................................105

         9.4      Actions in Concert.........................................105

ARTICLE 10     THE AGENT.....................................................106

         10.1     Appointment of Agent.......................................106

         10.2     Nature of Duties of Agent..................................106

         10.3     Lack of Reliance on the Agent..............................107

         10.4     Certain Rights of the Agent................................107

         10.5     Reliance by the Agent......................................107

         10.6     Indemnification of Agent...................................108

         10.7     The Agent in its Individual Capacity.......................108

         10.8     Holders of Notes...........................................108

         10.9     Successor Agent............................................108

         10.10    Collateral Matters.........................................109

         10.11    Actions with Respect to Defaults...........................110

         10.12    Delivery of Information....................................111

ARTICLE 11     MISCELLANEOUS.................................................111

         11.1     SUBMISSION TO JURISDICTION; WAIVERS........................111

         11.2     JURY TRIAL.................................................112

         11.3     GOVERNING LAW..............................................112

         11.4     Delays; Partial Exercise of Remedies.......................112

         11.5     Notices....................................................113

         11.6     Assignability..............................................113

         11.7     Confidentiality............................................116

         11.8     Indemnification............................................117

         11.9     Entire Agreement; Successors and Assigns...................118

         11.10    Amendments, Etc............................................118

         11.11    Nonliability of Agent and Lenders..........................119

         11.12    Counterparts...............................................119

         11.13    Effectiveness..............................................119

         11.14    Severability...............................................119

         11.15    Headings Descriptive.......................................120

         11.16    Maximum Rate...............................................120

         11.17    Right of Setoff............................................120

         11.18    Defaulting Lender..........................................121

         11.19    Rights Cumulative..........................................122

         11.20    Third Party Beneficiaries..................................122

         11.21    Joint and Several Liability of Borrowers...................122

         11.22    Appointment and Authorization of Funds Administrator.......124

                                    EXHIBITS
                                    --------

EXHIBIT A                     Form of Assignment and Assumption Agreement
EXHIBIT B-1                   Form of Term Note
EXHIBIT B-2                   Form of Revolving Note
EXHIBIT C-1                   Form of Notice of Borrowing
EXHIBIT C-2                   Form of Notice of Continuation
EXHIBIT C-3                   Form of Notice of Conversion
EXHIBIT D                     Form of Compliance Certificate
EXHIBIT E                     Form of Borrowing Base Certificate
EXHIBIT F                     Form of Letter of Credit Request
EXHIBIT G                     Form of Opinion of Borrowers' Counsel
EXHIBIT H                     Form of Opinion of O'Melveny & Myers LLP
EXHIBIT I                     Form of Holdings Guaranty
EXHIBIT J                     Form of Subsidiary Guaranty
EXHIBIT K                     Form of Security Agreement

                                    SCHEDULES
                                    ---------

SCHEDULE A                    Lenders; Commitments; Lending Offices
SCHEDULE B, PART 1.1          EBITDA Adjustments
SCHEDULE B, PART 3.1          Existing Letters of Credit
SCHEDULE B, PART 5.1C         Corporate and Capital Structure; Ownership
SCHEDULE B, PART 5.1L         Mortgaged Properties
SCHEDULE B, PART 6.1          Jurisdictions Qualified to Do Business
SCHEDULE B, PART 6.8          Principal Places of Business; Chief Executive
                              Offices; Locations of Books and Records; Other
                              Locations of Collateral
SCHEDULE B, PART 6.9          Fictitious Business Names
SCHEDULE B, PART 6.10         Subsidiaries
SCHEDULE B, PART 6.11         Outstanding Judgments; Orders; Waivers
SCHEDULE B, PART 6.12         Environmental Matters
SCHEDULE B, PART 6.15         ERISA Matters
SCHEDULE B, PART 6.16         Intellectual Property
SCHEDULE B, PART 6.18         Real Estate
SCHEDULE B, PART 6.20         Tax Matters
SCHEDULE B, PART 6.22         Material Contracts
SCHEDULE B, PART 6.23         Affiliate Transactions
SCHEDULE B, PART 6.26         Bank Accounts
SCHEDULE B, PART 8.3          Existing Indebtedness
SCHEDULE B, PART 8.4          Existing Liens
SCHEDULE B, PART 8.7          Investments
SCHEDULE B, PART 8.11         Permitted Restrictive Covenants

                                CREDIT AGREEMENT

         This Credit Agreement is dated as of September 30, 2003 and entered into by and among Hines Nurseries, Inc., a California corporation ("COMPANY"), Enviro-Safe Laboratories, Inc., a Florida corporation ("ENVIRO-SAFE"), and Hines SGUS Inc., a Nevada corporation ("HINES SGUS" and, together with Company and Enviro-Safe, each individually referred to herein as a "BORROWER" and collectively as "BORROWERS" with Company acting in its capacity as Funds Administrator for the Borrowers), each of the Lenders from time to time party hereto, Deutsche Bank Trust Company Americas, acting in its capacity as contractual representative for the Lenders hereunder (in such capacity, the "AGENT"), Fleet Capital Corporation, as Co-Syndication Agent, LaSalle Business Credit, LLC, as Co-Syndication Agent, Harris Trust and Savings Bank, as Co-Documentation Agent and Wells Fargo Bank, N.A., as Co-Documentation Agent. Capitalized terms used in this Credit Agreement shall have the meanings ascribed to them in SECTION 1.1.

                                    RECITALS

         WHEREAS, Company, Agent and certain lenders (the "EXISTING LENDERS") are party to the Amended and Restated Credit Agreement dated as of June 26, 1998 (as amended through the date hereof, the "EXISTING CREDIT AGREEMENT");

         WHEREAS, the Existing Lenders propose to transfer and assign all of their rights and obligations under the Existing Credit Agreement to the Agent, the Lenders hereunder propose to acquire the Commitments and Loans as set forth on SCHEDULE A annexed hereto from the Agent and concurrently with such acquisition, the Borrowers, the Lenders and the Agent desire, subject to the terms and conditions set forth herein, to amend and restate the Existing Credit Agreement in its entirety as set forth herein;

         WHEREAS, the proceeds of the amended and restated secured credit facilities set forth herein will continue to be used by Borrowers (i) to provide working capital for Borrowers and their Subsidiaries and to provide funds for other general corporate purposes of Borrowers and their Subsidiaries, (ii) to provide for letter of credit requirements of Borrowers and their Subsidiaries and (iii) together with the proceeds from the issuance of unsecured senior notes in an original aggregate principal amount of at least $175,000,000 (the "SENIOR NOTES"), to provide funds to redeem all of Company's existing 12-3/4% Senior Subordinated Notes due 2005 in an aggregate principal amount of $78,000,000 (the "SUBORDINATED NOTES");

         WHEREAS, Holdings is the parent company to the Borrowers and will continue to guaranty the Obligations of Borrowers hereunder and under the other Credit Documents and to continue to secure its obligations under such guaranty with a security interest in and lien upon substantially all of its existing and after-acquired personal property and Real Property;

         WHEREAS, Borrowers will continue to secure their Obligations hereunder and under the other Credit Documents with a security interest in and lien upon substantially all of their existing and after-acquired personal property and Real Property.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and for other good and valuable consideration, the parties hereto agree as follows:

                                   ARTICLE 1

                                   DEFINITIONS
                                   -----------

         1.1 GENERAL DEFINITIONS.

         As used herein, the following terms shall have the meanings herein specified:

         "ACCOUNTS" shall mean, with respect to any Person, all of such Person's accounts, whether existing now or in the future, including, without limitation,
(A) all accounts receivable of such Person or other accounts of such Person created by, or arising from or related to the sales of goods or rendition of services made by such Person whether under its own name, under any of its trade names, or through any of its divisions, or in the name of any other Person, (B) all unpaid seller's rights of such Person (including rescission, replevin, reclamation and stoppage in transit) relating to the foregoing or arising therefrom, (C) all rights of such Person to any goods represented by any of the foregoing, including returned or repossessed goods, (D) all reserves and credit balances held by such Person with respect to any such accounts receivable or account debtors and (E) all Guarantees or collateral for any of the foregoing.

         "ACCUMULATED FUNDING DEFICIENCY" shall have the meaning ascribed to that term in Section 302 of ERISA.

         "ACT OF BANKRUPTCY" shall have the meaning ascribed to that term in the definition of "Eligible Accounts Receivable".

         "ADJUSTED LIBOR RATE" shall mean, for any Interest Period, the rate obtained by dividing (A) the LIBOR Rate for such Interest Period by (B) a percentage equal to 1 MINUS any increase in the stated maximum rate (stated as a decimal) of all reserves, if any, required to be maintained from and after the Closing Date against "Eurocurrency liabilities" as specified in Regulation D (or against any other category of liabilities which includes deposits by reference to which the interest rate on LIBOR Rate Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any Lender to United States residents).

         "AFFILIATE" shall mean, with respect to any Person, any Person which directly or indirectly through one or more intermediaries Controls, is Controlled by, or is under common Control with, such Person, or any Person who is a director or officer of such Person or any Subsidiary of such Person.

         "AGENT" shall have the meaning ascribed to that term in the preamble to this Credit Agreement and shall include any successor Agent appointed pursuant to SECTION 10.9.

         "APPLICABLE LENDING OFFICE" shall mean, with respect to each Lender, such Lender's LIBOR Lending Office in the case of a LIBOR Rate Loan, and such Lender's Domestic Lending Office in the case of a Prime Rate Loan.

         "APPLICABLE MARGIN" shall mean, at any time with respect to any LIBOR Rate Loan or Prime Rate Loan, as the case may be, a percentage per annum equal to the applicable percentage amount set forth below for such Loan with respect to LEVEL I, PROVIDED that commencing with the delivery of the first compliance certificate that is required to be delivered pursuant to SECTION 7.1(E) that occurs at least six months after the Closing Date, from and after any Start Date to and including the corresponding End Date, the Applicable Margin with respect to LIBOR Rate Loans and Prime Rate Loans, respectively, shall be a percentage per annum equal to the applicable percentage per annum set forth below, but only if, as of the Test Date for such Start Date, the Borrowers shall have obtained the Leverage Ratio indicated below:

                                            APPLICABLE MARGIN
                -----------------------------------------------------------------------------------------
                                                       Revolving Loans                 Term Loans
                                                  ------------------------       ------------------------
                                                  Prime Rate    LIBOR Rate       Prime Rate    LIBOR Rate
                     Leverage Ratio                 Loans         Loans             Loans         Loans
                ----------------------------      ----------    ----------       ----------    ----------
Level I         Greater than or equal to            1.75%         2.75%             2.25%         3.25%
                4.25 to 1.00
Level II        Less than 4.25 to 1.00 but          1.50%         2.50%             2.00%         3.00%
                greater than or equal to
                3.75 to 1.00
Level III       Less than 3.75 to 1.00 but          1.25%         2.25%             1.75%         2.75%
                greater than or equal to
                3.25 to 1.00
Level IV        Less than 3.25 to 1.00 but          1.00%         2.00%             1.50%         2.50%
                greater than or equal to
                2.75 to 1.00
Level V         Less than 2.75 to 1.00              0.75%         1.75%             1.25%         2.25%

PROVIDED, that, notwithstanding the foregoing, if the Borrowers shall fail to deliver the compliance certificate that is required to be delivered pursuant to
SECTION 7.1(e), from the date on which such compliance certificate was so required to be delivered until the date of actual delivery thereof, the Applicable Margin shall be a percentage per annum equal to the applicable percentage amount set forth above with respect to LEVEL I. If a Default or an Event of Default shall exist at the time any reduction in the Applicable Margin is to be implemented, that reduction shall be deferred until the date on which such Default or Event of Default is cured or waived and at all times during the existence of such Default or Event of Default, the Applicable Margin shall be a percentage per annum equal to the applicable percentage amounts set forth above with respect to LEVEL I.

         "APPLICABLE MARGIN PERIOD" shall mean each period which shall commence on the next Business Day following receipt by the Agent of financial statements and compliance certificate required to be delivered pursuant to SECTION 7.1(b) and 7.1(e) and which shall end on the earlier of (i) the date of actual delivery of the next financial statements and compliance certificate pursuant to SECTION 7.1(b) and 7.1(e) and (ii) the latest date on which the next financial statements and compliance certificate are required to be delivered pursuant to
SECTION 7.1(b) and 7.1(e).

         "APPROVED FUND" means a Fund that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

          "ASSET SALE" means the sale by any Borrower or any of its Subsidiaries to any Person other than a Borrower of (i) any of the stock of any Borrower or any of such Borrower's Subsidiaries, (ii) substantially all of the assets of any division or line of business of such Borrower or any of its Subsidiaries, or
(iii) any other assets (whether tangible or intangible) of such Borrower or any of its Subsidiaries (other than (a) inventory sold in the ordinary course of business, (b) any other assets, other than machinery or equipment, to the extent that the aggregate value of such assets sold in any single transaction or related series of transactions is equal to $250,000 or less, (c) machinery or equipment, to the extent that the aggregate value of machinery or equipment sold in any single transaction or related series of transactions is equal to $500,000 or less and (d) equipment sold in Sale/Leaseback Transactions, to the extent that the aggregate value of such equipment so sold in any year is equal to $500,000 or less).

         "ASSIGNMENT AND ASSUMPTION AGREEMENT" shall mean an assignment and assumption agreement substantially in the form of EXHIBIT A entered into by an assigning Lender and an assignee Lender, and which has been accepted by the Agent, in accordance with SECTION 11.6.

         "AUDITORS" shall mean a nationally-recognized firm of independent certified public accountants selected by the Borrowers and reasonably satisfactory to the Agent. For purposes of this Credit Agreement, the Borrowers' current firm of independent certified public accountants, PricewaterhouseCoopers LLP, shall be deemed to be satisfactory to the Agent.

         "AVERAGE TOTAL DEBT" shall mean, as at the last day of any Fiscal Quarter, the aggregate amount of all Indebtedness of the Consolidated Entity determined in accordance with GAAP as of the last day of such Fiscal Quarter; PROVIDED that for purposes of calculating the amount of such Indebtedness derived from Revolving Loans, the average of the Revolving Loans as of the last day of each month over a rolling twelve-month period shall be used.

         "BANKRUPTCY DEFAULT" shall mean a Default which is such by virtue of
SECTION 9.1(e)(ii).

         "BORROWER" and "BORROWERS" shall have the meanings ascribed to such terms in the preamble to this Credit Agreement.

         "BORROWER'S ACCOUNT" and "BORROWERS' ACCOUNTS" shall have the meanings ascribed to such terms in SECTION 2.6.

         "BORROWER TAXES" shall have the meaning ascribed to that term in
SECTION 6.20(b).

         "BORROWING" shall mean a borrowing consisting of Loans of the same Type advanced, continued or converted on the same day by the Lenders or the Agent.

         "BORROWING BASE" shall mean:

         (a) Subject to CLAUSES (b) AND (c) below, at any time, the amount equal at such time to:

                  (i) eighty five percent (85%) of the Value of Eligible Accounts Receivable of each Borrower net of any Dilution Reserves, PLUS

                  (ii) the lesser of eighty-five percent (85%) of the Net Orderly Liquidation Value of all Inventory or fifty-five percent (55%) of the Value of Eligible Inventory (net of reserves established for shrinkage of Inventory) of each Borrower, MINUS

                  (iii) the aggregate total exposure of each Borrower under all secured Derivative Contracts, each of which shall be marked to market as of the date of each calculation of the Borrowing Base; MINUS

                  (iv) the amount of any reserves established by the Agent pursuant to CLAUSE (b) below (but without duplication of any reserves, deductions or ineligibility categories already established for the same purpose); MINUS

                  (v) the then outstanding amount of the Reserved Lagoon Valley Proceeds.

         (b) The Agent at any time in the exercise of its Permitted Discretion shall be entitled to (i) establish and increase or decrease reserves against Eligible Accounts Receivable and Eligible Inventory, (ii) reduce the advance rates to be applied under CLAUSES (a)(i) AND (ii) above to a level below the rates stated therein or (following any such reduction or following any increase in such advance rates pursuant to CLAUSE (c) below) restore such advance rates to any level equal to or below the advance rates stated in CLAUSES (a)(i) and
(ii) above, (iii) impose additional restrictions (or eliminate any such additional restrictions) to the standards of eligibility set forth in the respective definitions of "Eligible Accounts Receivable" and "Eligible Inventory" and (iv) establish and increase or decrease a reserve in the amount of interest payable by the Borrowers hereunder, including interest on Loans and drawings under Letters of Credit. Except as otherwise agreed upon by the Agent and Borrowers with respect to reserves for shrinkage, the initial determinations of eligibility with respect to Accounts Receivable and Inventory shall be based on the report of FTI Consulting Service, Inc. dated as of June 30, 2003.

         (c) The Agent at any time in the exercise of its Permitted Discretion shall be entitled, with the consent of all of the Lenders, to increase the advance rates to a level above the rates stated in CLAUSES (A)(I) and (II) above.

         "BORROWING BASE CERTIFICATE" shall have the meaning ascribed to that term in SECTION 7.1(e).

         "BUSINESS DAY" shall mean any day other than a Saturday, Sunday or legal holiday on which commercial banks in New York, New York, are generally closed. When used in connection with LIBOR Rate Loans, this definition will also exclude any day on which commercial banks are not open for dealing in Dollar deposits in the London (England, U.K.) interbank market. When used in connection with any Letter of Credit, this definition will also exclude any day on which the applicable Issuing Bank is not open for the general conduct of its business.

         "CAPITAL EXPENDITURES" shall mean, of any Person for any period, the sum of (a) all expenditures capitalized by such Person for financial statement purposes in accordance with GAAP PLUS, without duplication, (b) the entire principal amount of any debt (including obligations under capitalized leases) assumed or incurred by such Person in connection with any such expenditures, PROVIDED that, (x) in connection with the purchase or other acquisition of any asset (the "REPLACEMENT ASSET") by Borrowers or any of their Subsidiaries substantially concurrently with the sale of, or pursuant to an exchange for or trade-in of, any existing asset of such Borrower or such Subsidiary of like kind and character (the "REPLACED ASSET"), there shall be included in Capital Expenditures only the excess, if any, of the gross purchase price of the Replacement Asset over the credit given by the seller of the Replacement Asset for the trade-in or exchange of the Replaced Asset or the amount of proceeds received from the sale of the Replaced Asset, as the case may be, and (y) for purposes of SECTION 8.2 only, insurance proceeds and any other payments received on account of any casualty loss applied to the repair or replacement of the property affected by such casualty loss shall not constitute Capital Expenditures; provided further that Capital Expenditures shall not include any expenditures to the extent such expenditures constitute a reinvestment of the Reserved Lagoon Valley Proceeds or expenditures of up to $1,000,000 in aggregate cash payments from the Irvine Company related to the relocation of certain operations in Irvine located on property leased to Company by the Irvine Company and reinvested in another nursery location.

         "CAPITAL LEASE", as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person

         "CAPITAL SECURITY" shall mean, with respect to any Person, (a) any share of capital stock of or other unit of ownership interest in such Person and
(b) any security convertible into, or any option, warrant or other right to acquire, any share of capital stock of or other unit of ownership interest in such Person.

         "CARRY BACK EXPENDITURES" shall mean Capital Expenditures made or incurred by Borrowers and their Subsidiaries during the period from the first day of any Fiscal Year through the last day in February of such Fiscal Year pursuant to a binding commitment entered into in the immediately preceding Fiscal Year pursuant to which commitment Borrowers commenced the applicable project and made or incurred Capital Expenditures in such immediately preceding Fiscal Year for such project. For purposes of calculating the financial covenants set forth in Sections 8.1 and 8.2 of this Agreement and for purposes of calculating Excess Cash Flow, any Carry Back Expenditures shall be deemed to be Capital Expenditures made or incurred in such immediately preceding Fiscal Year and shall not be included as Capital Expenditures in the Fiscal Year in which actually made or incurred.

         "CASH COLLATERAL ACCOUNT" shall have the meaning ascribed to that term in SECTION 8.7(h).

         "CASH EQUIVALENTS" shall mean (a) securities issued, guarantied or insured by the United States or any of its agencies with maturities of not more than one year from the date acquired, (b) certificates of deposit with maturities of not more than one year from the date acquired issued by a U.S. federal or state chartered commercial bank of recognized standing, which has capital and unimpaired surplus in excess of $250,000,000 and which bank or its holding company has a short-term commercial paper rating of at least A-1 or the equivalent by Standard & Poor's Corporation and at least P-1 or the equivalent by Moody's Investors Services, Inc., (c) reverse repurchase agreements with terms of not more than seven days from the date acquired, for securities of the type described in CLAUSE (a) above and entered into only with commercial banks having the qualifications described in CLAUSE (b) above, (d) commercial paper, other than commercial paper issued by any Borrower or any Affiliate of any Borrowers, issued by any Person incorporated under the laws of the United States or any state thereof and rated at least A-1 or the equivalent thereof by Standard & Poor's Corporation and at least P-1 or the equivalent thereof by Moody's Investors Services, Inc., in each case with maturities of not more than one year from the date acquired, and (e) investments in money market funds which have net assets of at least $250,000,000 and at least eighty-five percent (85%) of whose assets consist of securities and other obligations of the type described in CLAUSES (a) THROUGH (d) above.

         "CHANGE OF CONTROL" shall mean one or more of the following events:

                  (a) a change shall occur in the Board of Directors of Holdings so that a majority of the Board of Directors of Holdings ceases to consist of the individuals who constituted the Board of Directors of Holdings on the Closing Date (or individuals whose election or nomination for election was approved by a vote of at least a majority of the directors then in office who either were directors of Holdings on the Closing Date or whose election or nomination for election previously was so approved); or

                  (b) any Person or Group (within the meaning of Rule 13d-3 of the Securities and Exchange Commission), other than MDCP and its Affiliates, shall become or be the owner, directly or indirectly, beneficially or of record, of shares representing more than 30% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of Holdings on a fully diluted basis, unless MDCP and its Affiliates shall own and continue to so own capital stock representing not less than a majority of such aggregate ordinary voting power; or

                  (c) MDCP shall cease to own, directly or indirectly, beneficially or of record, at least (i) 20% of each of the Holdings Common Stock and any other class of voting stock of Holdings or (ii) 50% of the Holdings Common Stock owned by MDCP on the Closing Date; or

                  (d) Holdings shall cease to beneficially own and control 100% of the issued and outstanding shares of capital stock of Company or shall cease to have the ability to elect all of the Board of Directors of Company; or

                  (e) a "CHANGE OF CONTROL" or similar event occurs under the terms of any Indebtedness permitted pursuant to SECTION 8.3(G) or any other document or agreement evidencing Indebtedness of the Borrowers or any of their Subsidiaries (other than the Obligations).

         "CLOSING DATE" shall mean the date on or before October 31, 2003 on which all the conditions set forth in SECTION 5.1 are satisfied.

         "CODE" shall mean the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder.

         "COLLATERAL" shall mean any and all assets and rights and interests in or to property of each Borrower and each of the other Credit Parties, whether real or personal, tangible or intangible, on which a Lien is granted or purported to be granted to Agent or any Lender pursuant to the Credit Documents.

         "COLLATERAL ACCESS AGREEMENTS" shall mean any landlord waivers, mortgagee waivers, bailee letters and any similar usage, access or acknowledgment agreements of any Person, such as a warehouseman, processor, lienholder or lessor, in possession of any assets of any Borrower or any other Credit Party, in each case in form and substance reasonably satisfactory to the Agent.

         "COLLATERAL DOCUMENTS" shall mean the Security Agreement, the Control Agreements, the Mortgages and all other contracts, instruments and other documents now or hereafter executed and delivered in connection with this Credit Agreement, pursuant to which Liens are granted or are purported to be granted to the Agent in the Collateral for the benefit of some or all of the Agent, the Lenders and the Issuing Banks.

         "COMMITMENT" of any Lender shall, subject to SECTION 11.18(c)(ii), mean the amount set forth opposite such Lender's name on SCHEDULE A, under the heading "Commitment," as such amount may be reduced from time to time or terminated pursuant to the terms of this Credit Agreement.

         "CONSOLIDATED ENTITY" shall mean the Borrowers and each of their respective Subsidiaries which are such by virtue of CLAUSE (a) of the definition thereof.

         "CONSOLIDATED NET INCOME" shall mean for any period the consolidated net income of the Consolidated Entity for such period.
         "CONTINGENT OBLIGATION" as applied to any Person, means any direct or indirect liability, contingent or otherwise, of that Person (i) with respect to any Indebtedness, lease, dividend or other obligation of another if the primary purpose or intent thereof by the Person incurring the Contingent Obligation is to provide assurance to the obligee of such obligation of another that such obligation of another will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected (in whole or in part) against loss in respect thereof, (ii) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings, or (iii) under Derivative Contracts. Contingent Obligations shall include (a) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another, (b) the obligation to make take-or-pay or similar payments if required regardless of non-performance by any other party or parties to an agreement, and (c) any liability of such Person for the obligation of another through any agreement (contingent or otherwise) (X) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (Y) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (X) or (Y) of this sentence, the primary purpose or intent thereof is as described in the preceding sentence. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if less, the amount to which such Contingent Obligation is specifically limited.

         "CONTINUATION" shall have the meaning ascribed to that term in SECTION 4.3.

         "CONTROL" shall mean, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of a business, whether through the ownership of voting securities, by contract or otherwise either alone or in conjunction with others or any group. The words "CONTROLLING" and "CONTROLLED" have correlative meanings.

         "CONTROL AGREEMENT" shall mean an agreement in writing, in form and substance reasonably satisfactory to Agent, by and among Agent, the applicable Credit Party and any financial institution, securities intermediary, commodity intermediary or other Person who has custody, control or possession of any receipts on Accounts, deposits or investment property of such Credit Party, pursuant to which such financial institution, securities intermediary, commodity intermediary or such other Person acknowledges that such financial institution, securities intermediary, commodity intermediary or other Person has custody, control or possession of such receipts, deposits or investment property on behalf of Agent, that it will comply with entitlement orders originated by Agent with respect to such receipts, deposits or investment property, or other instructions of Agent, or (as the case may be) apply any amounts distributed on account of such assets as directed by Agent, in each case, without the further consent of such Credit Party and including such other terms and conditions as Agent may require.

         "CONVERT," "CONVERSION" and "CONVERTED" each shall refer to a conversion of Loans of one Type into Loans of another Type pursuant to SECTION 4.3.

         "COVERED TAXES" shall have the meaning ascribed to that term in SECTION 2.8(a).

         "CREDIT AGREEMENT" shall mean this credit agreement, dated as of the date hereof, as the same may be modified, amended, extended, restated, amended and restated or supplemented from time to time.

         "CREDIT DOCUMENTS" shall mean, collectively, this Credit Agreement, the Notes, Letters of Credit, each L/C Application, each of the Collateral Documents, each Guaranty, the Fee Letter and all other documents, agreements, instruments and certificates now or hereafter executed and delivered in connection herewith or therewith, as the same may be modified, amended, extended, restated, amended and restated or supplemented from time to time.

         "CREDIT EVENT" shall mean (A) the making of a Loan and/or (B) the issuance of any Letter of Credit.

         "CREDIT PARTY" OR "CREDIT PARTIES" shall mean, individually or collectively as the context requires, Holdings, each Borrower and each other Person (other than the Lenders, the Agent and the Issuing Banks) party to the Credit Documents (other than the Collateral Access Agreements, the Control Agreements and any opinions of counsel delivered to the Agent, any Lender or any Issuing Bank in connection with any Credit Document).

         "DBT ACCOUNT" shall have the meaning ascribed to that term in SECTION 2.5(b).

         "DBTCO." shall mean Deutsche Bank Trust Company Americas, New York banking corporation, acting in its individual capacity, and its successors and assigns.

         "DEFAULT" shall mean an event, condition or default which with the giving of notice, the passage of time or both would be an Event of Default.

         "DEFAULTING LENDER" shall have the meaning ascribed to that term in
SECTION 11.18(b).

         "DEPOSITORY ACCOUNTS" shall have the meaning ascribed to that term in
SECTION 2.5(b)(i).

         "DERIVATIVE CONTRACT" shall mean an agreement, whether or not in writing and including any master agreement, documenting, evidencing or relating to any Derivative Transaction between any Borrower, or any Subsidiary of any Borrower, and another Person.

         "DERIVATIVE TRANSACTION" shall mean (a) an interest-rate transaction, including an interest-rate swap, basis swap, forward rate agreement, interest rate option (including a cap, collar, and floor), and any other instrument linked to interest rates that gives rise to similar credit risks (including when-issued securities and forward deposits accepted), (b) an exchange-rate transaction, including a cross-currency interest-rate swap, a forward foreign-exchange contract, a currency option, and any other instrument linked to exchange rates that gives rise to similar credit risks, (c) an equity derivative transaction, including an equity-linked swap, an equity-linked option, a forward equity-linked contract, and any other instrument linked to equities that gives rise to similar credit risk and (d) a commodity (including precious metal) derivative transaction, including a commodity-linked swap, a commodity-linked option, a forward commodity-linked contract, and any other instrument linked to commodities that gives rise to similar credit risks.

         "DILUTION" means, for any period with respect to all Borrowers, the fraction, expressed as a percentage, the numerator of which is the aggregate amount of reductions in the Accounts of the Borrowers for such period other than by reason of dollar-for-dollar cash payment and by reason of prepetition adjustments resulting from the insolvency proceedings and related store closures of K-Mart Corporation, and the denominator of which is the aggregate dollar amount of the sales of the Borrowers for such period other than prepetition sales to K-Mart Corporation.

         "DILUTION RESERVES" means, in the event that Dilution with respect to the Accounts of the Borrowers for the immediately preceding twelve month period exceeds five and one quarter percent (5.25%), the reserves which shall be established by the Agent in an amount equal to such excess over five and one quarter percent.

         "DISBURSEMENT ACCOUNT" and "DISBURSEMENT ACCOUNTS" shall have the meanings ascribed to such terms in Section 2.2(a).

         "DISBURSEMENT ACCOUNT BANK" shall mean those banks listed as "Disbursement Account Banks" on SCHEDULE B, PART 6.26 or any other bank selected from time to time by the Funds Administrator and reasonably acceptable to the Agent.

         "DOL" shall mean the United States Department of Labor and any successor department or agency.

         "DOLLARS" and the sign "$" shall each mean freely transferable lawful money of the United States of America.

         "DOMESTIC LENDING OFFICE" shall mean, with respect to any Lender, the office of such Lender specified as its "Domestic Lending Office" opposite its name on SCHEDULE A, as such schedule may be amended from time to time, or in the relevant Assignment and Assumption Agreement.

         "DOMESTIC SUBSIDIARY" means any Subsidiary of Company that is incorporated or organized under the laws of the United States of America, any state thereof or in the District of Columbia.

         "EBITDA" shall mean, for any fiscal period, without duplication, (a) Consolidated Net Income (other than extraordinary items) of the Consolidated Entity for such period, PLUS (b) the amount of all Interest Expense, income tax expense, depreciation and amortization, including amortization of any goodwill or other intangibles, for such period, to the extent deducted in calculating Consolidated Net Income for such period, PLUS (c) certain adjustments not to exceed in each case the lesser of the amounts actually incurred or the amounts set forth for the periods in SCHEDULE B, PART 1.1 related to (x) the insolvency and related store closures of K-Mart Corporation, and (y) cash severance payments made by Company, and PLUS or MINUS (as the case may be) (d)(i) any other non-cash charges including any non-cash goodwill impairment charges, marked to market expenses for Derivative Contracts and write-offs in connection with fixed assets; PROVIDED there shall be excluded any such non-cash charges which require an accrual of or a reserve for cash charges for any future period and (ii) any gains and losses attributable to any fixed asset sales, which have been, in the case of either CLAUSE (i) or (ii), subtracted or added, as the case may be, in calculating Consolidated Net Income for such period, all determined in accordance with GAAP; PROVIDED FURTHER that in no event shall any gains or losses attributable to the Sun Gro Sale be included in any calculation of EBITDA.

         "EFFECTIVE DATE" shall mean, as applied to an L/C Notice of Drawing, the Business Day on which the Agent receives such L/C Notice of Drawing if such notice is received by it not later than 12:00 noon (eastern standard time) on such day and, if received after such time, the next succeeding Business Day.

         "ELIGIBLE ACCOUNTS RECEIVABLE" shall mean Accounts of a Borrower payable in Dollars. In determining the amount to be so included, the face amount of such Accounts shall exclude any such Accounts that the Agent determines to be ineligible pursuant to the definition of the term "Borrowing Base" set forth herein. For purposes of this definition of Eligible Accounts Receivable, references to invoices shall mean and include invoices reflected on the internal records and information systems of Borrowers, including invoices reflected in the "future" column on Borrowers' internal records and information systems. Unless otherwise approved in writing by the Agent, no Account of any Borrower shall be deemed to be an Eligible Account Receivable if:

                  (a) it arises out of a sale made by such Borrower to an Affiliate of such or any other Borrower or an employee of any Borrower; or

                  (b) the Account is unpaid more than (i) 60 days after the original payment due date and/or (ii) except as set forth in clause (c) below, 120 days after the original invoice date; or

                  (c) (i) the Account is unpaid at the earlier to occur of (x) 60 days after the original payment due date or (y) 180 days after the invoice date, with respect to Accounts the account debtor on which is an independent garden center or garden center chain and for which the invoice provides that payment is due more than 30 days but less than or equal to 180 days from the date of such invoice; PROVIDED that the aggregate amount of all such Accounts that may constitute Eligible Accounts Receivable shall not exceed 35% of all Eligible Accounts Receivable; or (ii) the invoice for the Account provides that payment is due more than 180 days after the invoice date;

                  (d) it is from the same account debtor (or any Affiliate thereof) and fifty percent (50%) or more, in face amount, of all Accounts from such account debtor (and any Affiliate thereof) are ineligible pursuant to CLAUSES (b) or (c)(i) above; or

                  (e) the Account, when aggregated with all other Accounts of such account debtor (and any Affiliate thereof), exceeds (i) thirty percent (30%) of all Eligible Accounts Receivable in the case of Home Depot Inc.; (ii) thirty percent (30%) of all Eligible Accounts Receivable in the case of Lowe's Companies, Inc.; and (iii) fifteen percent (15%) of all Eligible Accounts Receivable in the case of any other account debtor, in face value of all Accounts of the Borrowers combined then outstanding, to the extent of such excess, PROVIDED that Accounts supported or secured by an irrevocable letter of credit in form and substance reasonably satisfactory to the Agent, issued by a financial institution reasonably satisfactory to the Agent, and duly transferred to the Agent (together with sufficient documentation to permit direct draws by the Agent) shall be excluded to the extent of the face amount of such letter of credit for the purposes of such calculation; or

                  (f) (i) the account debtor is also a creditor of such Borrower, (ii) the account debtor has disputed its liability on, or the account debtor has made any claim with respect to, such Account or any other Account due from such account debtor to such Borrower, which has not been resolved or (iii) the Account otherwise is or may reasonably be expected to become subject to any right of setoff by the account debtor; PROVIDED that any Account deemed ineligible pursuant to this CLAUSE (f) shall only be ineligible to the extent of the amount owed by such Borrower to the account debtor, the amount of such dispute or claim, or the amount of such setoff, as applicable; or

                  (g) the account debtor has commenced a voluntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or made an assignment for the benefit of creditors, or if a decree or order for relief has been entered by a court having jurisdiction over the account debtor in an involuntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or if any other petition or other application for relief under the federal bankruptcy laws has been filed by or against the account debtor, or if the account debtor has filed a certificate of dissolution under applicable state law or shall be liquidated, dissolved or wound-up, or shall authorize or commence any action or proceeding for dissolution, winding-up or liquidation, or if the account debtor has failed, suspended business, declared itself to be insolvent, is generally not paying its debts as they become due or has consented to or suffered a receiver, trustee, liquidator or custodian to be appointed for it or for all or a significant portion of its assets or affairs (any such act or event an "ACT OF BANKRUPTCY"), unless the payment of Accounts from such account debtor is secured by assets of, or guaranteed by, in either case in a manner satisfactory to the Agent, a Person with respect to which an Act of Bankruptcy has not occurred and that is acceptable to the Agent or, if the Account from such account debtor arises subsequent to a decree or order for relief with respect to such account debtor under the federal bankruptcy laws, as now or hereafter in effect, the Agent shall have determined that the timely payment and collection of such Account will not be impaired; or

                  (h) the sale is to an account debtor outside of the United States, Canada or Puerto Rico, unless (i) such account debtor has supplied such Borrower with an irrevocable letter of credit in form and substance reasonably satisfactory to the Agent, issued by a financial institution reasonably satisfactory to the Agent and which has been duly transferred to the Agent (together with sufficient documentation to permit direct draws by the Agent) or (ii) such Account is subject to credit insurance payable to Agent issued by an insurer and on terms and in an amount reasonably acceptable to Agent; or

                  (i) the sale to the account debtor is on a bill-and-hold or consignment basis or, other than sales of color bedding products made from the Borrowers' nurseries, the sale to the account debtor is on a guarantied sale, sale-and-return, sale on approval or made pursuant to any other written agreement providing for repurchase or return; or

                  (j) the Agent determines in its Permitted Discretion that collection of such Account is insecure or that such Account may not be paid by reason of the account debtor's financial inability to pay; or

                  (k) the account debtor is the United States of America, any State or any political subdivision, department, agency or instrumentality thereof, unless such Borrower duly assigns its rights to payment of such Account to the Agent pursuant to the Assignment of Claims Act of 1940 (31 U.S.C. ss. 3727 et seq.) or complies with any similar State or local law as Agent shall require; or

                  (l) the goods giving rise to such Account have not been shipped and delivered to and accepted by the account debtor or the services giving rise to such Account have not been performed by such Borrower and accepted by the account debtor or the Account otherwise does not represent a final sale; or

                  (m) any documentation relating to the Account does not comply with all applicable legal requirements, including, where applicable, the Federal Consumer Credit Protection Act, the Federal Truth in Lending Act and Regulation Z of the Board of Governors of the Federal Reserve System; or

                  (n) the Agent does not have a valid and perfected first priority security interest in such Account or the Account does not otherwise conform to the representations and warranties contained in the Credit Agreement, any Security Agreement or any of the other Collateral Documents; or

                  (o) the Accounts are subject to any adverse security deposit, progress payment or other similar advance made by or for the benefit of the applicable account debtor; or

                  (p) the Accounts are evidenced by or arise under any instrument or chattel paper unless such instruments or chattel paper have been pledged to Agent containing such endorsement as Agent shall require; or

                  (q) the account debtor has a presence in a State requiring the filing of Notice of Business Activities Report or similar report in order to permit such Borrower to seek judicial enforcement in such State of payment of such Account unless such Borrower has qualified to do business in such State or has filed a Notice of Business Activities Report or equivalent report for the then current year or such failure to file and inability to seek judicial enforcement is capable of being remedied without any material delay or material cost; or

                  (r) the Account consists of progress billings (such that the obligation of the account debtor with respect to such Account is conditioned upon such Borrower's satisfactory completion of any further performance under the agreement giving rise thereto);

                  (s) the account debtor is owed amounts in respect of trade promotions or rebates, but only to the extent of such owed amounts;

                  (t) the sale to the account debtor is subject to cash in advance or cash on delivery terms; or

                  (u) the Account is deemed by the Agent in its Permitted Discretion to be otherwise ineligible for inclusion in the calculation of the Borrowing Base.

         "ELIGIBLE INVENTORY" shall mean Inventory of a Borrower that consists of raw materials, work in progress and finished goods. In determining the amount to be so included, the amount of such Inventory shall exclude any Inventory that the Agent determines to be ineligible pursuant to the definition of the term "Borrowing Base" set forth herein. Unless otherwise approved in writing by the Agent, no Inventory of any Borrower shall be deemed Eligible Inventory if:

                  (a) the Inventory has been returned or rejected by such Borrower's customers and is not otherwise saleable; or

                  (b) the Inventory is not owned solely by such Borrower or such Borrower does not have good, valid and marketable title thereto; or

                  (c) the Inventory is in transit to a location other than to a customer; or

                  (d) the Inventory is not stored on property that is either (i) owned or leased by such or any other Borrower or (ii) owned or leased by a warehouseman that has contracted with such Borrower to store Inventory on such warehouseman's property (PROVIDED that, with respect to Inventory of any Borrower, (A) stored on property leased by a Borrower, such Borrower shall have delivered to the Agent a Collateral Access Agreement executed by the lessor of such property (provided that failure to deliver a Collateral Access Agreement referred to in this clause (A) for the Atlantic Greenhouses property located in Pipersville, Pennsylvania, the property owned by the Irvine Unified School District in Irvine, California, and the Hillsboro Landfill property located in Hillsboro, Oregon, shall not render the applicable items ineligible for 120 days from the Closing Date to the extent that

         Agent establishes reserves in an amount at least equal to four months rent payable thereunder, (B) stored on property owned or leased by a warehouseman, such Borrower shall have delivered to the Agent a Collateral Access Agreement executed by such warehouseman) and (C) stored on property owned by such Borrower which is subject to a mortgage in favor of any Person other than Agent or any Lender, such Borrower shall have delivered to the Agent a Collateral Access Agreement executed by the mortgagee of such property; or

                  (e) the Inventory is not subject to a valid and perfected first priority security interest in favor of the Agent except, with respect to Eligible Inventory stored at sites described in CLAUSE
         (d)(ii) of this sentence, for Liens for normal and customary warehousing charges; or

                  (f) the Inventory is obsolete or slow moving (in each case as determined by the Agent in its Permitted Discretion) or the Inventory does not otherwise conform to the representations and warranties contained in the Credit Agreement, the Security Agreement or any of the other Collateral Documents; or

                  (g) the Inventory was not produced, in any material respect, in accordance with or does not meet all standards imposed by all Requirements of Law or by any government agency, or department or division thereof, having regulatory authority over such goods or their production, use or sale; or

                  (h) the Inventory consists of spare parts for equipment, packaging and shipping materials or supplies used or consumed in a Borrower's business; or

                  (i) the Inventory is purchased or sold on consignment; or

                  (j) the Inventory is located outside the United States of America or Canada (PROVIDED that, with respect to Inventory in Canada, Agent has determined in its Permitted Discretion that it has a valid and perfected first priority security interest in such Inventory); or

                  (k) the Inventory is subject to a license agreement or other arrangement with a third party which, in Agent's determination in its Permitted Discretion, restricts the ability of Agent to exercise its rights under any of the Credit Documents with respect to such Inventory unless such third party has entered into an agreement in form and substance satisfactory to Agent in its Permitted Discretion permitting Agent to exercise its rights with respect to such Inventory or Agent has otherwise agreed to allow such Inventory to be eligible in Agent's Permitted Discretion; or

                  (l) the Inventory is deemed by the Agent in its Permitted Discretion to be otherwise ineligible for inclusion in the calculation of the Borrowing Base.

         "END DATE" shall mean, for any Applicable Margin Period, the last day of such Applicable Margin Period.

         "ENVIRONMENTAL CLAIMS" shall mean all accusations, allegations, notices of violation, liens, claims, demands, suits, or causes of action for any damage, including, without limitation, personal injury or property damage, arising out of or related to Environmental Conditions or pursuant to applicable Environmental Laws. By way of example only (and not by way of limitation), Environmental Claims include (i) claims for violations of or obligations under any contract related to applicable Environmental Laws or Environmental Conditions between the Borrower or any Subsidiary and any other person, (ii) claims for actual or threatened damages to natural resources, (iii) claims for the recovery of response costs, or administrative or judicial orders directing the performance of investigations, responses or remedial actions under any Environmental Laws, (iv) claims pursuant to applicable Environmental Laws or Environmental Conditions for restitution, contribution, or indemnity, (v) claims for fines, penalties or liens against property pursuant to applicable Environmental Laws or Environmental Conditions, (vi) claims pursuant to applicable Environmental Laws or arising out of Environmental Conditions for injunctive relief or other orders or notices of violation from federal, state or local agencies or courts, and (vii) with regard to any present or former employees, claims relating to exposure to or injury from Environmental Conditions.

         "ENVIRONMENTAL CONDITIONS" shall mean releases or threatened releases into or present in the environment (whether or not at the Real Estate), including natural resources (E.G., flora and fauna), soil, surface water, ground water, any present or potential drinking water supply, subsurface strata or ambient air of Hazardous Materials, relating to or arising out of the use, handling, storage, treatment, disposal, recycling, generation, or transportation of Hazardous Materials by the Borrower or any Subsidiary, or by their respective agents, representatives, employees or independent contractors when acting in such capacity on behalf of the Borrower or any Subsidiary. With respect to Environmental Claims by third parties, Environmental Conditions also include the exposure of persons to Hazardous Materials at the work place or the exposure of persons or property to Hazardous Materials migrating from or otherwise emanating from the Facilities.

         "ENVIRONMENTAL LAWS" shall mean all applicable federal, state and local laws, statutes, ordinances, regulations, rules, judgments, orders, notice requirements, published guidance or policy documents or Requirements of Law relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface, flora, fauna or subsurface strata), including, without limitation, those relating to emissions, discharges, releases or threatened releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

         "EQUIPMENT" shall mean, with respect to any Person, all of such Person's equipment, including machinery, equipment, office equipment and supplies, computers and related equipment, furniture, furnishings, tools, tooling, jigs, dies, fixtures, manufacturing implements, fork lifts, trucks, trailers, motor vehicles, and other equipment.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, and all final or temporary regulations promulgated thereunder and published, generally applicable rulings entitled to precedential effect.

         "ERISA AFFILIATE" shall mean any Person required at any relevant time to be aggregated with any Borrower or any Subsidiary of any Borrower under Sections 414(b), (c), (m) or (o) of the Code.

         "EVENTS OF DEFAULT" shall have the meaning ascribed to that term in
ARTICLE 9 of this Credit Agreement.

         "EXCESS AVAILABILITY" shall mean (a) the lesser of the aggregate amount of the Revolving Loan Commitments and the Borrowing Base, MINUS (b) the aggregate of outstanding Revolving Loans, MINUS (c) the aggregate amount of outstanding Letters of Credit.

         "EXCESS CASH FLOW" shall mean, for any Fiscal Year, EBITDA of the Borrowers and their Subsidiaries for such Fiscal Year MINUS (without duplication) (a) the sum of (i) all federal, state and foreign income taxes paid or payable in cash by the Borrowers and their Subsidiaries for such Fiscal Year,
(ii) all Capital Expenditures made in accordance with SECTION 8.2 during such Fiscal Year by the Borrowers and their Subsidiaries (net of the proceeds of any related Asset Sale or the proceeds or assumption of any related Indebtedness permitted to be incurred hereunder) including any Carry Back Expenditures, (iii) all Interest Expense, other than in respect of any intercompany indebtedness, paid or payable in cash by the Borrowers and their Subsidiaries for such Fiscal Year, (iv) any voluntary and scheduled payments made by the Borrowers of principal with respect to all Indebtedness, including payments under Capital Leases, but excluding payments of Revolving Loans which do not reduce Commitments, for such Fiscal Year, (v) any net increase in the difference between (a) current assets (other than cash and Cash Equivalents) and net current deferred tax assets and (b) current liabilities of the Borrowers and their Subsidiaries (excluding therefrom (x) the current portion of any long term debt, (y) any accrued and unpaid interest and (z) any income taxes payable and net current deferred tax liabilities) since the last Business Day of the preceding Fiscal Year and (vi) the amount of rent reduction received from the Irvine Company for such Fiscal Year as a result of the relocation of certain of the Company's operations in Irvine to another nursery location not to exceed $2,000,000 in the aggregate; and PLUS (without duplication) (b) any net decrease in the difference between (a) current assets (other than cash and Cash Equivalents) and net current deferred tax assets and (b) current liabilities of the Borrowers and their Subsidiaries (excluding therefrom (x) the current portion of any long term debt, (y) any accrued and unpaid interest and (z) any income taxes payable and net current deferred tax liabilities) since the last Business Day of the preceding Fiscal Year; PROVIDED that in no event shall the Sun Gro Canadian Tax Receivable be included for any purpose in the determination of Excess Cash Flow. To the extent Carry Back Expenditures are included pursuant to the foregoing CLAUSE (a)(ii) for any Fiscal Year, such Carry Back Expenditures may not thereafter be included as Capital Expenditures pursuant to such CLAUSE (a)(ii) in the following Fiscal Year in which such Carry Back Expenditures were actually made or incurred.

         "EXISTING L/C" shall have the meaning ascribed to that term in SECTION 3.1(c).

         "EXPENSES" shall mean all present and future expenses incurred by or on behalf of the Agent, in its capacity as Agent, in connection with the Credit Agreement, any other Credit Document or otherwise, whether incurred heretofore or hereafter, which expenses shall include, without being limited to, the cost of record searches, the fees and expenses of attorneys and paralegals, all costs and expenses incurred by the Agent in opening bank accounts and lockboxes, depositing checks, receiving and transferring funds, and any charges imposed on the Agent due to insufficient funds of deposited checks and the Agent's standard fee relating thereto, collateral examination fees and expenses, fees and expenses of accountants, appraisers, field examiners or other consultants, experts or advisors employed or retained by the Agent, fees and expenses incurred by the Agent in connection with the assignments of or sales of participations in the Loans, title insurance premiums, real estate survey costs, fees and taxes relative to the filing of financing statements, costs of preparing and recording any Mortgages or any other Collateral Documents, all expenses and costs referred to in ARTICLE 4 of this Credit Agreement, all other fees and expenses required to be paid pursuant to the Fee Letter and all fees and expenses incurred in connection with releasing Collateral and the amendment or termination of any of the Credit Documents.

         "EXPIRATION DATE" shall mean the earlier of (a) September 30, 2008 and
(B) the date of the termination or reduction to zero (0) of the Commitments.

         "EXPOSURE" shall have the meaning ascribed to that term in the definition of "Majority Lenders".

         "FACILITIES" means any and all Real Property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by Borrowers or their Subsidiaries or any of their respective predecessors or Affiliates.

         "FEDERAL FUNDS RATE" shall mean, for any period, a fluctuating interest rate per annum equal, for each day during such period, to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal Funds brokers of recognized standing selected by it.

         "FEE LETTER" shall mean that certain letter agreement dated August 21, 2003 between the Agent and the Company and providing for the payment of certain fees in connection with this Credit Agreement.

         "FEES" shall mean the Unused Line Fee, the Letter of Credit Fees and the Issuing Bank Fees, and, without duplication, all fees payable by the Borrowers under the Fee Letter.

         "FINANCIAL STATEMENTS" shall mean the consolidated balance sheets, statements of operations, statements of cash flows and statements of changes in shareholder's equity of the Consolidated Entity for the period specified.

         "FISCAL QUARTER" shall mean a fiscal quarter of the Borrowers consisting of a period of thirteen weeks (other than the last Fiscal Quarter of Fiscal Year 2004, which shall be fourteen weeks) of any Fiscal Year.

         "FISCAL YEAR" shall mean the fiscal year of the Borrowers ending on the Sunday nearest to the last day of the calendar year.

         "FIXED CHARGE COVERAGE RATIO" shall mean, for any period, the ratio of
(a) (i) EBITDA MINUS Capital Expenditures MINUS income and franchise taxes paid in cash, in each case for such period, to (ii) Fixed Charges for such period.

         "FIXED CHARGES" shall mean, for any period, without duplication, the sum of the following for the Consolidated Entity: (a) Interest Expense paid in cash; and (b) scheduled payments of principal with respect to all Indebtedness, including payments under Capital Leases, but excluding payments of Revolving Loans which do not reduce the Commitments (it being understood that mandatory prepayments pursuant to SECTION 2.4(b)(iii) are not scheduled payments for purposes of this definition) and excluding any payments made to redeem the existing Subordinated Notes.

         "FLOOD HAZARD PROPERTY" means a parcel of Real Estate subject to a Mortgage located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

         "FOREIGN LENDER" shall mean any Lender or Issuing Bank organized under the laws of a jurisdiction outside of the United States.

         "FOREIGN SUBSIDIARY" means any Subsidiary of any Borrower that is not a Domestic Subsidiary.

         "FUND" means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

         "FUNDING BANK" shall have the meaning ascribed to that term in SECTION 4.9.

         "FUNDS ADMINISTRATOR" shall mean Hines Nurseries, Inc. in its capacity as borrowing agent and funds administrator for the Borrowers hereunder and under each of the other Credit Documents.

         "GAAP" shall mean generally accepted accounting principles in the United States as in effect from time to time.

         "GOVERNING BODY" means the board of directors or other body having the power to direct or cause the direction of the management and policies of a Person that is a corporation, partnership, trust or limited liability company.

         "GOVERNING DOCUMENTS" shall mean, as to any Person, the certificate or articles of incorporation and by-laws or other organizational or governing documents of such Person.

         "GOVERNMENTAL AUTHORITY" shall mean any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

         "GOVERNMENTAL AUTHORIZATION" means any permit, license, registration, authorization, plan, directive, consent, order or consent decree of or from, or notice to, any Government Authority.

         "GUARANTY" of any Person means any Liability, contingent or otherwise, of such Person (other than an endorsement for collection or deposit in the ordinary course of business) (a) to pay any Liability of any other Person or to otherwise protect, or having the practical effect of protecting, the holder of any such Liability against loss (whether such obligation arises by virtue of such Person being a partner of a partnership or participant in a joint venture or by agreement to pay, to keep well, to maintain solvency, assets, level of income or other financial condition, to purchase assets, goods, securities or services or to take or pay, or otherwise) or (b) incurred in connection with the issuance by a third Person of a Guaranty of any Liability of any other Person (whether such obligation arises by agreement to reimburse or indemnify such third Person or otherwise). The word "Guarantee" when used as a verb has the correlative meaning.

         "HAZARDOUS MATERIALS" shall mean (a) any chemical, material or substance (whether solid, liquid or gas) at any time defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous waste," "restricted hazardous waste," "infectious waste," "toxic substances" or any other formulations intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, "TCLP toxicity" or words of similar import under any applicable Environmental Laws; (b) any oil, petroleum, petroleum fraction or petroleum derived substance; (c) any drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (d) any flammable substances or explosives; (e) any radioactive materials; (f) asbestos in any form; (g) urea formaldehyde foam insulation; (h) electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million; (i) pesticides; and (j) radon.

         "HIGHEST LAWFUL RATE" shall mean, at any time when any Obligations shall be outstanding hereunder, the maximum nonusurious interest rate, that then may be contracted for, taken, reserved, charged or received on the Obligations owing under this Credit Agreement or any of the other Credit Documents, under
(a) the laws of the State of New York (or the law of any other jurisdiction whose laws may be mandatorily applicable notwithstanding other provisions of this Credit Agreement and the other Credit Documents) or (b) if higher, applicable federal laws, in any case after taking into account, to the extent permitted by applicable law, any and all relevant payments or charges under this Credit Agreement and any other Credit Documents executed in connection herewith, and any available exemptions, exceptions and exclusions.

         "HOLDINGS" means Hines Horticulture, Inc., a Delaware corporation.

         "HOLDINGS COMMON STOCK" means the common stock of Holdings, par value "$.01 per share.

         "HOLDINGS GUARANTY" means the Holdings Guaranty, of even date herewith executed by Holdings substantially in the form of EXHIBIT I.

         "IMMATERIAL CREDIT PARTY" shall mean any Subsidiary of any Credit Party identified as an Immaterial Credit Party on SCHEDULE B, PART 6.10 and any Subsidiary of any Credit Party formed or acquired after the Closing Date and designated by Borrowers as an Immaterial Subsidiary on SCHEDULE B, PART 6.10 which may be delivered by Borrowers from time to time, in each case which Subsidiary (a) does not own assets with an aggregate value of greater than $3,000,000 (excluding the Sun Gro Canadian Tax Receivable) and (b) does not generate revenues of greater than $3,000,000 in any single Fiscal Year; PROVIDED that all Immaterial Credit Parties in the aggregate do not own assets with an aggregate value of greater than $7,000,000 or generate revenues of greater than $7,000,000 in any single Fiscal Year or such amount in excess of $7,000,000 as may be approved in writing by the Agent.

         "INDEBTEDNESS" of any Person means (in each case, whether such obligation is with full or limited recourse) (a) any obligation of such Person for borrowed money, (b) any obligation of such Person evidenced by a bond, debenture, note or other similar instrument, (c) any obligation of such Person to pay the deferred purchase price of property or services, except a trade account payable that arises in the ordinary course of business but only if and so long as the same is payable on customary trade terms, (d) any obligation of such Person as lessee under a capital lease, (e) any Mandatorily Redeemable Obligation of such Person owned by any Person other than such Person or a Subsidiary of such Person (the amount of such Mandatorily Redeemable Obligation to be determined for this purpose as the higher of the liquidation preference of and the amount payable upon redemption of such Mandatorily Redeemable Obligation), (f) any obligation of such Person to purchase securities or other property that arises out of or in connection with the sale of the same or substantially similar securities or property, and (g) any Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien on any asset of such Person. Obligations under Derivative Contracts constitute Contingent Obligations and not Indebtedness.

         "INTELLECTUAL PROPERTY" shall mean, with respect to any Person, all of such Person's now owned and hereafter arising or acquired: patents, patent rights, patent applications, copyrights, works which are the subject matter of copyrights, copyright registrations, trademarks, trade names, trade styles, trademark and service mark applications, and licenses and rights to use any of the foregoing; all extensions, renewals, reissues, divisions, continuations, and continuations-in-part of any of the foregoing; all rights to sue for past, present and future infringement of any of the foregoing; inventions, trade secrets, formulae, processes, compounds, drawings, designs, blueprints, surveys, reports, manuals, and operating standards; goodwill (including any goodwill associated with any trademark or the license of any trademark); customer and other lists in whatever form maintained; and trade secret rights, copyright rights, rights in works of authorship, domain names and domain name registrations; software and contract rights relating to software, in whatever form created or maintained.

         "INTEREST EXPENSE" shall mean the aggregate consolidated interest expense of the Consolidated Entity paid in cash in respect of Indebtedness determined on a consolidated basis in accordance with GAAP, including amortization of original issue discount on any Indebtedness and of all fees payable in connection with the incurrence of such Indebtedness (to the extent included in interest expense), the interest portion of any deferred payment obligation and the interest component of any capital lease obligations.

         "INTEREST PERIOD" shall mean a period, commencing, in the case of the first Interest Period applicable to a LIBOR Rate Loan, on the date of the making of, or conversion into, such Loan, and, in the case of each subsequent, successive Interest Period applicable thereto, on the last day of the immediately preceding Interest Period. The duration of each such Interest Period shall be one, two, three or six months, in each case as the Funds Administrator may, in an appropriate Notice of Borrowing, Notice of Continuation or Notice of Conversion, select; PROVIDED that the Funds Administrator may not select any Interest Period that ends after the Expiration Date. Whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, PROVIDED that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day.

         "INTERIM ADVANCE" shall mean a Loan made by the Agent to the Borrowers pursuant to SECTION 2.2(b)(i).

         "INTERIM ADVANCE PERIOD" shall have the meaning ascribed to that term in SECTION 2.2(b)(i).

         "INTERNAL REVENUE SERVICE" or "IRS" shall mean the United States Internal Revenue Service and any successor agency.

         "INVENTORY" shall mean, with respect to any Person, all of such Person's inventory, including: (a) all raw materials, work in process, parts, components, assemblies, supplies and materials used or consumed in such Person's business; (b) all goods, wares and merchandise, finished or unfinished, held for sale or lease or leased or furnished or to be furnished under contracts of service; and (c) all goods returned or repossessed by such Person.

         "INVESTMENT" shall mean, as applied to an investment of or by any Person, all Guaranties by such Person of any Liabilities of another Person, all expenditures made and all Liabilities incurred (contingently or otherwise) for or in connection with the acquisition of stock or other ownership interests or Indebtedness of, or for loans, advances, capital contributions or transfers of property to, another Person. In determining the aggregate amount of Investments outstanding at any particular time, (a) the amount of any Investment represented by a Guaranty shall be taken at not less than the principal amount of the Liabilities to which such Guaranty is applicable and still outstanding; (b) there shall be deducted in respect of each such Investment any amount received as a return of capital (but only by sale, repurchase, redemption, retirement, repayment, liquidating dividend or liquidating distribution); (c) there shall not be deducted in respect of any Investment any amounts received as earnings on such Investment, whether as dividends, interest or otherwise; and (d) there shall not be deducted from the original amount of any Investment, and such Investment shall be deemed to continue to be "outstanding" in such original amount notwithstanding, any (i) decrease in the market value thereof or (ii) amount thereof that may have been forgiven, released, cancelled or otherwise nullified or held to be invalid.

         "ISSUING BANK" shall mean (a) any Lender and (b) any Affiliate of a Lender that, in either case, is acceptable to the Agent and the Funds Administrator and has agreed in writing to issue a Letter of Credit for the account of the Borrower under this Credit Agreement; PROVIDED however that Agent or any of its Affiliates shall not be obligated to issue any commercial Letters of Credit until such time as it notifies the Funds Administrator otherwise.

         "ISSUING BANK FEES" shall have the meaning ascribed to that term in
SECTION 4.6(b).

         "JOINT VENTURE" means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; PROVIDED that in no event shall any corporate Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

         "LAGOON VALLEY PROPERTY" means that certain real property owned by Company located in Vacaville, California.

         "L/C APPLICATION" shall mean, as applied to any Issuing Bank, (a) the form then generally used by such Issuing Bank as the form to be used by a Person requesting such Issuing Bank to issue an irrevocable standby or commercial letter of credit (as the case may be) and (b) any agreement between such Issuing Bank and such Person pursuant to which such Person agrees to reimburse such Issuing Bank for amounts disbursed by such Issuing Bank under the letter of credit to which such application relates (each a "REIMBURSEMENT AGREEMENT").

         "L/C INTEREST RATE" shall have the meaning ascribed to that term in
SECTION 3.5(b).

         "L/C NOTICE OF DRAWING" shall mean the date on which the Issuing Bank provides Agent with notice that a drawing has been made under a Letter of Credit.

         "L/C PARTICIPATION" shall have the meaning ascribed to that term in
SECTION 3.4.

         "L/C PARTICIPATION FUNDING AMOUNT" shall have the meaning ascribed to that term in SECTION 3.6(b)(i)(A).

         "L/C PARTICIPATION FUNDING DATE" shall have the meaning ascribed to that term in SECTION 3.6(b)(ii).

         "L/C PARTICIPATION FUNDING NOTICE" shall have the meaning ascribed to that term in SECTION 3.6(b)(i)(A).

         "LENDER" shall, subject to SECTION 11.18(c)(ii), mean (a) each Person listed as a "Lender" on the signature pages hereof and (b) each Person that has been assigned any or all of the rights and obligations of a Lender pursuant to
SECTION 11.6.

         "LETTER OF CREDIT" shall mean all letters of credit (whether commercial or stand-by and whether for the purchase of inventory, equipment or otherwise) issued for the account of the Borrower by an Issuing Bank pursuant to ARTICLE 3 of this Credit Agreement and all amendments, renewals, extensions or replacements thereof.

         "LETTER OF CREDIT FEES" shall have the meaning ascribed to that term in
SECTION 4.6(a).

         "LETTER OF CREDIT OBLIGATIONS" shall mean, at any time, the sum of (a) the aggregate undrawn face amounts of all Letters of Credit outstanding at such time, PLUS (b) the aggregate unreimbursed amount of all drawings under Letters of Credit.

         "LETTER OF CREDIT REQUEST" shall have the meaning ascribed to that term in SECTION 3.2(a).

         "LEVERAGE RATIO" shall mean, as at the last day of any Fiscal Quarter, the ratio of Average Total Debt as of the last day of such Fiscal Quarter to EBITDA for the twelve month period ending as of the last day of such Fiscal Quarter.

         "LIABILITY" of any Person shall mean (in each case, whether with full or limited recourse) any indebtedness, liability, obligation, covenant or duty of or binding upon, or any term or condition to be observed by or binding upon, such Person or any of its assets, of any kind, nature or description, direct or indirect, absolute or contingent, due or not due, contractual or tortious, liquidated or unliquidated, whether arising under contract, Requirement of Law, or otherwise, whether now existing or hereafter arising, and whether for the payment of money or the performance or non-performance of any act.

         "LIBOR LENDING OFFICE" shall mean, with respect to any Lender, the office of such Lender specified as its "LIBOR Lending Office" opposite its name on SCHEDULE A or in the relevant Assignment and Acceptance Agreement (or, if no such office is specified, its Domestic Lending Office), or such other office or Affiliate of such Lender as such Lender may from time to time specify to the Funds Administrator and the Agent.

         "LIBOR MARGIN" shall mean, at any time, the Applicable Margin for LIBOR Rate Loans at such time.

         "LIBOR RATE" shall mean, with respect to any Interest Period, (a) the rate per annum for Dollar deposits approximately equal to the principal amount of the LIBOR Rate Loans for which the LIBOR Rate is being determined and with maturities comparable to the Interest Period for which such LIBOR Rate would apply, which appears on the Telerate Page 3750 at approximately 11:00 A.M., London time, on the day that is two (2) Business Days prior to the first day of such Interest Period and (b) if no such rate so appears on the Telerate Page 3750, an interest rate per annum equal to the rate (rounded upward to the nearest whole multiple of one-sixteenth (1/16) of one percent (1.00%) per annum, if such rate is not such a multiple) of the offered quotation, if any, to first class banks in the London (U.K.) interbank market by Deutsche Bank for Dollar deposits of amounts in immediately available funds comparable to the principal amount of the LIBOR Rate Loans for which the LIBOR Rate is being determined with maturities comparable to the Interest Period for which such LIBOR Rate will apply as of approximately 10:00 A.M. two (2) Business Days prior to the commencement of such Interest Period. The term "TELERATE PAGE 3750" shall mean the display designated as Page 3750 on the Telerate Services (or such other page as may replace such page on such service for the purpose of displaying a comparable rate).

         "LIBOR RATE LOAN" shall mean a Loan that bears, or is to bear, interest by reference to the LIBOR Rate.

         "LIEN(S)" shall mean (a) any lien, claim, charge, pledge, security interest, deed of trust, mortgage, other encumbrance or other arrangement having the practical effect of the foregoing or other preferential arrangement of any other kind and shall include the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement and
(b) in addition, in the case of any investment property, any contract or other arrangement, express or implied, under which any Person has the right to control such investment property.

         "LINE OF CREDIT" shall mean, at any time, an amount equal to the aggregate amount, at such time, of the Commitments.

         "LOANS" shall mean amounts advanced by Agent or a Lender pursuant to
SECTION 2.1, 2.2(b), 2.2(c), 3.6(a) or any other provision of this Credit Agreement.

         "LOCKBOXES" shall have the meaning ascribed to that term in SECTION 2.5(b)(i).

         "MAJORITY LENDERS" shall mean, at any time, those Lenders having more than 50% of the aggregate amount of the Commitments or, if the Commitments shall have expired or been terminated, Lenders having more than 50% of the aggregate amount of the outstanding Exposures; and for this purpose, a Lender's "Exposure" shall mean the aggregate amount of such Lender's outstanding Loans plus such Lender's Proportionate Share of outstanding Letter of Credit Obligations.

         "MANDATORILY REDEEMABLE OBLIGATION" shall mean a Liability of any Borrower or any Subsidiary of any Borrower, or a Liability of another Person Guaranteed by any Borrower or any Subsidiary of any Borrower, to the extent that, in either case, it is redeemable, payable or required to be purchased or otherwise retired or extinguished (a) at a fixed or determinable date, whether by operation of sinking fund or otherwise, (b) at the option of any Person other than such Borrower or such Subsidiary or (c) upon the occurrence of a condition not solely within the control of such Borrower or such Subsidiary, such as a redemption required to be made out of future earnings.

         "MATERIAL ADVERSE EFFECT" shall mean a material adverse effect on (a) the business, prospects, operations, results of operations, assets, liabilities or condition (financial or otherwise) of the Credit Parties, taken as a whole,
(b) the value of Collateral or the amount which the Agent, the Lenders or any Issuing Bank would be likely to receive (after giving consideration to delays in payment and costs of enforcement) in the liquidation of such Collateral, (c) any Credit Party's ability to perform its obligations under the Credit Documents to which it is a party or (d) the rights and remedies of the Agent, the Lenders or any Issuing Bank under any Credit Document.

         "MATERIAL CONTRACT" shall mean any contract, lease, license, indenture, agreement, commitment or other arrangement (other than the Credit Documents), whether written or oral, to which any Borrower or any Subsidiary of any Borrower is a party with respect to which breaches, performances, nonperformances, cancellations or failures to renew by any party thereto could reasonably be expected to have a Material Adverse Effect.

         "MDCP" means Madison Dearborn Capital Partners, L.P., a Delaware limited partnership and Madison Dearborn Capital Partners II, L.P., a Delaware limited partnership.

         "MORTGAGES" shall mean the mortgage(s) or deed(s) of trust granted by any Credit Party in favor of the Agent and the leasehold mortgage(s) granted by any Credit Party in favor of the Agent.

         "MULTIEMPLOYER PLAN" shall mean a "multiemployer plan" as defined in Sections 3(37) or 400l(a)(3) of ERISA and (a) which is, or within the immediately preceding six (6) years was, contributed to by any Borrower, any Subsidiary of any Borrower or any ERISA Affiliate or (b) with respect to which any Borrower or any Subsidiary of any Borrower may incur any liability.

         "NET ASSET SALE PROCEEDS" means, with respect to any Asset Sale, cash payments (including any cash received by way of deferred payment pursuant to, or by monetization of, a note receivable, lease, sublease or otherwise, but only as and when so received) received from such Asset Sale, net of any bona fide direct costs incurred in connection with such Asset Sale, including (A) income or other taxes reasonably estimated to be actually payable within two years of the date of such Asset Sale as a result of any gain recognized in connection with such Asset Sale and (B) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is secured by a Lien on the Capital Security or assets subject to such Asset Sale and that is required to be repaid under the terms thereof as a result of such Asset Sale; PROVIDED that up to $1,000,000 in aggregate cash payments from the Irvine Company related to the relocation of certain operations in Irvine previously located on property leased to Company by the Irvine Company to another nursery location and reinvested in another nursery location shall not constitute Net Asset Sale Proceeds.

         "NET INSURANCE/CONDEMNATION PROCEEDS" means any cash payments or proceeds received by the Borrower or any of its Subsidiaries or the Agent (a) under any property damage or casualty insurance policy in respect of a covered loss thereunder or (b) as a result of the taking of any assets of the Borrower or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, in each case net of any actual and reasonable documented costs incurred by the Borrower or any of its Subsidiaries in connection with the adjustment or settlement of any claims of the Borrower or such Subsidiary in respect thereof.

         "NET ORDERLY LIQUIDATION VALUE" shall mean, as determined by the Agent in good faith based on an appraisal conducted in accordance with SECTIONS 7.2 OR 7.5, the Value of the Borrower's Inventory that is estimated to be recoverable in an orderly liquidation of such Inventory net of liquidation expenses. The initial Net Orderly Liquidation Values shall be based on the appraisal report dated June 30, 2003 of Hilco Appraisal Services, LLC.

         "NET SECURITIES PROCEEDS" means the cash proceeds (net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses) from the issuance of Capital Securities of or incurrence of Indebtedness by Holdings or any of its Subsidiaries; provided that Net Securities Proceeds shall exclude cash proceeds received from the issuance of Capital Securities by Holdings or its Subsidiaries to MDCP or the incurrence of subordinated Indebtedness by Holdings or its Subsidiaries to MDCP.

         "NOTES" shall mean the Term Notes and the Revolving Notes.

         "NOTICE OF BORROWING" shall have the meaning ascribed to that term in
SECTION 2.2(a)(i).

         "NOTICE OF CONTINUATION" shall have the meaning ascribed to that term in SECTION 4.3(a).

         "NOTICE OF CONVERSION" shall have the meaning ascribed to that term in
SECTION 4.3(b).

         "OBLIGATIONS" shall mean (a) the unpaid principal of and interest on the Loans and the Notes, (b) the obligation of the Borrowers to pay to an Issuing Bank the amounts of all drawings together with interest accrued thereon at the L/C Interest Rate, made under Letters of Credit of such Issuing Bank, (c) the Fees, (d) the Expenses, (e) all other Liabilities of the respective Credit

Parties to the Agent and any Lender (in its capacity as such and not in its capacity as an Issuing Bank), which may arise under, out of, or in connection with, the Credit Agreement, the Notes, any other Credit Document or any other document made, delivered or given in connection herewith or therewith, and (f) all other Liabilities of the respective Borrowers to an Issuing Bank under all its L/C Applications and Letters of Credit. As used in CLAUSES (a), (b) AND (c) and wherever else the determination of the amount of "interest" is relevant, "interest" shall include interest accruing on or after the filing of, or what would have accrued but for the filing of, any petition in bankruptcy, or the commencement of any insolvency, reorganization, or like proceeding, relating to any Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding.

         "OTHER TAXES" shall have the meaning ascribed to that term in SECTION 2.8(b).

         "PAYMENT" shall have the meaning ascribed to that term in SECTION 2.10.

         "PBGC" shall mean the Pension Benefit Guaranty Corporation and any Person succeeding to the functions thereof.

         "PERMITTED DISCRETION" shall mean the Agent's judgment exercised in good faith based upon its consideration of any factor which the Agent believes in good faith: (a) will or could adversely affect in any material respect the value of any Collateral, the enforceability or priority of the Agent's Liens thereon or the amount which the Agent, the Lenders or any Issuing Bank would be likely to receive (after giving consideration to delays in payment and costs of enforcement) in the liquidation of such Collateral; (b) suggests that any collateral report or financial information delivered to the Agent by any Person on behalf of any Borrower is incomplete, inaccurate or misleading in any material respect; (c) increases in any material respect the likelihood of a bankruptcy, reorganization or other insolvency proceeding involving any Credit Party (other than any Immaterial Credit Party) or any of the Collateral; or (d) creates or reasonably could be expected to create a Default or Event of Default. In exercising such judgment, the Agent may consider such factors already included in or tested by the definition of Eligible Accounts Receivable or Eligible Inventory, as well as any other factors deemed relevant and appropriate by the Agent. The burden of establishing lack of good faith hereunder shall be on the Borrowers.

         "PERMITTED ENCUMBRANCES" means the following types of Liens (excluding any such Lien imposed pursuant to Section 401(a)(29) or 412(n) of the Code or by ERISA, any such Lien relating to or imposed in connection with any Environmental Claim, and any such Lien expressly prohibited by any applicable terms of any of the Collateral Documents):

         1. Liens for Borrower's Taxes not yet due and payable or which are being diligently contested in good faith by such Borrower by appropriate proceedings, PROVIDED that in any such case an adequate reserve is being maintained by such Borrower for the payment of same;

         2. statutory Liens of landlords, statutory Liens of banks and rights of set-off, statutory Liens of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law, in each case incurred in the ordinary course of business (a) for amounts not yet overdue or (b) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of 15 days) are being contested in good faith by appropriate proceedings, so long as (1) such reserves or other appropriate provisions, if any, as shall be required by GAAP or by law shall have been made for any such contested amounts, and (2) in the case of a Lien with respect to any portion of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral subject to such Lien;

         3. Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money), so long as no foreclosure, sale or similar proceedings have been commenced and are continuing with respect to any portion of the Collateral on account thereof;

         4. any attachment or judgment Lien not constituting an Event of Default under SECTION 9.1(i);

         5. leases or subleases granted to third parties in accordance with any applicable terms of the Collateral Documents;

         6. easements, rights-of-way, restrictions, encroachments, and other minor defects or irregularities in title, in each case which (i) are set forth and described on Lender's title policies and (ii) do not and will not interfere in any material respect with the ordinary conduct of the business of Borrowers or any of their Subsidiaries or result in a material diminution in the value of any Collateral as security for the Obligations;
         7. any (a) interest or title of a lessor or sublessor under any lease or on the property which is the subject of such lease to the extent such lease is permitted hereunder, (b) restriction or encumbrance that the interest or title of such lessor or sublessor may be subject to, or (c) subordination of the interest of the lessee or sublessee under such lease to any restriction or encumbrance referred to in the preceding clause
                  (b), so long as the holder of such restriction or encumbrance agrees to recognize the rights of such lessee or sublessee under such lease;

         8. Liens arising from filing UCC financing statements relating solely to leases permitted by this Credit Agreement;

         9. Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

         10. any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any Real Property;

         11. Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of Borrowers and any of their Subsidiaries; and

         12. licenses of patents, trademarks and other intellectual property rights granted by Borrowers or any of their Subsidiaries in the ordinary course of business and not interfering in any material respect with the ordinary conduct of the business of Borrowers or such Subsidiary.

         "PERMITTED HEDGING TRANSACTIONS" shall mean a Derivative Contract designed to hedge against fluctuations in interest rates or currency values not for purposes of speculation entered into by a Borrower with a Person that is a Lender or its Affiliate at the time such agreement is entered into.

         "PERMITTED RESTRICTIVE COVENANT" shall mean (a) any covenant or restriction contained in any Credit Document, (b) any covenant or restriction binding upon any Person at the time such Person becomes a Subsidiary of any Borrower if the same is not created in contemplation thereof, (c) any covenant or restriction of the type contained in SECTION 8.11 that is contained in any contract evidencing or providing for the creation of or concerning Indebtedness secured by any Purchase Money Lien so long as such covenant or restriction is limited to the property purchased therewith and proceeds thereof, (d) any covenant or restriction described in SCHEDULE B, PART 8.11, but only to the extent such covenant or restriction is there identified by specific reference to the provision of the contract in which such covenant or restriction is contained or (e) any covenant or restriction that (I) is not more burdensome than an existing Permitted Restrictive Covenant permitted by CLAUSE (b), (c) or (d) above; (ii) is contained in a contract constituting a renewal, extension or replacement of the Contract in which such existing Permitted Restrictive Covenant is contained; and (iii) is binding only on the Person or Persons bound by such existing Permitted Restrictive Covenant.

         "PERSON" shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, entity, party or government (including any division, agency or department thereof), and, as applicable, the successors, heirs and assigns of each.

         "PLAN" shall mean any employee benefit plan (within the meaning of Section 3(3) of ERISA), whether oral or written, maintained or contributed to by any Borrower, any Subsidiary of any Borrower or any ERISA Affiliate, or with respect to which any Borrower, any Subsidiary of any Borrower or any ERISA Affiliate, may incur liability.

         "PRIME LENDING RATE" shall mean the rate that DBTCo. announces from time to time in New York, New York as its prime lending rate in the United States, as in effect from time to time. The Prime Lending Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. DBTCo. and each of the other Lenders may make commercial loans or other loans at rates of interest at, above or below the Prime Lending Rate.

         "PRIME RATE LOAN" shall mean a Loan that bears, or is to bear, interest by reference to the Prime Lending Rate.

         "PRO FORMA BASIS" means, for purposes of giving effect to any transaction during any period on a PRO FORMA basis, that such transaction (and any other transactions that occurred during such period) shall be deemed to have occurred as of the first day of the four Fiscal Quarter period most recently ended immediately prior to the date of such transaction with respect to which Agent has received the relevant financial information. As used in this definition, "transaction" shall mean an acquisition permitted under SECTION 8.5(h) or a disposition of any assets or operations in an amount for any such transaction or series of related transactions exceeding $1,000,000, and the incurrence, assumption, and/or repayment of any Indebtedness in connection therewith. Calculations made on a pro forma basis shall be made in accordance with Regulation S-X of the Securities and Exchange Commission and such calculations shall be made after giving effect to the incurrence, assumption or repayment of any Indebtedness in connection with such transaction.

         "PROHIBITED TRANSACTION" shall mean any transaction that is prohibited under Code Section 4975 or ERISA Section 406 and not exempt under Code Section 4975 or ERISA Section 408.

         "PROPORTIONATE SHARE" shall mean, subject to SECTION 11.18(c)(ii), (a) with respect to all payments, computations and other matters relating to the Term Loan Commitment or the Term Loan of any Lender, the percentage obtained by dividing (x) the Term Exposure of that Lender by (y) the aggregate Term Exposure of all Lenders, (b) with respect to all payments, computations and other matters relating to the Revolving Loan Commitment or the Revolving Loans of any Lender or any Letters of Credit issued or participations therein purchased by any Lender, the percentage obtained by dividing (x) the Revolving Exposure of that Lender by (y) the aggregate Revolving Exposure, and (c) for all other purposes with respect to each Lender, the percentage obtained by dividing (x) the sum of the Term Exposure of that Lender plus the Revolving Exposure of that Lender by
(y) the sum of the aggregate Term Exposure of all Lenders plus the aggregate Revolving Exposure of all Lenders, in any such case as the applicable percentage may be adjusted by assignments permitted pursuant to SECTION 11.6. The initial Proportionate Share of each Lender for purposes of each of CLAUSES (a), (b) AND
(c) of the preceding sentence is set forth opposite the name of that Lender in SCHEDULE A.

         "PURCHASE MONEY LIENS" shall mean Liens on any item of Equipment or Real Estate of any Credit Party acquired after the date of this Credit Agreement to secure the purchase price thereof, PROVIDED that: (a) each such Lien shall attach only to the property to be acquired and proceeds thereof; and (b) the debt incurred in connection with such acquisitions shall not exceed one hundred percent (100%) of the amount of the purchase price of such items of Equipment or Real Estate then being financed.

         "REAL ESTATE" shall mean all Real Property, together with all fixtures, improvements and other structures thereon.

         "REAL PROPERTY" means all real property from time to time owned in fee by any Credit Party and all rights, title and interest in and to any and all leases of real property as to which any Credit Party has a leasehold interest, including without limitation any such fee or leasehold interests acquired by any Credit Party after the date hereof.

         "REDUCED RATE" shall have the meaning ascribed to that term in SECTION 2.8(e), relating to backup withholding tax.

         "REGULATION D" shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto.

         "REIMBURSEMENT AGREEMENT" shall have the meaning ascribed to that term in CLAUSE (b) of the definition of "L/C Application."

         "REPORTABLE EVENT" shall mean any of the events described in Section 4043 of ERISA and the regulations thereunder, for which notice to the PBGC has not been waived.

         "REQUIREMENT OF LAW" shall mean, as to any Person, the Governing Documents of such Person, and any law, treaty, rule, regulation, direction, ordinance or guideline or determination of a court or other Governmental Authority or determination of an arbitrator, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

         "RESERVED LAGOON VALLEY PROCEEDS" shall mean an amount equal to up to $15,100,000 in Net Asset Sale Proceeds received by Company upon the sale of Company's Lagoon Valley Property which amount has been designated by Company as the "Reserved Lagoon Valley Proceeds." The amount of the Reserved Lagoon Valley Proceeds shall be reduced from time to time to the extent reinvested in land and land improvements used in the business of the Borrowers. Borrowers shall deliver an officer's certificate to Agent monthly or at any other time at the Borrowers' option which officer's certificate shall describe the amount and type of reinvestment made up to the date of such officer's certificate. The Reserved Lagoon Valley Proceeds shall be reduced by the amount of the reinvestment evidenced by such officer's certificate.

         "RESTRICTED PAYMENT" means, with respect to any Person, (a) any payment with respect to or on account of any of the Capital Securities of such Person, including any dividend or other distribution on, any payment of interest on or principal of, and any payment on account of any purchase, redemption, retirement, exchange, defeasance or conversion of, or on account of any claim relating to or arising out of the offer, sale or purchase of, any such Capital Securities and (b) any optional payment or prepayment on or redemption, retirement, (including by making payments to a sinking or analogous fund), repurchase, defeasance or other acquisition of, any Indebtedness (other than Indebtedness pursuant to this Credit Agreement). For the purposes of this definition, a "payment" shall include the transfer of any asset or the incurrence of any Indebtedness or other Liability (the amount of any such payment to be the fair market value of such asset or the amount of such obligation, respectively) but shall not include the issuance by such Person to the holders of a class or series of a class of its Capital Securities of the same class and, if applicable, series, other than, in the case of any Borrower or any Subsidiary of any Borrower, Mandatorily Redeemable Obligations.

         "RETIREE WELFARE PLAN" means, at any time, a welfare plan (as defined in Section 3(1) of ERISA) that provides for continuing coverage or benefits for any participant or any beneficiary of a participant after such participant's termination of employment, other than continuation coverage PROVIDED pursuant to
Section 4980B of the Code and at the sole expense of the participant or the beneficiary of the participant.

         "REVOLVING EXPOSURE" shall mean at any time an amount equal to such Lender's Revolving Loan Commitment or, if the Revolving Loan Commitments shall have expired or been terminated, an amount equal to the sum of (a) a Lender's Proportionate Share of outstanding Letter of Credit Obligations and (b) such Lender's outstanding Revolving Loans.

         "REVOLVING LOAN" shall mean amounts advanced by the Agent or a Lender pursuant to SECTION 2.1(a)(ii).

         "REVOLVING LOAN COMMITMENT" of any Lender shall, subject to SECTION 11.18(c)(ii), mean the amount set forth opposite such Lender's name on SCHEDULE A, under the heading "Revolving Loan Commitment," as such amount may be reduced from time to time or terminated pursuant to the terms of this Credit Agreement and "Revolving Loan Commitments" means such commitments of all Lenders in the aggregate.

         "REVOLVING NOTE" shall mean a promissory note of the Borrower payable to the order of any Lender, in the form of EXHIBIT B-2, evidencing the aggregate Indebtedness of the Borrower to such Lender resulting from the Revolving Loan Commitments or Revolving Loans made by such Lender or acquired by such Lender pursuant to SECTION 11.6.

         "REVOLVING UTILIZATION" shall mean at any time an amount equal to the sum of (A) a Lender's Proportionate Share of outstanding Letter of Credit Obligations and (B) such Lender's outstanding Revolving Loans.

         "SALE/LEASEBACK TRANSACTION" shall mean an arrangement relating to equipment owned by the Borrowers or any of their Subsidiaries on or after the Closing Date whereby such Borrower or such Subsidiary transfers such equipment to a Person and the Borrower or such Subsidiary leases it from such Person within 120 days after the initial acquisition of such equipment by the Borrower or Subsidiary.

         "SECURITY AGREEMENT" means the Security Agreement executed and delivered by the Agent, Holdings and Borrowers on the Closing Date or to be executed and delivered by additional Borrowers or Domestic Subsidiaries from time to time after the Closing Date in accordance with SECTION 7.7, substantially in the form of EXHIBIT K annexed hereto, as such Security Agreement may be further amended, supplemented or otherwise modified from time to time.

         "SENIOR NOTE INDENTURE" means the indenture dated as of September 30, 2003 between Company, as issuer, and The Bank of New York, as trustee, pursuant to which the Senior Notes have been issued, as amended and/or supplemented in accordance with Section 8.10.

         "SENIOR NOTES" shall have the meaning ascribed to that term in the recitals to this Credit Agreement.

         "SENIOR REFINANCING INDEBTEDNESS" shall have the meaning ascribed to that term in SECTION 8.3(g).

         "SERVING AFFILIATE" shall mean an Affiliate of a Lender that is an Issuing Bank.

         "SETTLEMENT DATE" shall have the meaning ascribed to that term in
SECTION 2.3(b)(i).

         "START DATE" shall mean, with respect to any Applicable Margin Period, the first day of such Applicable Margin Period.

         "SUBORDINATED NOTE INDENTURE" shall mean the indenture dated as of October 19, 1995 between Company, as issuer, Holdings and Hines SGUS, and IBJ Schroeder Bank & Trust Company, as trustee, as amended and/or supplemented on or prior to the Closing Date.

         "SUBORDINATED NOTES" shall have the meaning ascribed to that term in the recitals to this Credit Agreement.

         "SUBSIDIARY" means, with respect to any Person at any time (a) any other Person the accounts of which would be consolidated with those of such first Person in its consolidated financial statements as of such time, and (b) any other Person (i) that is, at such time, Controlled by, or (ii) securities of which having ordinary voting power to elect a majority of the board of directors (or other persons having similar functions), or other ownership interests of which ordinarily constituting a majority voting interest, are at such time, directly or indirectly, owned or Controlled by such first Person, or by one or more of its Subsidiaries, or by such first Person and one or more of its Subsidiaries.

         "SUBSIDIARY GUARANTY" means the Subsidiary Guaranty to be executed and delivered by Domestic Subsidiaries from time to time after the Closing Date in accordance with SECTION 7.7, substantially in the form of EXHIBIT J annexed hereto, as such Subsidiary Guaranty may be further amended, supplemented or otherwise modified from time to time.

         "SUN GRO CANADIAN TAX RECEIVABLE" means the U.S. dollar equivalent of any refund from the Canadian Customs and Revenue Agency of the $8,338,861 Canadian tax payment, or any portion thereof, that was submitted in November of 2002 in connection with the Sun Gro Sale and shall include any accrued interest paid by the Canadian Customs and Revenue Agency in connection with any such refund.

         "SUN GRO SALE" shall mean the transaction involving the disposition of the assets and liabilities of Sun Gro Horticulture Canada Ltd and Sun Gro Horticulture, Inc. occurring on or about March 2002.

         "SYNDICATION DATE" shall mean the earlier of (a) the date which is ninety (90) days after the Closing Date and (b) the date on which the Agent notifies the Funds Administrator that the primary syndication has been completed, as determined by the Agent in its sole discretion, which notice shall be promptly given.

         "TAX TRANSFEREE" shall have the meaning ascribed to that term in
SECTION 2.8(a).

         "TAXES" shall have the meaning ascribed to that term in SECTION 2.8(a).

         "TERMINATION EVENT" shall mean (a) a Reportable Event with respect to any Title IV Plan or Multiemployer Plan; (b) the withdrawal of any Borrower, any Subsidiary of any Borrower or any ERISA Affiliate from a Title IV Plan during a plan year in which such entity was a "substantial employer" as defined in
Section 4001(a)(2) of ERISA; (c) the providing of notice of intent to terminate a Title IV Plan in a distress termination described in Section 4041(c) of ERISA or the treatment of any amendment as a termination under Section 4041(e) of ERISA; (d) the institution by the PBGC of proceedings to terminate a Title IV Plan or Multiemployer Plan; (e) any event or condition (i) that might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan, or (ii) that may result in termination of a Multiemployer Plan pursuant to Section 4041A of ERISA; or (f) the partial or complete withdrawal within the meaning of Sections 4203 and 4205 of ERISA, of any Borrower, any Subsidiary of any Borrower or any ERISA Affiliate from a Multiemployer Plan.

         "TERM EXPOSURE" shall mean at any time an amount equal to such Lender's Term Loan Commitment or, if the Term Loan Commitments shall have expired or been terminated, an amount equal to such Lender's outstanding Term Loans.

         "TERM LOAN" shall mean amounts advanced by the Agent or a Lender pursuant to SECTION 2.1(a)(i).

         "TERM LOAN COMMITMENT" of any Lender shall, subject to SECTION 11.18(c)(ii), mean the amount set forth opposite such Lender's name on SCHEDULE A, under the heading "Term Loan Commitment," as such amount may be reduced from time to time or terminated pursuant to the terms of this Credit Agreement and "Term Loan Commitments" means such commitments of all Lenders in the aggregate.

         "TERM NOTE" shall mean a promissory note of the Borrower payable to the order of any Lender, in the form of EXHIBIT B-1, evidencing the aggregate Indebtedness of the Borrower to such Lender resulting from the Term Loan Commitments or Term Loans made by such Lender or acquired by such Lender pursuant to SECTION 11.6.

         "TEST DATE" shall mean, with respect to any Start Date, the last day of the most recent fiscal quarter of the Consolidated Entity ended immediately prior to such Start Date.

         "TEST PERIOD" shall mean each period of four consecutive fiscal quarters of the Consolidated Entity then last ended (in each case taken as one accounting period).

         "TITLE IV PLAN" shall mean an employee pension benefit plan as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) for which the funding requirements under Section 412 of the Code or Section 302 of ERISA is, or within the immediately preceding six (6) years was, in whole or in part, the responsibility of any Borrower, any Subsidiary of any Borrower or any ERISA Affiliate.

         "TOTAL COMMITMENTS" shall mean the aggregate of the Commitments of all the Lenders, which in the aggregate shall not exceed $185,000,000.

         "TOTAL EXPOSURE" shall mean, at any time, the sum of the Total Revolving Exposure and the Total Term Exposure.

         "TOTAL REVOLVING EXPOSURE" shall mean at any time the aggregate Revolving Exposure of all Lenders.

         "TOTAL TERM EXPOSURE" shall mean at any time the aggregate Term Exposure of all Lenders.

         "TOTAL REVOLVING UTILIZATION" shall mean at any time the aggregate Revolving Utilization of all Lenders.

         "TYPE" shall mean, with respect to any Loan, whether such Loan is a LIBOR Rate Loan or a Prime Rate Loan.

         "UCC" shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; PROVIDED that if, with respect to any financing statement or by reason of any provisions of law, the perfection or the effect of perfection or non-perfection of the Liens granted to the Agent pursuant to the applicable Credit Document is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than the State of New York. "UCC" shall mean the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of this Credit Agreement, each Credit Document and any financing statement relating to such perfection or effect of perfection or non-perfection.

         "UNFUNDED PENSION LIABILITY" means, at any time, the aggregate amount, if any, of the sum of (a) the amount by which the present value of all accrued benefits under each Title IV Plan exceeds the fair market value of all assets of such Title IV Plan allocable to such benefits in accordance with Title IV of ERISA, all determined as of the most recent valuation date for each such Title IV Plan using the actuarial assumptions for funding purposes in effect under such Title IV Plan, and (b) for a period of 5 years following a transaction which might reasonably be expected to be covered by Section 4069 of ERISA, the liabilities (whether or not accrued) that could be avoided by any Borrower, Subsidiary of any Borrower or any ERISA Affiliate as a result of such transaction.

         "UNUSED LINE FEE" shall have the meaning ascribed to that term in
SECTION 4.5.

         "VALUE" shall mean, as determined by Agent in good faith, (A) with respect to Eligible Accounts Receivable, the gross face amount of Eligible Accounts Receivable less the sum of (i) sales, excise or similar taxes included in the amount thereof and (ii) returns, discounts, claims, credits, charges and allowances of any nature at any time issued, owing, granted, outstanding, available or claimed with respect thereto and (B) with respect to Eligible Inventory, the lower of (i) cost computed on a first-in first-out basis in accordance with GAAP or (ii) market value.

         "WELFARE PLAN" means a Plan described in Section 3(1) of ERISA.

         "WHOLLY OWNED SUBSIDIARY" shall mean, with respect to any Person, any Subsidiary of such Person all of the Capital Securities of which (except directors' qualifying shares) are, directly or indirectly, owned or Controlled by such Person or one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more of such Subsidiaries.

         1.2 ACCOUNTING TERMS AND DETERMINATIONS.

         Unless otherwise defined or specified herein, all accounting terms used herein shall have the meanings customarily given in accordance with GAAP, and all financial computations to be made under this Credit Agreement shall, unless otherwise specifically PROVIDED herein, be made in accordance with GAAP applied on a basis consistent in all material respects with the Financial Statements delivered to the Agent on the Closing Date. All accounting determinations for purposes of determining compliance with SECTION 8.1 shall be made in accordance with GAAP as in effect on the Closing Date and applied on a basis consistent in all material respects with the Financial Statements delivered to the Agent on the Closing Date. The Financial Statements required to be delivered hereunder from and after the Closing Date and all financial records shall be maintained in accordance with GAAP as in effect from time to time. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Credit Document, and Borrowers, Agent and Majority Lenders shall so request, Agent and Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of Majority Lenders), PROVIDED that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and Borrowers shall provide to Agent reconciliation statements PROVIDED for in SECTION 7.1(f). If any Borrower shall change its method of inventory accounting from the first-in-first-out method, all calculations necessary to determine compliance with the covenants contained herein shall be made as if such method of inventory accounting had not been so changed.

         1.3 OTHER INTERPRETIVE PROVISIONS.

         Terms not otherwise defined herein which are defined in the UCC shall have the meanings given them in the UCC. The words "hereof" "herein" and "hereunder" and words of similar import when used in this Credit Agreement shall refer to this Credit Agreement as a whole and not to any particular provision of this Credit Agreement, and references to Article, Section, Annex, Schedule, Exhibit and like references are references to this Credit Agreement unless otherwise specified. Any item or list of items set forth following the word "including," "include" or "includes" is set forth only for the purpose of indicating that, regardless of whatever other items are in the category in which such item or items are "included," such item or items are in such category, and shall not be construed as indicating that the items in the category are limited to such items or to items similar to such items. An Event of Default shall "continue" or be "continuing" until such Event of Default has been waived or cured in accordance with SECTION 11.10. Except as otherwise specified herein, all references herein (a) to any Person shall be deemed to include such Person's successors and assigns, (b) to any Requirement of Law defined or referred to herein shall be deemed references to such Requirement of Law or any successor Requirement of Law as the same may have been or may be amended or supplemented from time to time, (c) to any Credit Document or Collateral Document defined or referred to herein shall be deemed references to such Credit Document or Collateral Document (and, in the case of any Note or any other instrument, any instrument issued in substitution therefor) as the terms thereof may have been or may be amended, supplemented, waived or otherwise modified from time to time, PROVIDED that, in the case of any L/C Application or Letter of Credit, any such amendment, supplement, waiver or other modification shall have been approved in writing by the Agent and (d) to any other document, agreement, instrument or contract shall include references to all amendments, supplements, waivers or other modifications thereto to the extent not otherwise prohibited under the terms of this Credit Agreement. Whenever the context so requires, the neuter gender includes the masculine or feminine, the masculine gender includes the feminine, and the singular number includes the plural, and vice versa. Except as otherwise specified herein, all references to the time of day shall be deemed to be to New York City time as then in effect.

         1.4 AMENDMENT AND RESTATEMENT.

         On the Closing Date upon satisfaction of the conditions set forth in
SECTION 5.1 hereof, the Lenders shall purchase and assume from the Agent, at par, without recourse, and/or make, as the case may be, the Term Loan Commitments, the Term Loans, the Revolving Loan Commitments and the outstanding Revolving Loans, in each case as set forth on SCHEDULE A annexed hereto, which Term Loan Commitments, Term Loans, Revolving Loan Commitments, Revolving Loans and the Existing Credit Agreement shall thereupon be immediately amended and restated in their entirety as Term Loan Commitments, Term Loans, Revolving Loan Commitments and/or Revolving Loans hereunder and shall be governed by the terms of this Agreement all as more particularly described herein. The Lenders are not subject to or bound by any of the terms or provisions of the Existing Credit Agreement. The parties acknowledge and agree that this Credit Agreement and the other Credit Documents do not constitute a novation, payment and reborrowing, or termination of any of the obligations of any of the Borrowers under the Existing Credit Agreement and that all such obligations are in all respects continued and outstanding as obligations under this Agreement and the Notes with only the terms being modified from and after the Closing Date as provided in this Credit Agreement, the Notes and the other Credit Documents. In addition, this Credit Agreement shall not release, limit or impair in any way the priority of any security interests and liens held by Agent for the benefit of the Lenders against any assets of Holdings, Borrowers or any of the Borrower's Subsidiaries arising under the Existing Credit Agreement or the other existing loan documents. Notwithstanding the foregoing, the parties agree that the MDCP Guaranty and the MDCP II Guaranty (as such terms are defined in the Existing Credit Agreement) are terminated and released.

                                   ARTICLE 2

                                      LOANS
                                      -----

         2.1 COMMITMENTS; MAKING OF LOANS; DELIVERY OF NOTES.

         (a) COMMITMENTS. Subject to the terms and conditions of this Credit Agreement and in reliance upon the representations and warranties of the Borrowers herein set forth, each Lender hereby severally agrees to purchase and/or make the Loans described in CLAUSES (i) AND (ii) below.

                  (i) Term Loans. Each Lender severally agrees to purchase, assume and/or lend to Borrowers, jointly and severally, on the Closing Date, in an amount not exceeding such Lender's Proportionate Share of the aggregate amount of the Term Loan Commitments. The amount of each Lender's Term Loan Commitment is set forth opposite its name on SCHEDULE A annexed hereto and the aggregate amount of the Term Loan Commitments is $40,000,000; PROVIDED that the Term Loan Commitments of each Lender shall be adjusted to give effect to any assignments of the

         Term Loan Commitments pursuant to SECTION 11.6. Term Loans under this
         SECTION 2.1(a)(i) which are subsequently repaid or prepaid may not be reborrowed.

                  (ii) Revolving Loans. Each Lender severally agrees to purchase, assume and/or make from time to time Revolving Loans to the Borrowers, jointly and severally, on and after the Closing Date and to and excluding the Expiration Date, in an aggregate amount not exceeding such Lender's Proportionate Share of the aggregate amount of the Revolving Loan Commitments to be used for the purposes identified in
         SECTION 7.11. The original amount of each Lender's Revolving Loan Commitment is set forth opposite its name on SCHEDULE A annexed hereto and the aggregate original amount of the Revolving Loan Commitments is $145,000,000; PROVIDED that the Revolving Loan Commitments of each Lender shall be adjusted to give effect to any assignments of the Revolving Loan Commitments pursuant to SECTION 11.6; and PROVIDED, FURTHER that the amount of the Revolving Loan Commitments shall be reduced from time to time by the amount of any reductions thereto made pursuant to SECTION 2.4. Each Lender's Revolving Loan Commitment shall expire on the Expiration Date and all Revolving Loans and all other amounts owed hereunder with respect to the Revolving Loans and the Revolving Loan Commitments shall be paid in full no later than that date. Amounts borrowed under this SECTION 2.1(a)(ii) may be repaid and reborrowed to but excluding the Expiration Date, subject to the conditions set forth in SECTION 5.2 and the other terms or conditions of this Credit Agreement and the other Credit Documents. Anything contained in this Credit Agreement to the contrary notwithstanding, in no event shall any Lender be required to make any Revolving Loan if, after giving effect to such Revolving Loan, (A) the aggregate amount of the Revolving Utilization of such Lender would exceed the Revolving Loan Commitment of such Lender or (B) the Total Revolving Utilization would exceed the lesser of (x) the aggregate of all Revolving Loan Commitments and (y) subject to SECTION 2.2(b), the Borrowing Base.

                  (b) Delivery of Notes. If requested by a Lender, the Borrowers hereby agree to execute and deliver to such Lender a Term Note and/or a Revolving Note, as applicable, to evidence the Loans and Commitments to the Borrowers by such Lender.

         2.2 BORROWING MECHANICS; INTERIM ADVANCES.

         (a) Except as provided in SECTIONS 2.2(b), 2.3(b) AND 3.6(a), Borrowings shall be made on notice from the Funds Administrator to the Agent, given not later than 12:00 noon (eastern standard time) on the Business Day on which a proposed Borrowing consisting of Prime Rate Loans is requested to be made and on the third Business Day prior to the date of any proposed Borrowing consisting of LIBOR Rate Loans is requested to be made.

                  (i) Each Notice of Borrowing shall be given by, alternatively, telephone, facsimile or electronic E-mail transmission, and, if by telephone or electronic E-mail transmission, confirmed in writing on the same Business Day to the extent requested by Agent, substantially in the form of EXHIBIT C-1 (the "NOTICE OF BORROWING"). Each Notice of Borrowing shall be irrevocable by and binding on the Funds Administrator and the Borrowers.

                  (ii) The Funds Administrator shall notify the Agent in writing of the names of the officers of the Funds Administrator authorized to request Loans on behalf of the Borrowers and specifying which of those officers are also, or, if none are, the other officers that are, authorized to direct the disbursement of Loans in a manner contrary to standing disbursement instructions, and shall provide the Agent with a specimen signature of each such officer. In the absence of a specification of those officers who are authorized to vary standing disbursement instructions, the Agent may assume that each officer authorized to request Loans also has such authority. The Agent shall be entitled to rely conclusively on the authority of such officers of the Funds Administrator to request Loans on behalf of the Borrowers, or to vary standing disbursement instructions, until the Agent receives written notice to the contrary. The Agent shall have no duty to verify the authenticity of the signature appearing on any Notice of Borrowing or other writing delivered pursuant to this SECTION 2.2(a) and, with respect to an oral or electronic E-mail request for Loans, the Agent shall have no duty to verify the identity of any individual representing himself as one of the officers of the Funds Administrator authorized to make such request on behalf of the Borrowers. Neither the Agent nor any of the Lenders shall incur any liability to the Funds Administrator or any of the Borrowers as a result of (a) acting upon any telephonic or electronic E-mail notice referred to in this SECTION 2.2(a) if the Agent believes in good faith such notice to have been given by a duly authorized officer of the Funds Administrator or other individual authorized to request Loans on behalf of the Borrowers or to direct the disbursement thereof in a manner contrary to standing disbursement instructions, or (b) otherwise acting in good faith under this SECTION 2.2(a) and an advance made and disbursed pursuant to any such telephonic or electronic E-mail notice shall be deemed to be a Loan for all purposes of this Credit Agreement.

                  (iii) In its Notice of Borrowing, the Funds Administrator may request one or more Borrowings on a single day. Each such Borrowing shall, unless otherwise specifically PROVIDED herein, consist entirely of Loans of the same Type and shall, in the case of a Borrowing of LIBOR Rate Loans, be in an aggregate amount for all Lenders of not less than $1,000,000 or an integral multiple of $100,000 in excess thereof. The right of the Funds Administrator to choose LIBOR Rate Loans is subject to the provisions of SECTION 4.3(c).

                  (iv) Notwithstanding anything to the contrary herein contained, during the period commencing on and including the Closing Date and ending on the Syndication Date, Borrowers may only request that Revolving Loans be made as Prime Rate Loans or LIBOR Rate Loans with the same 30-day Interest Period.

         The Funds Administrator has informed the Agent that it has checking accounts in the name of Company (each, a "DISBURSEMENT ACCOUNT" and collectively, the "DISBURSEMENT ACCOUNTS") with the Disbursement Account Banks for the purpose of paying trade payables and other operating expenses and to fund other operating needs of the Borrowers which Disbursement Accounts are identified on SCHEDULE B, PART 6.26. Each Disbursement Account shall be subject to a Control Agreement in form and substance reasonably satisfactory to the Agent unless otherwise identified on SCHEDULE B, PART 6.26 and permitted by
SECTION 8.14. The Lenders hereby authorize the Agent, and so long as the conditions for Borrowing specified in SECTION 2.1(a) and in ARTICLE 5 are satisfied or so long as an Interim Advance Period exists, the Agent on behalf of the Lenders may but shall not be obligated to make Loans to cover the respective amounts of checks presented for payment and other disbursements from any Disbursement Account. Advice from the Disbursement Account Bank of amounts required to cover such amounts for any Borrower will be deemed sufficient notice of Borrowing. All of such Borrowings shall be of Prime Rate Loans.

         (b)

                  (i) In the event that the Borrowers are unable to comply with
         (A) the Borrowing Base limitation set forth in clause (B)(y) of the last sentence of SECTION 2.1(a)(ii), or (B) the conditions precedent set forth in SECTION 5.2 to a Credit Event, the Revolving Lenders authorize the Agent, in its sole discretion, to make Revolving Loans ("INTERIM ADVANCES") to the Borrowers during the period commencing on the date the Agent first receives a Notice of Borrowing requesting an Interim Advance until the earliest of (1) the FIFTEENTH (15TH) Business Day after such date, (2) the date the Borrowers are again able to comply with such Borrowing Base limitation and conditions precedent, or obtains an amendment or waiver with respect thereto and (3) the date the Majority Lenders instruct the Agent, or the Agent determines, to cease making Interim Advances (in each case, the "INTERIM ADVANCE PERIOD").

                  (ii) The Agent shall not, in any event, (a) make any Interim Advance during any Interim Advance Period if, after giving effect to such Interim Advance, Total Revolving Utilization would exceed one hundred ten percent (110%) of Total Revolving Utilization on the first day of such Interim Advance Period (calculated without giving effect to Interim Advances made on such day) and (b) make any Interim Advance if, after giving effect to such Interim Advance, Total Revolving Utilization would exceed the Revolving Loan Commitments.

                  (iii) All amounts received by the Agent during an Interim Advance Period on account of the Obligations, whether in the form of payments from any Borrower, collections on the Collateral or otherwise, shall, so long as any Interim Advances made during such Interim Advance Period are outstanding, be applied by the Agent, FIRST, to the repayment of such Interim Advances and, SECOND, in accordance with
         SECTION 2.5(C).

         (c) The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.

         (d) In addition to being evidenced, as provided in SECTION 2.6, by the Borrowers' Accounts, each Lender's Loans and the Borrowers' joint and several obligations to repay such Loans with interest in accordance with the terms of this Credit Agreement shall be evidenced by this Credit Agreement, the records of such Lender and such Lender's Note. The records of each Lender shall be prima facie evidence of such Lender's Loans and accrued interest thereon and of all payments made in respect thereof.

         (e) Each Lender shall be entitled to earn interest at the then applicable rate of interest, calculated in accordance with ARTICLE 4, on outstanding Loans which it has funded to the Agent; PROVIDED that in the case of interest accrued but unpaid at the time of a Bankruptcy Default and interest accruing thereafter and during a Bankruptcy Default, such Lender shall be entitled to receive only its Proportionate Share of amounts actually received by the Agent in respect of such interest; PROVIDED FURTHER that if any amount received by the Agent in respect of such interest and distributed by it is thereafter recovered from the Agent, such Lender shall, upon request, repay to the Agent its Proportionate Share of the amount so recovered to the extent received by it, but without interest (unless the Agent is required to pay interest on the amount recovered, in which case such Lender shall be required to pay interest at a like rate).

         (f) Notwithstanding the obligation of the Funds Administrator to send written confirmation of a Notice of Borrowing made by telephone or electronic E-mail transmission if and when requested by the Agent, in the event that the Agent agrees to accept a Notice of Borrowing made by telephone or electronic E-mail transmission, such Notice of Borrowing shall be binding on the Funds Administrator and each Borrower whether or not written confirmation is sent by the Funds Administrator or requested by the Agent. The Agent may act prior to the receipt of any requested written confirmation, without any liability whatsoever, based upon telephonic or electronic E-mail notice believed by the Agent in good faith to be from the Funds Administrator or its agents. The Agent's records of the terms of any telephonic or electronic E-mail transmission Notices of Borrowing shall be conclusive on the Funds Administrator, each Borrower and the Lenders in the absence of gross negligence or willful misconduct on the part of the Agent in connection therewith.

         2.3 SETTLEMENTS AMONG THE AGENTS AND THE LENDERS.

         (a) Except as provided in SECTION 2.3(b), the Agent shall give to each Lender prompt notice of each Notice of Borrowing by telecopy or facsimile transmission. No later than 3:00 P.M. (eastern standard time) on the date of receipt of each Notice of Borrowing (unless such Notice of Borrowing specifies the Closing Date as the date of Borrowing, in which case no later than 11:00 A.M. on the Closing Date), each Lender will make available for the account of its Applicable Lending Office, to the Agent at the address of the Agent set forth on SCHEDULE A, in immediately available funds, its Proportionate Share of such Borrowing requested to be made. Unless the Agent shall have been notified by any Lender prior to the date of Borrowing that such Lender does not intend to make available to the Agent its portion of the Borrowing to be made on such date, the Agent may assume that such Lender will make such amount available to the Agent on the Settlement Date and the Agent, in reliance upon such assumption, may but shall not be obligated to make available the amount of the Borrowing to be provided by such Lender. If and to the extent such Lender shall not have so made available to the Agent its Proportionate Share on such date and the Agent shall have so made available to the Borrowers a corresponding amount on behalf of such Lender, the Agent may recover such amount on demand from such Lender in accordance with SECTION 11.18. If such Lender does not pay such corresponding amount promptly upon the Agent's demand therefor, the Agent may promptly notify the Funds Administrator and the Borrowers shall immediately repay such corresponding amount to the Agent together with accrued interest thereon at the applicable rate or rates provided in SECTIONS 4.1, 4.2, AND 4.4.

         (b) Unless the Majority Lenders have instructed the Agent to the contrary, the Agent on behalf of the Lenders may but shall not be obligated to make Prime Rate Loans under SECTION 2.2 without prior notice of the proposed Borrowing to the Lenders, subject to the following settlement arrangements:

                  (i) The amount of each Revolving Lender's Proportionate Share of Revolving Loans shall be computed weekly (or more frequently in the Agent's discretion) and shall be adjusted upward or downward on the basis of the amount of outstanding Revolving Loans as of 5:00 P.M. (eastern standard time) on the last Business Day of the period specified by the Agent (such date, the "SETTLEMENT DATE"). The Agent shall deliver to each of the Revolving Lenders promptly after the Settlement Date a summary statement of the amount of outstanding Revolving Loans for such period. The Revolving Lenders shall transfer to the Agent, or, subject to SECTION 11.18(c)(i), the Agent shall transfer to the Revolving Lenders, such amounts as are necessary so that (after giving effect to all such transfers) the amount of Revolving Loans made by each Revolving Lender shall be equal to such Revolving Lender's Proportionate Share of the aggregate amount of Revolving Loans outstanding as of such Settlement Date. During a Bankruptcy Default, amounts required to be transferred by the Revolving Lenders to the Agent shall, instead of constituting Revolving Loans to the Borrowers, be in the form of participations purchased by the Revolving Lenders in the outstanding Revolving Loans of DBTCo., acting as Agent. If the summary statement is received by the Revolving Lenders prior to 12:00 noon (eastern standard time) on any Business Day, each Revolving Lender shall make the transfers described above in immediately available funds no later than 3:00 P.M. (eastern standard time) on the day such summary statement was received; and if such summary statement is received by the Revolving Lenders after 12:00 noon (eastern standard time) on such day, each Revolving Lender shall make such transfers no later than 3:00 P.M. (eastern standard time) on the next succeeding Business Day. The obligation of each of the Revolving Lenders to transfer such funds shall be irrevocable and unconditional and without recourse to or warranty by the Agent. Each of the Agent and the Revolving Lenders agrees to mark its books and records on the Settlement Date to show at all times the dollar amount of its Proportionate Share of the outstanding Revolving Loans.

                  (ii) To the extent that the settlement described above shall not yet have occurred, upon repayment of Revolving Loans by the Borrowers, the Agent may first apply such amounts repaid directly to the amounts made available by the Agent pursuant to this SECTION 2.3(b).

                  (iii) Because the Agent on behalf of the Revolving Lenders may be advancing and/or may be repaid Revolving Loans prior to the time when the Revolving Lenders will actually advance and/or be repaid Revolving Loans, interest with respect to Revolving Loans shall be allocated by the Agent to each Revolving Lender and the Agent in accordance with the amount of Revolving Loans actually advanced by and repaid to each Revolving Lender and the Agent and shall accrue from and including the date such Loans are so advanced to but excluding the date such Revolving Loans are either repaid by the Borrowers in accordance with SECTION 2.4 or actually settled by the applicable Revolving Lender as described in this SECTION 2.3(b).

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

         2.4 REPAYMENT OF TERM LOANS; REPAYMENTS AND UNSCHEDULED REDUCTION OF REVOLVING LOAN COMMITMENTS.

              (a) SCHEDULED PAYMENTS OF TERM LOANS. The Borrowers shall make principal payments of the Term Loans in installments on the dates and in the amounts set forth below:

                                                 Scheduled Repayment
                   Date                            of Term Loans
           --------------------------            --------------------
           June 30, 2004                            $1,904,762.00
           September 30, 2004                       $1,904,762.00
           December 31, 2004                        $1,904,762.00
           June 30, 2005                            $1,904,762.00
           September 30, 2005                       $1,904,762.00
           December 31, 2005                        $1,904,762.00
           June 30, 2006                            $1,904,762.00
           September 30, 2006                       $1,904,762.00
           December 31, 2006                        $1,904,762.00
           June 30, 2007                            $1,904,762.00
           September 30, 2007                       $1,904,762.00
           December 31, 2007                        $1,904,762.00
           June 30, 2008                            $1,904,762.00
           September 30, 2008                      $15,238,094.00

               TOTAL                               $40,000,000.00

; PROVIDED that the scheduled installments of principal of the Term Loans set forth above shall be reduced in connection with any voluntary or mandatory prepayments of the Term Loans in accordance with SECTION 2.4(b); and PROVIDED, FURTHER, that the Term Loans and all other amounts owed hereunder with respect to the Term Loans shall be paid in full no later than the Expiration Date, and the final installment payable by the Borrowers in respect of the Term Loans on such date shall be in an amount, if such amount is different from that specified above, sufficient to repay all amounts owing by the Borrowers under this Credit Agreement with respect to the Term Loans.

              (b) PREPAYMENTS OF TERM LOANS; UNSCHEDULED REDUCTIONS OF REVOLVING LOAN COMMITMENTS.

                  (i) VOLUNTARY PREPAYMENTS OF TERM LOANS. The Borrowers may, upon not less than one Business Day's prior written or telephonic notice, in the case of Prime Rate Loans, and three Business Days' prior written notice or telephonic notice, in the case of LIBOR Rate Loans, in each case given to the Agent by 12:00 noon on the date required and, if given by telephone, promptly confirmed in writing to the Agent (which original written or telephonic notice the Agent will promptly transmit by telefacsimile or telephone to each Lender), at any time and from time to time prepay any Term Loans on any Business Day in whole or in part in an aggregate minimum amount of $1,000,000 and in integral multiples of $100,000 in excess of that amount; PROVIDED, however, that any LIBOR Rate Loan may be prepaid on a day other than the expiration of the Interest Period applicable thereto only to the extent the Borrowers pay the amounts due pursuant to SECTION 4.7(b) caused by such prepayment. Notice of prepayment having been given as aforesaid, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein. Any such voluntary prepayment shall be applied as specified in SECTION 2.4(b)(v).

                  (ii) VOLUNTARY REDUCTIONS OF REVOLVING LOAN COMMITMENTS. The Borrowers may, upon not less than three Business Days' prior written or telephonic notice confirmed in writing to the Agent (which original written or telephonic notice the Agent will promptly transmit by telefacsimile or telephone to each Lender), at any time and from time to time terminate in whole or permanently reduce in part, without premium or penalty, the Revolving Loan Commitments in an amount up to the amount by which the Revolving Loan Commitments exceed the Total Revolving Utilization at the time of such proposed termination or reduction; PROVIDED that any such partial reduction of the Revolving Loan Commitments shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $100,000 in excess of that amount. The Borrowers' notice to the Agent shall be irrevocable and shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Revolving Loan Commitments shall be effective on the date specified in the Borrowers' notice and shall reduce the Revolving Loan Commitment of each Lender proportionately to its Proportionate Share.

                  (iii) MANDATORY PREPAYMENTS. The Loans shall be prepaid in the amounts and under the circumstances set forth below, all such prepayments to be applied as set forth below or as more specifically provided in SECTION 2.4(b)(v):

                  (1) PREPAYMENTS AND REDUCTIONS FROM NET ASSET SALE PROCEEDS. No later than the first Business Day after receipt by any Credit Party or any of its Subsidiaries of any Net Asset Sale Proceeds in respect of any Asset Sale other than the Reserved Lagoon Valley Proceeds, Borrowers shall either (1) prepay the Loans in an aggregate amount equal to such Net Asset Sale Proceeds or (2), so long as no Default or Event of Default shall have occurred and be continuing and to the extent that aggregate Net Asset Sale Proceeds from the Closing Date through the date of determination do not exceed $20,000,000, deliver to Agent an officer's certificate setting forth (x) that portion of such Net Asset Sale Proceeds that such Credit Party or Subsidiary intends to reinvest in land, equipment or other productive assets used in the business of Borrowers and their Subsidiaries within 365 days of such date of receipt and (y) the proposed use of such portion of the Net Asset Sale Proceeds and such other information with respect to such reinvestment as Agent may reasonably request; PROVIDED, however, that to the extent such amount of Net Asset Sale Proceeds is not reinvested within the 365-day period, Borrowers shall, on the last day of such 365-day period prepay the Loans by the aggregate amount equal to such amount of Net Asset Sale Proceeds not so applied. No later than the first Business Day following the date of receipt of the Reserved Lagoon Valley Proceeds, Borrowers shall prepay the Revolving Loans (without any permanent reduction in the Revolving Loan Commitments) in an amount equal to such Reserved Lagoon Valley Proceeds.

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

                  (2) PREPAYMENTS AND REDUCTIONS FROM NET INSURANCE/CONDEMNATION PROCEEDS. No later than the first Business Day following the date of receipt by Agent or by any Credit Party or any of its Subsidiaries of any Net Insurance/Condemnation Proceeds that are required to be applied to prepay the Loans pursuant to the provisions of SECTION 7.8, Borrowers shall prepay the Loans in an aggregate amount equal to the amount of such Net Insurance/Condemnation Proceeds.

                  (3) PREPAYMENTS AND REDUCTIONS DUE TO ISSUANCE OF EQUITY SECURITIES. On the date of receipt of the Net Securities Proceeds from the issuance of any Capital Securities of Holdings or any of its Subsidiaries after the Closing Date, Borrowers shall prepay the Loans in an aggregate amount equal to 50% of such Net Securities Proceeds.

                  (4) PREPAYMENTS AND REDUCTIONS DUE TO ISSUANCE OF INDEBTEDNESS. On the date of receipt of the Net Securities Proceeds from the issuance of any Indebtedness of Holdings or any of its Subsidiaries after the Closing Date, other than Indebtedness permitted pursuant to SECTION 8.3 and SECTION 8.17, Borrowers shall prepay the Loans in an aggregate amount equal to such Net Securities Proceeds.

                  (5) PREPAYMENTS AND REDUCTIONS FROM EXCESS CASH FLOW. In the event that there shall be Excess Cash Flow for any Fiscal Year (commencing with Fiscal Year ending on or about December 31, 2004), Borrowers shall, no later than June 30 of the following Fiscal Year, prepay the Loans in an aggregate amount equal to 25% of such Excess Cash Flow.

                  (6) PREPAYMENTS AND REDUCTIONS. If, following the receipt by Borrowers or any of their Subsidiaries of any Net Asset Sale Proceeds, Net Insurance Condemnation Proceeds or Net Securities Proceeds, Borrowers are required to apply or cause to be applied any portion of such proceeds to prepay any Indebtedness permitted pursuant to SECTION 8.3(G), then notwithstanding anything in this SECTION 2.4(B)(III) to the contrary, Borrowers shall prepay the Loans so as to eliminate any obligation to prepay such Indebtedness.

                  (7) CALCULATIONS OF NET PROCEEDS AMOUNTS; ADDITIONAL PREPAYMENTS AND REDUCTIONS BASED ON SUBSEQUENT CALCULATIONS. Concurrently with any prepayment of the Loans pursuant to SECTION 2.4(b)(iii)(1)-(6), Borrowers shall deliver to Agent an Officer's Certificate demonstrating the calculation of the amount of the applicable Net Asset Sale Proceeds, Net Insurance/Condemnation Proceeds, Net Securities Proceeds, or Excess Cash Flow, as the case may be, that gave rise to such prepayment. In the event that Borrowers shall subsequently determine that the actual amount was greater than the amount set forth in such Officer's Certificate, Borrowers shall promptly make an additional prepayment of the Loans in an amount equal to the amount of such excess, and Borrowers shall concurrently therewith deliver to Agent an Officer's Certificate demonstrating the derivation of the additional amount resulting in such excess.

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

                  (iv) MANDATORY PREPAYMENTS DUE TO RESTRICTIONS ON COMMITMENTS. The Loans shall be prepaid in the amounts and under the circumstances set forth below, all such prepayments to be applied as set forth below:

                  (1) Except during an Interim Advance Period, the amount by which the Total Revolving Utilization would exceed the Borrowing Base at any time, shall be immediately due and payable without the necessity of any notice or demand. Repayments of such excess amounts shall be applied, FIRST, to the repayment of Revolving Loans, SECOND, to the payment of outstanding reimbursement obligations with respect to Letters of Credit, and, THIRD, to the securing, with cash or Cash Equivalents as provided in the second paragraph of SECTION 9.2 (but without the requirement of any demand provided for in such paragraph), of the Letter of Credit Obligations (in each case to the extent the same are such by virtue of CLAUSE (A) of the definition thereof).

                  (2) On the Expiration Date, the Commitment of each Lender shall automatically be reduced to zero and may not be reinstated and all outstanding Loans and other Obligations shall be immediately due and payable.

                  (3) The amount by which the Total Revolving Utilization

         exceeds the aggregate amount of the Revolving Loan Commitments at any time shall be immediately due and payable without the necessity of any notice or demand. Repayments of such excess amounts shall be applied, FIRST, to the repayment of the Revolving Loans, SECOND, to the payment of outstanding reimbursement obligations with respect to Letters of Credit, and, THIRD, to the securing, with cash or Cash Equivalents as provided in the second paragraph of SECTION 9.2 (but without the requirement of any demand provided for in such paragraph), of the Letter of Credit Obligations (in each case to the extent the same are such by virtue of CLAUSE (a) of the definition thereof).

                  (v) APPLICATION OF PREPAYMENTS.

                            (1) Application of Voluntary Prepayments by Type of
Loans and Order of Maturity. Any voluntary prepayments of the Term Loans pursuant to SECTION 2.4(b)(i) shall be applied first to reduce the next two succeeding unpaid scheduled installments of principal of the Term Loans set forth in SECTION 2.4(a) that are unpaid at the time of such prepayment in the forward order of maturity and thereafter to reduce each such remaining unpaid scheduled installment of principal of the Term Loans on a pro rata basis in accordance with SECTION 2.4(b)(vi).

                            (2) Application of Mandatory Prepayments by Type of
Loans. Any amounts required to be applied as a mandatory prepayment of the Loans pursuant to SECTION 2.4(b)(iii) shall be applied FIRST, to prepay the Term Loans to the full extent thereof, and SECOND to the extent of any remaining portion of such amount, to prepay the Revolving Loans to the full extent thereof (without any reduction in Revolving Loan Commitments).

                            (vi) Application of Mandatory Prepayments of Term
Loans to Scheduled Installments of Principal Thereof. Any mandatory prepayments of the Term Loans pursuant to SECTION 2.4(b)(iii) shall be applied to reduce each remaining unpaid scheduled installment of principal of the Term Loans set forth in SECTION 2.4(a) on a pro rata basis (in accordance with the respective unpaid principal amounts thereof).

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

                            (vii) AVOIDANCE OF BREAK FUNDING COSTS. The
Borrowers may, to the extent necessary to avoid any charge under SECTION 4.7(b) that would otherwise result from the prepayment of any LIBOR Rate Loan on a day other than the last day of the Interest Period for such LIBOR Rate Loan, be permitted to make a cash deposit in amount equal to such prepayment in the Cash Collateral Account to be held by the Agent and applied to such prepayment on the last day of the Interest Period for such LIBOR Rate Loan; PROVIDED that (a) no Event of Default shall have occurred and be continuing, (b) the applicable LIBOR Rate Loan shall continue to bear interest as specified in ARTICLE 4 to (but not including) the date on which the applicable LIBOR Rate Loan is actually repaid (any interest accruing in respect of the funds deposited in the Cash Collateral Account to be applied to such interest or otherwise credited to the Borrower) and (c) if an Event of Default shall occur prior to the date on which the amount so deposited is applied to the prepayment of the applicable LIBOR Rate Loan, the Agent shall be entitled to exercise all rights and remedies afforded to it hereunder and under the Collateral Documents in respect of the cash so deposited.

                  2.5 PAYMENTS AND COMPUTATIONS.

                  (a) (i) The Borrowers shall, subject, in the case of payments in respect of Letters of Credit, to SECTION 2.5(a)(ii), make each payment under the Credit Documents and under the Notes not later than 2:00 P.M. (eastern standard time) on the day when due in Dollars to the Agent at its address designated in or pursuant to SECTION 11.5 in immediately available funds. The obligations of the Borrowers to the Lenders with respect to such payments shall be discharged by making such payments to the Agent pursuant to this SECTION 2.5 or by the Agent, in its discretion, adding such payments to the principal amount of the Loans outstanding by charging such payments to the applicable Borrower's Account pursuant to SECTION 2.6.

                           (ii) Amounts payable by the Borrowers in respect of any Letter of Credit should be made by the Borrowers to the Agent until the Funds Administrator shall have received notice from the Agent that the Agent has received payments equal to the aggregate amount of all drawings thereunder, PLUS interest thereon from the date such drawings were disbursed at the L/C Interest Rate.

                  (b) (i) The Company has established and shall continue to maintain, at a financial institution acceptable to the Agent, a lockbox (the "LOCKBOX") that shall be subject to a Control Agreement providing, among other things, that all receipts in the Lockbox shall be transferred at the end of each day into an account (the "DBT ACCOUNT") maintained by the Agent at DBTCo. The Company shall deliver such notices to account debtors and take all such other actions as may reasonably be necessary to cause all account debtors on the Accounts of the Borrowers to remit payments to such Lockbox. The Company has established and shall maintain depository accounts at the financial institutions listed in SCHEDULE B, PART 6.26 and identified as blocked accounts thereon (the "DEPOSITORY ACCOUNTS") that shall be subject to

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

         Control Agreements providing, among other things, that all amounts in the Depository Accounts shall be transferred at the end of each day to the DBT Account. In the event that any Borrower receives any check, cash, note or other instrument representing payment of an Account (other than an item delivered to the Lockbox), such Borrower shall hold such item in trust for Agent and shall, as soon as practicable (and in any event within one Business Day) after receipt thereof, cause such item to be deposited into a Depository Account.

                           (ii) The closing of any Lockbox or Depository Account and the termination of any Control Agreement shall require in each case the prior written consent of the Agent.

                  (c) (i) All amounts received by the Agent for distribution hereunder shall, subject to SECTION 2.2(b)(iii), SECTION 2.4(b)(i), AND
         SECTION 2.4(b)(v) be distributed in the following order and, if to Lenders, according to each Lender's Proportionate Share with respect to each category set forth below:

                           FIRST, to the payment of any Fees, Expenses or other Obligations due and payable to the Agent, solely in its capacity as Agent, under any of the Credit Documents, including amounts advanced by the Agent on behalf of the Lenders pursuant to SECTION 2.3(b) and other than those Obligations specifically referred to in this SECTION 2.5(c)(i);

                           SECOND, during a Bankruptcy Default, to the payment of the unpaid principal amounts of the drawings under Letters of Credit payable to each Issuing Bank, solely in its capacity as Issuing Bank, together with accrued but unpaid interest thereon at the L/C Interest Rate;

                           THIRD, to the ratable payment of any Fees and other Obligations due and payable to the Lenders under any of the Credit Documents, other than to a Lender in its capacity as an Issuing Bank and other than those Obligations specifically referred to in this SECTION 2.5(c)(i).

                           FOURTH, to the ratable payment of interest due on the Loans;

                           FIFTH, to the ratable payment of principal due on the Term Loans to be applied to the remaining scheduled installments on a pro rata basis;

                           SIXTH, to the ratable payment of principal on the Revolving Loans;

                           SEVENTH, to the ratable payment of other Liabilities not specifically referred to in this SECTION 2.5(c) due and payable to the Issuing Banks under L/C Applications and Letters of Credit; and

                           EIGHTH, to the ratable payment of other Liabilities (including Obligations in respect of any Permitted Hedging Transactions) not specifically referred to in this SECTION 2.5(c) due and payable to the Lenders (in their capacities as such, and not in their capacity as an Issuing Bank) under the Credit Documents.

                           (ii) Each Person receiving a payment from the Agent pursuant to SECTION 2.5(c)(i) shall, for all purposes of this Credit Agreement and other Credit Documents, be deemed to have applied that payment in the order specified in SECTION 2.5(c)(i).

         2.6 MAINTENANCE OF ACCOUNT.

         The Agent shall maintain a separate account on its books and records in the name of each Borrower (each a "BORROWER'S ACCOUNT" and collectively, the "BORROWERS' ACCOUNTS") in which each Borrower will be charged or credited with
(w) the proceeds, if any, of each Loan received by or for the account of such Borrower, (x) payments made to the Agent on account of the Obligations of such Borrower, whether from collection of proceeds of Collateral or otherwise, (y) the aggregate face amount of all outstanding Letters of Credit (or an appropriate allocation thereof, if the Letters of Credit are issued for the direct benefit of more than one Borrower) issued for the benefit of such Borrower, and (z) all other Fees, Expenses and other Obligations attributable to such Borrower as determined by Agent. In no event shall prior recourse to any Accounts or other Collateral be a prerequisite to the Agent's right to demand payment of any Obligation upon its maturity.

         2.7 STATEMENT OF ACCOUNT.

         After the end of each month, the Agent shall send the Funds Administrator a statement accounting for the charges, loans, advances and other transactions occurring among and between the Agent, the Lenders, the Funds Administrator and the Borrowers during that month. The monthly statements shall, absent manifest error, be an account stated, which 15 days after the delivery thereof to the Funds Administrator, shall be final, conclusive and binding on the Borrowers; PROVIDED that any failure to so record any transaction or any error in so recording shall not limit or otherwise affect any Borrower's duty to pay the Obligations.

         2.8 WITHHOLDING AND OTHER TAXES.

(a) Any and all payments by the Borrowers hereunder, under the Notes or in respect of Letters of Credit which are made to or for the benefit of any Lender (whether in its capacity as a Lender or an Issuing Bank, and as used in SECTION 2.8, the term "LENDER" shall mean a Lender in each such capacity, and shall also include each Serving Affiliate of such Lender) or the Agent shall be made, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings and penalties, interests and all other liabilities with respect thereto (collectively, "TAXES"), excluding, (i) in the case of each such Lender or the Agent, Taxes imposed on its net income (including any Taxes imposed on branch profits) and franchise taxes imposed on it by the jurisdiction under the laws of which such Lender, or the Agent (as the case may be) is organized or any political subdivision thereof, (ii) in the case of each such Lender, Taxes imposed on its net income (including any Taxes imposed on branch profits) and franchise Taxes imposed on it by the jurisdiction of such Lender's Applicable Lending Office or any political subdivision thereof, (iii) in the case of any Foreign Lender, any Taxes that would apply to a payment hereunder, under the Notes or in respect of Letters of Credit made to such Foreign Lender as of the Closing Date, and (iv) if any Person acquires any interest in this Credit Agreement, any Note or any L/C Participation pursuant to the provisions hereof, or a Lender or the Agent changes the office in which any Loan or any L/C Participation is made, accounted for or booked, to an office outside the United States, or a Lender if an Issuing Bank, changes the office at which any Letter of Credit is maintained to an office outside the United States (any such Person, or such Lender or the Agent in that event, being referred to as a "TAX TRANSFEREE"), any Taxes to the extent that they would apply to a payment to such Tax Transferee as of the date of the acquisition of such interest or change in office, as the case may be, except to the extent Covered Taxes (as defined below) would have resulted from such payments made hereunder, under the Notes or in respect of Letters of Credit made to a Lender or the Agent immediately prior to such acquisition of such interest or such change in office (all such nonexcluded Taxes being hereinafter referred to as "COVERED TAXES"). If any Borrower shall be required by law to deduct or withhold any Covered Taxes from or in respect of any sum payable hereunder, under any Note or in respect of any Letter of Credit to or for the benefit of any Lender, the Agent or any Tax Transferee, (a) the sum payable shall be increased as may be necessary so that after making all required deductions or withholdings of Covered Taxes (including deductions or withholdings of Covered Taxes applicable to additional sums payable under this SECTION 2.8) such Lender, the Agent or such Tax Transferee, as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (b) such Borrower shall make such deductions or withholdings and (c) such Borrower shall pay the full amount so deducted or withheld to the relevant taxation authority or other authority in accordance with applicable law.

         (b) In addition, each Borrower agrees to pay any present or future stamp, recording, documentary, excise, privilege, property, intangible or similar levies that arise at any time or from time to time (i) from any payment made under any and all Credit Documents, (ii) from the transfer of the rights of any Lender under any Credit Documents to any transferee or (iii) from the execution or delivery by the Funds Administrator or any Borrower of, or from the filing or recording or maintenance of, or otherwise with respect to the exercise by the Agent or the Lenders of their rights under, any and all Credit Documents (hereinafter referred to as "OTHER TAXES").

         (c) The Borrowers will jointly and severally indemnify each Lender, the Agent, and any Tax Transferee for the full amount of (i) Covered Taxes imposed on or with respect to amounts payable hereunder, under any Note or in respect of any Letter of Credit, (ii) Other Taxes and (iii) any Taxes imposed by any jurisdiction on amounts payable under this SECTION 2.8, paid by such Lender, the Agent or such Tax Transferee, as the case may be, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto whether or not such Taxes were correctly or legally asserted by the relevant taxing or other Governmental Authority; PROVIDED, however the Borrowers shall not be liable for any amounts set forth in clauses (i) through (iii) above if such Lender, Agent or Tax Transferee fails to timely and properly comply with the provisions of SECTION 2.8(e), SECTION 2.8(f), and SECTION 2.8(g) as such provisions may be applicable to such Lender, Agent or Tax Transferee. Payment under this indemnification shall be made within thirty (30) days from the date such Lender, the Agent or such Tax Transferee certifies and sets forth in reasonable detail the calculation thereof as to the amount and type of such Taxes. Any such certificate submitted by such Lender, the Agent or such Tax Transferee in good faith to the Funds Administrator shall, absent manifest error, be final, conclusive and binding on all parties 15 days after delivery thereof to the Funds Administrator.

         (d) Within 60 days after the date of payment of any Covered Taxes or Other Taxes, the Funds Administrator will furnish to the Agent, at its address referred to in SECTION 11.5, the original or a certified copy of a receipt evidencing payment thereof.

         (e) On or before the Closing Date, each Foreign Lender shall deliver to the Agent and the Funds Administrator two valid, duly completed copies of IRS Form W-8BEN or W-8ECI or successor applicable form, as the case may be, and any other required form, certifying that such Foreign Lender is entitled to receive payments under this Credit Agreement, the Notes or any Letter of Credit payable to it without deduction or withholding of any United States federal income taxes or with such withholding imposed at a reduced rate (the "REDUCED RATE") and establishing an exemption from United States backup withholding tax. Each such Foreign Lender shall also deliver to the Agent and the Funds Administrator two further copies of said forms or other manner of required certification, as the case may be, on or before the date that any such form expires or becomes obsolete or otherwise is required to be resubmitted as a condition to obtaining an exemption from a required withholding of United States federal income tax or entitlement to having such withholding imposed at the Reduced Rate or after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Funds Administrator and the Agent, and such extensions or renewals thereof as may reasonably be requested by the Funds Administrator and the Agent, certifying that such Foreign Lender is entitled to receive payments under this Credit Agreement, the Notes or any Letter of Credit payable to it without deduction or withholding of any United States federal income taxes or with such withholding imposed at a Reduced Rate, and establishing an exemption from United States backup withholding tax, unless in any such case any change in a tax treaty to which the United States is a party, or any change in law or regulation of the United States or official interpretation thereof has occurred after the Closing Date and prior to the date on which any such delivery would otherwise be required that renders any such forms inapplicable or that would prevent such Foreign Lender from duly completing and delivering any such form with respect to it, and such Foreign Lender advises the Funds Administrator and the Agent that it is not capable of receiving payments without any deduction, withholding of United States federal income tax or with such withholding at the Reduced Rate, as the case may be.

         (f) If a Tax Transferee that is organized under the laws of a jurisdiction outside of the United States acquires an interest in this Credit Agreement or any Note or L/C Participation or a Lender changes the office through which Loans or any L/C Participation are made, accounted for or booked, to an office outside the United States or a Foreign Lender if an Issuing Bank, changes the office at which any Letter of Credit is maintained to an office outside the United States, the transferor, or the applicable Lender, in the case of a change of office, shall cause such Tax Transferee to agree that, on or prior to the effective date of such acquisition or change, as the case may be, it will deliver to the Funds Administrator and the Agent two valid, duly completed copies of IRS Form W-8BEN or W-8ECI or successor applicable form, as the case may be, and any other required form, certifying that such Tax Transferee is entitled to receive payments under this Credit Agreement, the Notes and any Letter of Credit payable to it without deduction or withholding of United States federal income tax or with such withholding imposed at a Reduced Rate and establishing an exemption from United States backup withholding tax. Each Tax Transferee further undertakes to deliver two further copies of the said forms or other manner of required certification, as the case may be, on or before the date that any such form expires or becomes obsolete or otherwise is required to be resubmitted as a condition to obtaining an exemption from a required withholding of United States federal income tax or entitlement to having such withholding imposed at the Reduced Rate or after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Funds Administrator and the Agent, and such extensions or renewals thereof as may reasonably be requested by the Funds Administrator and the Agent, certifying that such Tax Transferee is entitled to receive payments under this Credit Agreement, the Notes and any Letter of Credit without deduction or

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

withholding of any United States federal income taxes or with such withholding imposed at the Reduced Rate and establishing an exemption from United States backup withholding tax, unless any change in treaty, law or regulation or official interpretation thereof has occurred after the effective date of such acquisition or change and prior to the date on which any such delivery would otherwise be required that renders any such forms inapplicable or that would prevent such Tax Transferee from duly completing and delivering any such form with respect to it, and such Tax Transferee advises the Funds Administrator and the Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax or with such withholding at the Reduced Rate, as the case may be.

         (g) Each non-Foreign Lender shall, (i) deliver to the Agent and the Funds Administrator a valid, duly completed IRS Form W-9 or successor applicable form and renew or update any such form on or before such form expires, becomes obsolete or is otherwise required to be resubmitted, or (ii) otherwise establish an exemption from United States backup withholding tax to the reasonable satisfaction of Agent.

         (h) If any Taxes for which any Borrower would be required to make payment under this SECTION 2.8 are imposed, the applicable Lender or the Agent, as the case may be, shall use its best efforts to avoid or reduce such Taxes by taking any appropriate action (including assigning its rights hereunder to a related entity or a different office) which would not in the sole opinion of such Lender or the Agent be otherwise disadvantageous to such Lender or the Agent, as the case may be.

         (i) Without prejudice to the survival of any other agreement of the Borrowers hereunder, the agreements and obligations of the Borrowers contained in this SECTION 2.8 shall survive the payment in full of the Obligations.

         (j) Each Lender shall cause each of its Serving Affiliates that is a Foreign Lender to take the actions required to be taken by such Serving Affiliate as a Foreign Lender under SECTION 2.8(e), (f) AND (g).

         2.9 AFFECTED LENDERS.

         If any Borrower is obligated to pay to any Lender (whether in its capacity as a Lender or an Issuing Bank) or any Serving Affiliate of such Lender any amount under SECTIONS 2.8, 4.9 or 4.3(C)(I)(B), or if any Lender is a Defaulting Lender, the Borrowers may, if no Default or Event of Default then exists, replace such Lender or Serving Affiliate with another lender acceptable to the Agent, and such Lender hereby agrees to be so replaced or to cause such Serving Affiliate to be replaced, subject to the following:

                  (a) (i) The obligations of the Borrowers hereunder to the Lender to be replaced (in its capacity as a Lender, and including such increased or additional costs incurred from the date of notice to the Funds Administrator of such increase or additional costs through the date such Lender is replaced hereunder) shall be paid in full to such Lender concurrently with such replacement; and

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

                           (ii) the obligations of the Borrowers hereunder to the Lender to be replaced in its capacity as an Issuing Bank, or to its Serving Affiliate in such capacity, shall continue until (A) each Letter of Credit issued by that Person has expired or been drawn in full, (B) all outstanding reimbursement obligations with respect to Letters of Credit, together with interest thereon at the L/C Interest Rate, shall have been paid in full, and (C) all Liabilities under each L/C Application, to the extent due, have been paid in full and, to the extent not due, been secured to the satisfaction of such Person, to the extent due, have been paid in full and, to the extent not due, been secured to the satisfaction of such Person.

         (b) If such replacement is a result of increased costs under SECTIONS
2.8 OR 4.9 the replacement Lender shall be a bank or other financial institution that is not subject to such increased costs which caused the Borrowers' election to replace any Lender hereunder, and each such replacement Lender shall execute and deliver to the Agent such documentation satisfactory to the Agent pursuant to which such replacement Lender is to become a party hereto, conforming to the provisions of SECTION 11.6, with a Commitment equal to that of the Lender being replaced and shall make Loans in the aggregate principal amount equal to the aggregate outstanding principal amount of the Loans of the Lender being replaced;

         (c) Upon such execution of such documents referred to in CLAUSE (b) and repayment of the amounts referred to in CLAUSE (a), the replacement lender shall be a "Lender" with a Commitment as specified herein above and the Lender being replaced shall cease to be a "Lender" hereunder, except with respect to indemnification provisions under this Credit Agreement, which shall survive as to such replaced Lender and except to the extent such Lender continues to be an Issuing Bank pursuant to SECTION 2.9(a)(ii);

         (d) The Agent shall reasonably cooperate in effectuating the replacement of any Lender under this SECTION 2.9, but at no time shall the Agent be obligated to initiate any such replacement;

         (e) Any Lender replaced under this SECTION 2.9 shall be replaced at the Borrowers' sole cost and expense and at no cost or expense to the Agent or any of the Lenders; and

         (f) If the Borrowers propose to replace any Lender pursuant to this
SECTION 2.9 because the Lender seeks reimbursement under either SECTION 2.8 or
4.9 then it must also replace any other Lender who seeks similar levels of reimbursement (as a percentage of such Lender's Commitment) under such Sections.

         2.10 SHARING OF PAYMENTS.

                  (a) (i) If any Lender (including a Lender in its capacity as an Issuing Bank) shall obtain any payment (whether voluntary, involuntary, and whether through the exercise of any right of set-off by virtue of its claim in any applicable bankruptcy, insolvency or other similar proceeding being deemed secured by a Liability owed by it to any Credit Party, including a claim deemed secured under Section 506 of the Bankruptcy Code, or otherwise) (each a "PAYMENT"), on account of
         (A) the Loans made by it, (B) its L/C Participations or (C) any of the other Obligations due and payable to it in excess of its Proportionate Share of payments on account of the Loans or L/C Participations or such

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         other Obligations obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Loans made by them, in their participation in Letters of Credit or their other such Obligations as shall be then due and payable as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; HOWEVER, PROVIDED that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and each such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender's ratable share (according to the proportion of (1) the amount of such Lender's required repayment to (2) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect to the total amount so recovered. Each Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this SECTION 2.10 may, to the fullest extent permitted by law, exercise all of its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of such Borrower in the amount of such participation.

                           (ii) For purposes of this SECTION 2.10, the unreimbursed drawings under Letters of Credit issued by an Issuing Bank shall be deemed to constitute "Loans" made by such Issuing Bank, and such Issuing Bank agrees that it shall apply all Payments received by it in its capacity as an Issuing Bank to the payment or the collateralization of the Liabilities of the Borrowers to it that constitute unreimbursed drawings under Letters of Credit issued by it before applying them to any other Liabilities due it.

         (b) If an Issuing Bank is an Affiliate of a Lender, such Lender shall cause such Affiliate to comply with the provisions of SUBSECTION (a) of SECTION
2.10 as fully as though such Affiliate were a Lender subject to such subsection.

                                   ARTICLE 3

                                LETTERS OF CREDIT
                                -----------------

         3.1 ISSUANCE OF LETTERS OF CREDIT.

              (a) The Funds Administrator may from time to time request the Agent to direct an Issuing Bank to issue a Letter of Credit for the account of a Borrower. No such request shall be granted if, after such issuance:

                  (i) (A) Total Revolving Utilization would exceed the lesser of
         (1) the Revolving Loan Commitments and (2) the Borrowing Base or (B) Letter of Credit Obligations would exceed $10,000,000;

                  (ii) (A) (1) any order, judgment or decree of any Governmental Authority or arbitrator shall enjoin or restrain such Borrower from procuring, such Issuing Bank from issuing, or a Lender from acquiring an L/C Participation in, such Letter of Credit, or (2) any Requirement of Law applicable to such Borrower, such Issuing Bank or a Lender or any request or directive (whether or not having the force of law) from

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

         any Governmental Authority with jurisdiction over such Borrower, such Issuing Bank or a Lender shall prohibit, or request that, any such Person refrain from procuring, issuing or acquiring an L/C Participation in, such Letter of Credit, as applicable, or, from performing its obligations under such Letter of Credit or its L/C Participation thereunder, as applicable;

                                    (B) any Requirement of Law applicable to
                  such Issuing Bank or a Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank or a Lender shall impose upon such Issuing Bank or such Lender (1) any restriction or reserve or capital requirement or (2) any cost or expense with respect to, in the case of such Issuing Bank, such Letter of Credit and, in the case of such Lender, such L/C Participation (for which such Issuing Bank or such Lender shall not otherwise be compensated) not in effect as of the Closing Date, and which such Issuing Bank or such Lender deems in good faith to be material to it;

                  (iii) any Lender is a Defaulting Lender, unless the Agent and Issuing Bank have entered into satisfactory arrangements with the Borrowers to eliminate the Agent's and such Issuing Bank's risk with respect to such Lender, including cash collateralization of such Lender's Proportionate Share of Letter of Credit Obligations; or

                  (iv) Agent has determined that any of the conditions set forth in SECTION 5.2 shall not be satisfied.

              (b) The Agent may assume, as to any Borrower, any Issuing Bank and any Lender, that none of the conditions specified in SECTION 3.1(A) are applicable as to such Person, unless the Agent shall have received a notice from such Person specifically entitled "Notice under SECTION 3.1(A)," specifying the condition or conditions that are applicable to such Person. Any such notice shall continue in effect until the Agent shall have received from the Person originally sending such notice a subsequent notice, entitled "Revocation of Notice under SECTION 3.1(A)," stating that the condition or conditions specified in such Person's earlier notice are no longer applicable.

              (c) Each of the letters of credit set forth on SCHEDULE B, PART
3.1 (each, an "EXISTING L/C") has been issued under the Existing Credit Agreement and shall continue to constitute Letters of Credit hereunder, subject to each of the terms and conditions of this Credit Agreement and each other Credit Document. Each Revolving Lender shall be deemed to have irrevocably and unconditionally acquired from the Issuing Bank an L/C Participation in each such Existing L/C, in each case in accordance with SECTION 3.4, including, without limitation, the right to be secured by and entitled to the benefits of the Collateral.

         3.2 PROCEDURE FOR ISSUANCE.

              (a) The Funds Administrator may from time to time request the Agent to direct the issuance of a Letter of Credit by delivering to the Agent a request for the issuance of a Letter of Credit in the form of EXHIBIT F annexed hereto (the "LETTER OF CREDIT REQUEST") no later than 1:00 P.M. (New York City time) at least three (3) Business Days (or such shorter period as may be agreed

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

to by the Agent and the applicable Issuing Bank requested to issue such Letter of Credit) in advance of the proposed date of issuance. Prior to the date of issuance of each Letter of Credit, the Funds Administrator shall provide to the Agent a precise description of the documents and the text of any certificate to be presented by the beneficiary of such Letter of Credit. Agent and the Issuing Bank shall have the right to make any changes to any format and text prior to the issuance of any Letter of Credit. In the event that the Agent, in its sole discretion, elects not to issue such Letter of Credit, it shall promptly so notify the Funds Administrator and the Funds Administrator may then submit the Letter of Credit Request to another Issuing Bank. If all Issuing Banks elect not to issue such Letter of Credit, then (i) in the case of a standby Letter of Credit, notwithstanding the prior election of Agent not to issue such Letter of Credit, Agent shall be the Issuing Lender with respect to such Letter of Credit and (ii) in the case of a commercial Letter of Credit, notwithstanding the prior election of Fleet National Bank ("FLEET") not to issue such Letter of Credit, Fleet shall be the Issuing Lender with respect to such Letter of Credit, notwithstanding the fact that the Letter of Credit Obligations with respect to such Letter of Credit and with respect to all other Letters of Credit issued by Agent or Fleet, as the case may be, when aggregated with such Lender's Revolving Utilization, may exceed such Lender's Revolving Loan Commitment then in effect. If any Issuing Bank shall so request, the Funds Administrator shall in addition to the Letter of Credit Request, submit to the Issuing Bank such Issuing Bank's standard L/C Application; PROVIDED that in the event of a conflict between the covenants, terms and conditions of any such L/C Application and the covenants, terms and conditions of this Credit Agreement, the covenants, terms and conditions of this Credit Agreement shall govern. Promptly after the issuance of or amendment of any standby Letter of Credit, the Issuing Bank shall promptly notify the Agent and Funds Administrator, in writing, of such issuance or amendment, and such notice will be accompanied by a copy of such issuance or amendment. Promptly upon receipt of such notice, the Agent shall notify each other Lender of such issuance or amendment, and if so requested by any Lender, the Agent shall provide such Lender with a copy of such issuance or amendment. With regards to commercial Letters of Credit, each Issuing Lender shall on the first Business Day of each week furnish the Agent, as the case may be (with a copy to Borrowers), by facsimile, with a report of the daily aggregate outstanding commercial Letters of Credit issued by such Issuing Lender.

              (b) The transmittal by the Funds Administrator of each Letter of Credit Request shall be deemed to be a representation and warranty made by each of the Borrowers, both at the time of such transmittal and at the time of the issuance of the requested Letter of Credit, that the Letter of Credit may be issued in accordance with and will not violate any of the requirements of
SECTION 3.1.

         3.3 TERMS OF LETTERS OF CREDIT.

         The Agent shall not direct the issuance of any Letter of Credit unless:

              (a) if it is a standby Letter of Credit its term does not exceed the earlier of the date which is (i) five Business Days prior to the Expiration Date or (ii) one year after the date of issuance of such standby Letter of Credit; PROVIDED that the immediately preceding clause (ii) shall not prevent any Issuing Lender from agreeing that a standby Letter of Credit will automatically be extended for one or more successive periods not to exceed one year unless such Issuing Lender elects not to extend for any such additional period; or;

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

              (b) if it is a commercial Letter of Credit its term does not exceed the earlier of the date which is (i) the date which is 30 days prior to the Expiration Date and (ii) the date which is 180 days from the date of issuance of such commercial Letter of Credit;

              (c) the Letter of Credit is denominated in United States Dollars and allows for payments on a sight basis only.

         3.4 LENDERS' PARTICIPATION.

              (a) Immediately upon issuance by any Issuing Bank of a Letter of Credit, each Revolving Lender shall be deemed to have irrevocably and unconditionally acquired from such Issuing Bank, without recourse or warranty, an undivided interest and participation (an "L/C PARTICIPATION"), to the extent of such Lender's Proportionate Share, in such Issuing Bank's rights to be paid the principal amount of, together with interest accrued on, drawings under such Letter of Credit and in any security therefor or Guaranty pertaining thereto.

              (b) (i) Each Issuing Bank shall, subject to SECTION 3.4(c), remit to the Agent, for the account of each Revolving Lender such Lender's Proportionate Share of each payment of principal and interest (to the extent such interest does not exceed the L/C Interest Rate) received by such Issuing Bank on account of any drawing under such Letter of Credit (A) with respect to which such Issuing Bank has delivered an L/C Notice of Drawing to the Agent during a Bankruptcy Default and (B) that is received by such Issuing Bank on or after the date of such L/C Notice of Drawing; PROVIDED, that in the event that any such payment received by any Issuing Bank shall be required to be returned by such Issuing Bank, such Lender shall return to such Issuing Bank the portion thereof previously distributed by it to the Agent, but without interest thereon (unless such Issuing Bank is required to pay interest on the amount returned, in which case such Lender shall be required to pay interest at the same rate).

                  (ii) (A) Payments required to be made by any Issuing Bank to the Agent for the account of a Revolving Lender, together with interest thereon at the rate specified in SECTION 3.4(b)(ii)(B), shall be made to the Agent, if the amount in respect of which the payment is to be made to the Agent is received by such Issuing Bank on or before 1:00 P.M. of such Issuing Bank's time on a Business Day, on the day received and, if received after such time, on or before 11:00 A.M. of such Issuing Bank's time, on the next succeeding Business Day.

                  (B) Interest shall be payable by each Issuing Bank on amounts required to be paid by it to the Agent pursuant to SECTION 3.4(B)(II)(A) from the date such payments are due until such amounts are paid in full at, for the first three Business Days, the Federal Funds Rate, and, thereafter, the Prime Lending Rate.

              (c) Until an Issuing Bank shall have received from a Revolving Lender, or the Agent on behalf of such Lender, payment in full of the amount required to be paid by such Lender to such Issuing Bank pursuant to SECTION 3.6(b)(ii), such Issuing Bank may hold all amounts otherwise payable by it to the Agent for the account of such Lender pursuant to SECTION 3.4(b)(i) as collateral to secure such Lender's obligation to make such payment to it.

              (d) No Issuing Bank shall:

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

                  (i) Without the prior written consent of the Agent, release any collateral securing any Borrower's obligation to pay the amount of such drawing and interest accrued thereon; or

                  (ii) Without the prior written consent of the Agent, amend, modify or waive any other right or condition under the L/C Application, including any Reimbursement Agreement.

         3.5 MATURITY OF DRAWINGS; INTEREST THEREON.

              (a) Drawings under any Letter of Credit shall, notwithstanding anything to the contrary contained therein or in the related L/C Application, mature and become due and payable, and shall be repaid to the Agent for the account of the applicable Issuing Bank by the Borrowers in full, together with interest accrued thereon, from the date and at the rate specified in SECTION 3.5(B), on the Effective Date of the L/C Notice of Drawing in respect of such drawing.

              (b) Borrowers shall, notwithstanding anything to the contrary contained in any Letter of Credit or in the related L/C Application, pay interest on the outstanding principal amount of each drawing under such Letter of Credit at a rate per annum equal to the rate set forth in SECTION 4.2 (the "L/C INTEREST RATE") from the date such drawing is disbursed by the applicable Issuing Bank to the date such drawing is reimbursed by the Borrowers. Interest on each such drawing shall be payable when such drawing shall be due (whether at maturity, by reason of acceleration or otherwise) and, prior to such time, on demand.

         3.6 PAYMENT OF AMOUNTS DRAWN UNDER LETTERS OF CREDIT; FUNDING OF L/C PARTICIPATIONS.

         In the event of any drawing under any Letter of Credit, the applicable Issuing Bank may deliver an L/C Notice of Drawing to the Agent and Borrowers and the Agent shall:

              (a) unless a Bankruptcy Default exists, treat each L/C Notice of Drawing on its Effective Date as a Notice of Borrowing requesting Prime Rate Loans in a principal amount equal to the amount of such drawing PLUS interest on the amount of such drawing at the L/C Interest Rate from the day such drawing was disbursed until the date of such L/C Notice of Drawing (unless such drawing was disbursed and repaid on the same day, in which case interest shall be payable for such day); and each such L/C Notice of Drawing shall have the same force and effect as a Notice of Borrowing given by the Funds Administrator for and on behalf of the Borrowers, except that the conditions to borrowing specified in SECTION 2.2 and SECTION 5.2 (other than that a Bankruptcy Default shall not exist) shall not apply;

              (b)

                  (i) (A) during a Bankruptcy Default, on the Effective Date of an L/C Notice of Drawing, notify (an "L/C PARTICIPATION FUNDING NOTICE") each Revolving Lender of the amount of such drawing, and of interest accrued thereon at the L/C Interest Rate from the date specified in such L/C Notice of Drawing as the date such drawing was disbursed by the applicable Issuing Bank to the L/C Participation Funding Date and of such Lender's Proportionate Share of such amount (an "L/C PARTICIPATION FUNDING AMOUNT").

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                  (B) The Agent shall give an L/C Participation Funding Notice to each Revolving Lender not later than 3:00 P.M. (eastern standard time) time on the day the Agent receives an L/C Notice of Drawing, if such Notice of Drawing was received by it at or before 12:00 noon (eastern standard time) on a Business Day and, if not, not later than 12:00 noon (eastern standard time) on the next succeeding Business Day.

                  (ii) Each Revolving Lender shall make available to the Agent for the benefit of the applicable Issuing Bank an amount equal to such Lender's L/C Participation Funding Amount in immediately available funds, not later than 1:00 P.M. on the Business Day (the "L/C PARTICIPATION FUNDING DATE") next succeeding the date of the applicable L/C Participation Funding Notice, together with interest on such amount from the L/C Participation Funding Date until such amount is paid in full at, for the first three Business Days, the Federal Funds Rate and, thereafter, the Base Rate.

                  (iii) In the event that any Revolving Lender fails to make available to the Agent such Lender's L/C Participation Funding Amount as provided in SECTION 3.6(b)(ii), the Agent may, but shall not be obligated to, fund the amount of such Lender's L/C Participation Funding Amount and recover such amount on demand from such Lender in accordance with SECTION 11.18.

                  (iv) The Agent shall distribute to each Revolving Lender which has paid all amounts payable by it under this SECTION 3.6(b) with respect to any Letter of Credit such Lender's Proportionate Share of all payments subsequently received by the Agent from or for the account of the Borrowers in reimbursement of the principal amount of all drawings thereunder PLUS interest thereon from the date such drawings were disbursed at the L/C Interest Rate, PROVIDED that in the event that any such payment received by the Agent for the account of any Issuing Bank shall be required to be returned by the Agent, such Lender shall return to the Agent the portion thereof previously distributed by the Agent to it, but without interest thereon (unless the Agent or such Issuing Bank is required to pay interest on the amount returned, in which case the Lender shall be required to pay interest at the same rate).

                  (v) If a Bankruptcy Default occurs at or after the time the Agent receives an L/C Notice of Drawing and before the Agent has given the applicable L/C Participation Funding Notice, or, if it has given such notice, before all of the Revolving Lenders have funded their L/C Participation Funding Amounts, a Bankruptcy Default shall be deemed to "exist", and the provisions of SECTION 3.6(b) shall be applicable.

         3.7 NATURE OF ISSUING BANK'S DUTIES.

         In determining whether to pay under any Letter of Credit, the Issuing Bank issuing such Letter of Credit shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit. As between the Borrowers, any Issuing Bank and each Lender, the Borrowers assume all risks of the acts and omissions of any Issuing Bank other than as a result of gross negligence or willful misconduct as determined by the final judgment of a court of competent jurisdiction, or misuse of any Letter of Credit by the respective beneficiaries of such Letter of Credit. In furtherance and not in limitation of the foregoing,

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neither any Issuing Bank, the Agent nor any of the Lenders shall be responsible other than as a result of gross negligence or willful misconduct as determined by the final judgment of a court of competent jurisdiction (a) for the form, validity, sufficiency, accuracy, genuineness or legal effects of any document submitted by any party in connection with the application for and issuance of or any drawing honored under any Letter of Credit even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged, (b) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit, or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason, (c) for failure of the beneficiary of any Letter of Credit to strictly comply with conditions required in order to draw upon such Letter of Credit, (d) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, telecopy, facsimile or otherwise, whether or not they be in cipher, (e) for errors in interpretation of technical terms, (f) for any loss or delay in the transmission or otherwise of an document required in order to make a drawing under any Letter of Credit, or of the proceeds thereof and (g) for the misapplication by the beneficiary of any Letter of Credit of the proceeds of any drawing honored under such Letter of Credit. Any action taken or omitted to be taken by any Issuing Bank under or in connection with any Letter of Credit shall not create any liability on the part of the Agent or any Lender to any Borrower.

         3.8 OBLIGATIONS ABSOLUTE.

         The joint and several obligations of the Borrowers to reimburse each Issuing Bank for drawings honored under a Letter of Credit issued by such Issuing Bank, together with interest as herein provided, and the obligations of the Revolving Lenders under SECTION 3.6 shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Credit Agreement, without any reduction or deduction whatsoever, including any reduction or deduction for any set-off, recoupment or counterclaim, under all circumstances including the following circumstances:

              (a) any lack of validity or enforceability of any Letter of Credit;

              (b) the existence of any claim, set-off, defense or other right which any Borrower or any Affiliate of any Borrower may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such beneficiary or transferee may be acting), the applicable Issuing Bank, any Lender or any other Person, whether in connection with this Credit Agreement, the transactions contemplated herein or any unrelated transaction;

              (c) any draft, demand, certificate or any other documents presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

              (d) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit Documents;

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              (e) payment by the applicable Issuing Bank under any Letter of
Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit;

              (f) failure of any drawing under a Letter of Credit or any non-application or misapplication by the beneficiary of the proceeds of any drawing; or

              (g) the fact that a Default or an Event of Default shall have occurred and be continuing;

PROVIDED that no payment by a Borrower or a Revolving Lender to any Issuing Bank shall constitute a waiver or release by such Borrower or such Lender of any right it may have against such Issuing Bank, including, in the case of a Borrower, a claim that such Issuing Bank acted with willful misconduct or gross negligence as determined by the final judgment of a court of competent jurisdiction in determining whether documents presented under a Letter of Credit complied with the terms of such Letter of Credit.

                                   ARTICLE 4

                           INTEREST, FEES AND EXPENSES
                           ---------------------------

         4.1 INTEREST ON LIBOR RATE LOANS.

         Subject to the provisions of SECTION 4.4, each LIBOR Rate Loan shall bear interest on its unpaid principal amount at a rate per annum equal to the applicable Adjusted LIBOR Rate PLUS the Applicable Margin, as the same may be adjusted pursuant to the provisions of the definition of Applicable Margin. Such interest shall be payable on the last day of each Interest Period with respect to such LIBOR Rate Loan (or, in the case of Interest Periods in excess of three months on each of the ninetieth (90th) day and the last day of such Interest Period), at the date of Conversion of such LIBOR Rate Loan (or a portion thereof) to a Prime Rate Loan and at maturity of such LIBOR Rate Loan, and after maturity of such LIBOR Rate Loan (whether by acceleration or otherwise), upon demand. The Agent upon determining the Adjusted LIBOR Rate for any Interest Period shall promptly notify the Funds Administrator and the Lenders by telephone (confirmed promptly in writing) or in writing thereof. Each determination by the Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

         4.2 INTEREST ON PRIME RATE LOANS.

         Subject to the provisions of SECTION 4.4, each Prime Rate Loan shall bear interest on its unpaid principal amount at a rate per annum equal to the Base Rate PLUS the Applicable Margin, as the same may be adjusted pursuant to the provisions of the definition of Applicable Margin. Such interest shall be payable monthly as of the end of each month, at the date of conversion of such Prime Rate Loan (or a portion thereof) to a LIBOR Rate Loan and at maturity of such Prime Rate Loan, and after maturity of such Prime Rate Loan (whether by acceleration or otherwise), upon demand. In the event of any change in said Base Rate, the rate hereunder shall change, effective as of the day the Base Rate changes. Each determination by the Agent of any interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

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         4.3 NOTICE OF CONTINUATION AND NOTICE OF CONVERSION.

              (a) With respect to any Borrowing consisting of LIBOR Rate Loans, the Borrowers may (so long as no Default or Event of Default has occurred and is continuing, subject to the provisions of SECTION 4.3(c)), elect to maintain such Borrowing or any portion thereof as consisting of LIBOR Rate Loans by selecting a new Interest Period for such Borrowing, which new Interest Period shall commence on the last day of the immediately preceding Interest Period. Each selection of a new Interest Period (a "CONTINUATION") shall be made by notice given not later than 12:00 noon on the third Business Day prior to the date of any such Continuation relating to LIBOR Rate Loans, by the Funds Administrator to the Agent. Such notice by the Funds Administrator of a Continuation (a "NOTICE OF CONTINUATION") shall be in substantially the form of EXHIBIT C-2, specifying (i) the date of such Continuation, (ii) the aggregate amount of Loans subject to such Continuation and (iii) the duration of the selected Interest Period, all of which shall be specified in such manner as is necessary to comply with all limitations on Loans outstanding hereunder. The Borrowers may elect to continue more than one Borrowing consisting of LIBOR Rate Loans by combining such Borrowings into one Borrowing and selecting a new Interest Period pursuant to this SECTION 4.3(a); PROVIDED that each of the Borrowings so combined shall consist of Loans having Interest Periods ending on the same date. If the Borrowers shall fail to select a new Interest Period for any Borrowing consisting of LIBOR Rate Loans in accordance with this SECTION 4.3(a), such Loans will automatically, on the last day of the then existing Interest Period therefor, Convert into Prime Rate Loans.

              (b) The Borrowers may on any Business Day (so long as no Default or Event of Default has occurred and is continuing), upon notice (each such notice, a "NOTICE OF CONVERSION") given by the Funds Administrator to the Agent, and subject to the provisions of SECTION 4.3(c), Convert the entire amount of or a portion of all Loans of one Type comprising the same Borrowing into Loans of another Type; however, PROVIDED that any Conversion of any LIBOR Rate Loans into Loans of another Type shall be made on, and only on, the last day of an Interest Period for such LIBOR Rate Loans unless the Borrowers pay the amounts due pursuant to Section 4.7(b) caused by such repayment and, upon Conversion of any Loans into Loans of another Type, the Borrowers shall pay accrued interest to the date of Conversion on the principal amount Converted. Each such Notice of Conversion shall be given not later than 12:00 noon on the Business Day prior to the date of any proposed Conversion into Prime Rate Loans and on the third Business Day prior to the date of any proposed Conversion into LIBOR Rate Loans. Subject to the restrictions specified above, each Notice of Conversion shall be in substantially the form of EXHIBIT C-3 hereto specifying (i) the requested date of such Conversion, (ii) the Type of Loans to be Converted, (iii) the portion of such Type of Loan to be Converted, (iv) the Type of Loan such Loans are to be Converted into and (v) if such Conversion is into LIBOR Rate Loans, the duration of the Interest Period of such Loan. Each Conversion shall be in an aggregate amount for the Loans of all Lenders of not less than $1,000,000 or any integral multiple of $100,000 in excess thereof. The Borrowers may elect to Convert the entire amount of or a portion of all Loans of one Type comprising more than one Borrowing into Loans of another Type by combining such Borrowings into one Borrowing consisting of Loans of another Type; PROVIDED that if the Borrowings so combined consist of LIBOR Rate Loans, such Loans shall have Interest Periods ending on the same date.

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              (c) Notwithstanding anything contained in SUBSECTIONS (a) AND (b)
above or elsewhere in this Credit Agreement to the contrary,

                  (i) (A) if the Agent is unable to determine the LIBOR Rate for LIBOR Rate Loans comprising any requested Borrowing, Continuation or Conversion, the right of the Borrowers to select or maintain LIBOR Rate Loans for such Borrowing or any subsequent Borrowing shall be suspended until the Agent shall notify the Funds Administrator and the Lenders that the circumstances causing such suspension no longer exist, and each Loan comprising such Borrowing shall be a Loan of a Type that is unaffected by such circumstances, as selected by the Borrowers pursuant to this Credit Agreement;

                  (B) if a Lender shall, at any time, notify the Agent that, because of a change in applicable law after the date such Lender became a Lender, it has become unlawful for such Lender to participate in any requested Borrowing, Continuation or Conversion of LIBOR Rate Loans, to continue its LIBOR Rate Loans, or to comply with its obligations hereunder in respect thereof, that Lender's obligation to participate in any such requested Borrowing, Continuation or Conversion shall be discharged by such Lender's making its participation therein in the form of a Prime Rate Loan, and any of such Lender's LIBOR Rate Loans not otherwise being converted shall be converted into Prime Rate Loans on the earlier of (1) the last day of the applicable Interest Period and (2) the last day such Lender may lawfully continue to maintain LIBOR Rate Loans, PROVIDED that any Prime Rate Loan that, but for this CLAUSE (b), would have been a LIBOR Rate Loan shall constitute part of the Borrowing of which any such LIBOR Rate Loan was or would have been a part;

                  (ii) if the Majority Lenders shall, at least one Business Day before the date of any requested Borrowing, Continuation or Conversion, notify the Agent that the making, maintaining or continuation of their LIBOR Rate Loans has become impracticable, or would cause such Lenders material hardship, as a result of contingencies occurring after the date of this Agreement which materially and adversely affect the LIBOR market or the position of such Lenders in that market, then, the right of the Borrowers to select LIBOR Rate Loans for such Borrowing shall be suspended until the Agent shall notify the Funds Administrator and the Lenders that the circumstances causing such suspension no longer exist, and each Loan comprising such Borrowing shall be a Loan of a Type that is unaffected by such circumstances, as selected by the Borrowers pursuant to this Credit Agreement;

                  (iii) Until the Syndication Date, the Borrowers may not choose LIBOR Rate Loans for any Borrowing other than as provided in SECTION 2.2(a)(iv), and no Prime Rate Loans may be converted into LIBOR Rate Loans or LIBOR Rate Loans continued as LIBOR Rate Loans other than LIBOR Rate Loans with the same 30-day Interest Period; and

                  (iv) the Borrowers shall borrow, prepay, convert and continue Loans in a manner such that (A) the aggregate principal amount of LIBOR Rate Loans having the same Interest Period shall at all times be not less than $1,000,000, (B) there shall not be, at any one time, more

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         than twenty Interest Periods in effect at any time and (C) no payment of LIBOR Rate Loans will have to be made prior to the last day of an applicable Interest Period in order to repay the Loans in the amounts and on the date specified in SECTION 2.4(b)(iv)(2).

              (d) Each Notice of Continuation and Notice of Conversion shall be irrevocable by and binding on the Borrowers.

         4.4 INTEREST AFTER EVENT OF DEFAULT.

         At the election of Agent or the Majority Lenders, Interest on any amount of overdue interest on or overdue principal of the Loans, and interest on the amount of principal under the Loans outstanding as of the date an Event of Default occurs, and at all times thereafter until the earlier of the date upon which (a) all Obligations have been paid and satisfied in full or (b) such Event of Default shall not be continuing, shall be payable on demand at a rate per annum equal to the rate at which the Loans are bearing interest pursuant to SECTIONS 4.1 AND 4.2 above, PLUS two percent (2.0%). In the event of any change in said applicable interest rate, the rate hereunder shall change, effective as of the day the applicable interest rate changes, so as to remain two percent (2.0%) per annum above the then applicable interest rate.

         4.5 UNUSED LINE FEE.

         The Borrowers shall pay to the Agent, for distribution to each Lender in proportion to that Lender's Proportionate Share of the Revolving Loans, an unused line fee for the period from and including the Closing Date to and excluding the Expiration Date (the "UNUSED LINE FEE") equal to the average of the daily excess of the Revolving Loan Commitments over the Total Revolving Utilization MULTIPLIED by a rate per annum equal to the percentage (the "UNUSED LINE FEE PERCENTAGE") set forth in the table below opposite the unused portion of the Revolving Loan Commitments (expressed as a percentage) for the applicable month, such unused line fees to be calculated on the basis of a 360-day year and the actual number of days elapsed and to be payable monthly in arrears on the first Business Day of each month commencing on the first such date to occur after the Closing Date, and on the Expiration Date.

------------------------------------------------- ------------------------------
          Applicable Unused Portion                   Unused Line Fee Percentage
------------------------------------------------- ------------------------------
Less than 33%                                                    0.250%
------------------------------------------------- ------------------------------
Greater than or equal to 33% and less than 66%                   0.375%
------------------------------------------------- ------------------------------
Greater than or equal to 66%                                     0.625%
------------------------------------------------- ------------------------------

         4.6 LETTER OF CREDIT FEES.

              (a) The Agent shall be entitled to charge to the account of the Funds Administrator on the first Business Day of the month immediately succeeding each Fiscal Quarter, for distribution to each Lender in proportion to that Lender's Proportionate Share of the Revolving Loans, a fee in an amount equal to the LIBOR Margin for Revolving Loans with respect to all standby and commercial Letters of Credit on the daily weighted average undrawn amounts outstanding during the immediately preceding Fiscal Quarter; PROVIDED that from

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the date an Event of Default occurs, and at all times thereafter until the earlier of the date upon which (A) all Obligations have been paid and satisfied in full and (B) such Event of Default shall not be continuing, such fee shall be equal to two (2%) percent per annum above the LIBOR Margin, otherwise applicable hereunder and shall be payable on demand (such fees, the "LETTER OF CREDIT FEES"); and

              (b) The Agent shall be entitled to charge to the account of the Funds Administrator on the first Business Day of the month immediately succeeding each Fiscal Quarter, a fee for the benefit of the Issuing Bank equal to the greater of (X) $500 per annum and (Y) 0.25% per annum with respect to all standby and commercial Letters of Credit on the daily undrawn amounts outstanding during the immediately preceding Fiscal Quarter (the "FRONTING FEE"). In addition to the Fronting Fee, the Agent shall be entitled to charge the account of the Funds Administrator, as and when incurred, the customary charges, fees, costs and expenses of the Issuing Bank for the issuance, transfer, amendment or payment of any Letter of Credit (the "ISSUING BANK FEES"). Each determination of the Fronting Fee and Issuing Bank Fees shall be made by the Issuing Bank and provided in writing to the Agent and shall be conclusive and binding for purposes of Agent's right to collect and distribute such fees, absent manifest error.

         4.7 REIMBURSEMENT OF EXPENSES.

              (a) From and after the Closing Date, the Borrowers shall promptly reimburse the Agent for all Expenses of the Agent as the same are incurred by the Agent and upon receipt of invoices therefor and, if requested by the Funds Administrator, such reasonable backup materials and information as any Borrower shall reasonably request.

              (b) The Borrowers shall pay to each Lender, upon request, such amount or amounts as such Lender determines in good faith are necessary to compensate it for any loss, cost or expense incurred by it as a result of (I) any payment, prepayment or conversion of a LIBOR Rate Loan on a date other than the last day of an Interest Period for such LIBOR Rate Loan or (II) a LIBOR Rate Loan for any reason not being made or converted, or any payment of principal thereof or interest thereon not being made, on the date therefor determined in accordance with the applicable provisions of this Credit Agreement. At the election of such Lender, and without limiting the generality of the foregoing, but without duplication, such compensation on account of losses may include an amount equal to the excess of (A) the interest that would have been received from the Borrowers under and in accordance with the terms of this Credit Agreement on any amounts to be reemployed during an Interest Period or its remaining portion over (B) the interest component of the return that such Lender determines it could have obtained had it placed such amount on deposit in the interbank Dollar market selected by it for a period equal to such Interest Period or its remaining portion.

         4.8 AUTHORIZATION TO CHARGE BORROWERS' ACCOUNTS.

         Each Borrower hereby authorizes the Agent to charge such Borrower's Account with the amount of all Fees, Expenses and other payments to be paid hereunder, under the Fee Letter and under the other Credit Documents as and when such payments become due and agrees that it shall pay interest thereon from the date such amount is to be charged to such Borrower's Account to the date the same is paid (whether by the making of a Loan or otherwise) at the then applicable rate for Prime Rate Loans. Each Borrower confirms that any charges which the Agent may so make to such Borrower's Account as herein provided will be made as an accommodation to the Borrowers and solely at the Agent's discretion.

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         4.9 INDEMNIFICATION IN CERTAIN EVENTS.

         If after the Closing Date, either (a) any change in or in the interpretation of any law or regulation is introduced, including with respect to reserve requirements, applicable to DBTCo., Deutsche Bank or any other banking or financial institution from whom any of the Lenders borrows funds or obtains credit (a "FUNDING BANK"), the Agent or any of the Lenders, or (b) the Agent, a Funding Bank or any of the Lenders complies with any future guideline or request from any central bank or other Governmental Authority or (c) the Agent, a Funding Bank or any of the Lenders determines that the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof has or would have the effect described below, or the Agent, a Funding Bank or any of the Lenders complies with any request or directive regarding capital adequacy (whether of not having the force of law) of any such authority, central bank or comparable agency, and in the case of any event set forth in this CLAUSE (c), such adoption, change or compliance has or would have the direct or indirect effect of reducing the rate of return on any of the Lenders' capital as a consequence of its obligations hereunder or under any L/C Participation to a level below that which such Lender could have achieved but for such adoption, change or compliance (taking into consideration the Agent's or such Funding Bank's or Lender's policies as the case may be with respect to capital adequacy) by an amount deemed by such Lender to be material, or any of the foregoing events described in CLAUSES (a), (b) OR
(c) increases the cost to the Agent, or any of the Lenders of (i) funding or maintaining the Line of Credit; or (ii) acquiring or maintaining any L/C Participation in any Letter of Credit, or reduces the amount receivable in respect thereof, or in respect of such Letter of Credit, by the Agent, the Issuing Bank of such Letter of Credit or any Lender, then the Borrowers shall upon demand by the Agent, pay to the Agent, for the account of each applicable Lender or, as applicable, an Issuing Bank or a Funding Bank, additional amounts sufficient to indemnify such Person against such increase in cost or reduction in amount receivable. A certificate as to the amount of such increased cost and setting forth in reasonable detail the calculation thereof shall, if requested by the Funds Administrator, be submitted to the Funds Administrator by the Person making such claim, and upon 15 days after delivery of such certificate to the Funds Administrator shall be conclusive absent manifest error.

         4.10 CALCULATIONS AND DETERMINATIONS.

              (a) All calculations of (i) interest hereunder and (ii) Fees, shall be made by the Agent, on the basis of a year of 360 days, or, if such computation would cause the interest and fees chargeable hereunder to exceed the Highest Lawful Rate, 365/366 days, in each case to the extent applicable for the actual number of days elapsed (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable.

              (b) In making the determinations contemplated by ARTICLE 4, the Agent and each Lender may make such estimates, assumptions, allocations and the like that such Person in good faith determines to be appropriate.

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              (c) Each determination by the Agent of an interest rate or payment hereunder shall be conclusive and binding for all purposes, absent manifest error.

                                   ARTICLE 5

                              CONDITIONS PRECEDENT
                              --------------------

         5.1 CONDITIONS TO CLOSING DATE.

         The Closing Date is subject to the satisfaction or waiver, immediately prior thereto or concurrently therewith, of the following conditions precedent:

              (a) Credit Party Documents. On or before the Closing Date, Borrowers shall, and shall cause each other Credit Party to, deliver to Agent the following with respect to Borrowers or such Credit Party, as the case may be, each, unless otherwise noted, dated the Closing Date:

                  (i) Copies of the Governing Documents of such Person, certified by the Secretary of State of its jurisdiction of organization or, if such document is of a type that may not be so certified, certified by the secretary or similar officer of the applicable Credit Party, together with a good standing certificate from the Secretary of State of its jurisdiction of organization and each other state in which such Person is qualified to do business and, to the extent generally available, a certificate or other evidence of good standing as to payment of any applicable franchise or similar taxes from the appropriate taxing authority of each of such jurisdictions, each dated a recent date prior to the Closing Date;

                  (ii) Resolutions of the Governing Body of such Person approving and authorizing the execution, delivery and performance of the Credit Documents to which it is a party, certified as of the Closing Date by the secretary or similar officer of such Person as being in full force and effect without modification or amendment;

                  (iii) Signature and incumbency certificates of the officers of such Person executing the Credit Documents to which it is a party;

                  (iv) Executed originals of the Credit Documents to which such Person is a party; and

                  (v) Such other documents as Agent may reasonably request.

              (b) Fees. The Agent and each of the Lenders shall have received payment in full of those Fees and Expenses referred to in the Fee Letter and in
ARTICLE 4 payable to them on or before the Closing Date (or an irrevocable authorization to pay such Fees or Expenses out of the proceeds of the Loans).

              (c) Corporate and Capital Structure; Ownership; Management.

                  (i) Corporate Structure. The corporate organizational structure of Holdings and its Subsidiaries shall be as previously approved by Agent and set forth on SCHEDULE B, PART 5.1C annexed hereto or as otherwise satisfactory to Agent.

                  (ii) Capital Structure and Ownership. The capital structure and ownership of Holdings and Company shall be as previously approved by Agent and set forth on SCHEDULE B, PART 5.1C annexed hereto or as otherwise satisfactory to Agent.

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                  (iii) Shareholders' Agreements. Agent shall have received
         copies and shall be satisfied with the form and substance of any shareholders' agreements between Holdings or Company and the shareholders defined therein.

              (d) Representations and Warranties; Performance of Agreements. Borrowers shall have delivered to Agent an officer's certificate, in form and substance satisfactory to Agent, to the effect that the representations and warranties in SECTION 6 are true, correct and complete in all material respects on and as of the Closing Date to the same extent as though made on and as of that date (or, to the extent such representations and warranties specifically relate to an earlier date, that such representations and warranties were true, correct and complete in all material respects on and as of such earlier date) and that Borrowers shall have performed in all material respects all agreements and satisfied all conditions which this Credit Agreement provides shall be performed or satisfied by them on or before the Closing Date except as otherwise disclosed to and agreed to in writing by Agent.

              (e) Financial Statements; Pro Forma Financial Statements. On or before the Closing Date, Lenders shall have received from Borrowers (i) audited financial statements of Borrowers and their Subsidiaries for Fiscal Years ended on or about December 31 of 2002, 2001 and 2000, consisting of consolidated balance sheets and the related consolidated statements of income, stockholders' equity and cash flows for each such Fiscal Year, (ii) unaudited financial statements of Borrowers and their Subsidiaries consisting of consolidated balance sheets and the related consolidated statements of income and cash flows for the fiscal quarters ended not later than 45 days prior to the Closing Date and monthly financial statements for any fiscal period of less than three months and more than 30 days prior to the Closing Date; (iii) pro forma consolidated balance sheet of Borrowers and their Subsidiaries as at the Closing Date prepared in accordance with GAAP and reflecting the consummation of the financings and other transactions contemplated hereby, and (iv) projected financial statements consisting of consolidated balance sheets and the related consolidated statements of income and cash flows for the five-year period after the Closing Date, all of the foregoing in clauses (i) through (iv) to be substantially consistent with any financial statements previously delivered to Agent and, substantially consistent with any projected financial results for such periods previously delivered to Agent and otherwise in form and substance satisfactory to Agent.

              (f) Opinions of Counsel to Credit Parties. Lenders shall have received originally executed copies of one or more favorable written opinions of Paul, Hastings, Janofsky & Walker LLP, counsel for Credit Parties, in form and substance reasonably satisfactory to Agent and its counsel, dated as of the Closing Date and setting forth substantially the matters in the opinions designated in EXHIBIT G annexed hereto and as to such other matters as Agent acting on behalf of Lenders may reasonably request (this Credit Agreement constituting a written request by Borrowers to such counsel to deliver such opinions to Lenders).

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              (g) Opinion of Agent's Counsel. Lenders shall have received originally executed copies of a favorable written opinion of O'Melveny & Myers LLP, counsel to Agent, dated as of the Closing Date, substantially in the form of EXHIBIT H annexed hereto.

              (h) Evidence of Insurance. Agent shall have received and approved evidence of insurance coverage in amount and scope, and the insurance carriers shall have delivered endorsements in form and substance, satisfactory to the Agent (i) naming the Agent as loss payee to the extent required by SECTION 7.8(b), and (ii) naming the Agent and the Lenders as the insured for title insurance policies.

              (i) Necessary Governmental Authorizations and Consents; Expiration of Waiting Periods, Etc. Borrowers shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary or advisable in connection with the transactions contemplated by the Credit Documents and the continued operation of the business conducted by Borrowers and their Subsidiaries in substantially the same manner as conducted prior to the Closing Date. Each such Governmental Authorization and consent shall be in full force and effect, except in a case where the failure to obtain or maintain a Governmental Authorization or consent, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Credit Documents or the financing thereof. No action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable Government Authority to take action to set aside its consent on its own motion shall have expired.

              (j) Environmental Reports. Agent shall have received reports and other information, in form, scope and substance satisfactory to Agent, regarding environmental matters relating to Borrowers and their Subsidiaries and the Facilities, which reports shall include a Phase I environmental assessment for each of the Facilities currently owned, leased, operated or used by Borrowers and their Subsidiaries and designated by Agent which (a) conforms to the ASTM Standard Practice for Environmental Site Assessments: Phase I Environmental Site Assessment Process, E 1527, and (b) was conducted no more than six months prior to the Closing Date by one or more environmental consulting firms reasonably satisfactory to Agent.

              (k) Security Interests in Personal and Mixed Property. To the extent not otherwise satisfied prior to the Closing Date, Agent shall have received evidence satisfactory to it that Holdings and Borrowers shall have taken or caused to be taken all such actions, executed and delivered or caused to be executed and delivered all such agreements, documents and instruments, and made or caused to be made all such filings and recordings (other than the filing or recording of items described in clauses (ii), (iii) and (iv) below) that may be necessary or, in the opinion of Agent, desirable in order to create and/or continue in favor of Agent, for the benefit of Lenders, a valid and (upon such filing and recording) perfected first priority security interest in the entire personal and mixed property Collateral. Such actions shall include the following:

                  (i) Stock Certificates and Instruments. To the extent not previously delivered to Agent, delivery to Agent of (a) certificates (which certificates shall be accompanied by irrevocable undated stock powers, duly endorsed in blank and otherwise satisfactory in form and substance to Agent) representing all Capital Securities pledged pursuant to the Security Agreement and (b) all promissory notes or other instruments (duly endorsed, where appropriate, in a manner satisfactory to Agent) evidencing any Collateral;

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                  (ii) Lien Searches and UCC Termination Statements. Delivery to
         Agent of (a) the results of a recent search, by a Person satisfactory to Agent, of all effective UCC financing statements and fixture filings and all judgment and tax lien filings which may have been made with respect to any personal or mixed property of any Credit Party, together with copies of all such filings disclosed by such search, and (b) UCC termination statements duly executed by all applicable Persons for filing in all applicable jurisdictions as may be necessary to terminate any effective UCC financing statements or fixture filings disclosed in such search (other than any such financing statements or fixture filings in respect of Liens permitted to remain outstanding pursuant to the terms of this Credit Agreement).

                  (iii) UCC Financing Statements and Fixture Filings. To the extent not previously delivered to Agent, delivery to Agent of UCC financing statements and/or amendments thereto and, where appropriate, fixture filings, duly executed by each applicable Credit Party (if required) with respect to all personal and mixed property Collateral of such Credit Party, for filing in all jurisdictions as may be necessary or, in the opinion of Agent, desirable to perfect or continue the perfection of the security interests created in such Collateral pursuant to the Collateral Documents;

                  (iv) PTO Cover Sheets, Etc. To the extent not previously delivered to Agent, delivery to Agent of all cover sheets or other documents or instruments required to be filed with the PTO in order to create or continue or perfect or continue to perfect Liens in respect of any Intellectual Property Collateral;

                  (v) Control Agreements. Delivery to Agent of such control agreements with financial institutions and other Persons in order to perfect Liens in respect of Depository Accounts and Disbursement Accounts and other Collateral pursuant to the Collateral Documents;

(vi) Opinions of Local Counsel. Delivery to Agent of an opinion of counsel (which counsel shall be reasonably satisfactory to Agent) under the laws of each jurisdiction in which any Credit Party or any personal or mixed property Collateral is located with respect to the creation and perfection of the security interests in favor of Agent in such Collateral and such other matters governed by the laws of such jurisdiction regarding such security interests as Agent may reasonably request, in each case in form and substance reasonably satisfactory to Agent.

              (l) Mortgages. To the extent not previously delivered to Agent, Agent shall have received from Borrowers:

                  (i) Mortgages. Fully executed and notarized Mortgages, or amendments to previously recorded Mortgages in proper form for recording in all appropriate places in all applicable jurisdictions, encumbering each Real Property Asset listed in SCHEDULE B, PART 5.1L annexed hereto (each a "MORTGAGED PROPERTY" and, collectively, the "MORTGAGED PROPERTIES");

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                  (ii) Opinions of Local Counsel. An opinion of counsel (which counsel shall be reasonably satisfactory to Agent) in each state in which a Mortgaged Property is located with respect to the enforceability of the Mortgages to be recorded or recorded in such state and such other matters as Agent may reasonably request, in each case in form and substance reasonably satisfactory to Agent;

                  (iii) Landlord Consents and Estoppels; Recorded Leasehold Interests. In the case of each Mortgaged Property consisting of a leasehold property, (a) a landlord consent and estoppel with respect thereto in form and substance either (i) reasonably satisfactory to Agent or (2) required by the lease demising such leasehold property, and (b) evidence that such leasehold property is a recorded leasehold interest;

                  (iv) Title Insurance. (a) ALTA mortgagee title insurance policies or unconditional commitments therefor (the "MORTGAGE POLICIES") issued by a title company satisfactory to Agent with respect to the Mortgaged Properties listed in SCHEDULE B, PART 5.1L annexed hereto, in amounts not less than the respective amounts designated therein with respect to any particular Mortgaged Properties, insuring fee simple title to, or a valid leasehold interest in, each such Mortgaged Property vested in such Credit Party and assuring Agent that the applicable Mortgages create or continue valid and enforceable first priority mortgage Liens on the respective Mortgaged Properties encumbered thereby, subject only to a standard survey exception and Permitted Encumbrances, which Mortgage Policies (1) shall include an endorsement for mechanics' liens, for future advances under this Credit Agreement and for any other matters reasonably requested by Agent and
         (2) shall provide for affirmative insurance and such reinsurance as Agent may reasonably request, all of the foregoing in form and substance reasonably satisfactory to Agent; and (b) evidence satisfactory to Agent that such Credit Party has (i) delivered to the title company all certificates and affidavits required by the title company in connection with the issuance of the Mortgage Policies and
         (ii) paid to the title company or to the appropriate governmental authorities all expenses and premiums of the title company in connection with the issuance of the Mortgage Policies and all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording the Mortgages in the appropriate real estate records;

                  (v) Title Reports. With respect to each Mortgaged Property listed in SCHEDULE B, PART 5.1L annexed hereto, a title report issued by the title company with respect thereto, and satisfactory in form and substance to Agent;

                  (vi) Copies of Documents Relating to Title Exceptions. Copies of all recorded documents listed as exceptions to title or otherwise referred to in the Mortgage Policies or in the title reports delivered pursuant to SECTION 5.1(l)(v);

                  (vii) Matters Relating to Flood Hazard Properties. (a) Evidence, which may be in the form of a letter from an insurance broker or a municipal engineer, as to whether (1) any Mortgaged Property is a Flood Hazard Property and (2) the community in which any such Flood

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         Hazard Property is located is participating in the National Flood
         Insurance Program, (b) if there are any such Flood Hazard Properties, such Credit Party's written acknowledgement of receipt of written notification from Agent (1) as to the existence of each such Flood Hazard Property and (2) as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program, and (c) in the event any such Flood Hazard Property is located in a community that participates in the National Flood Insurance Program, evidence that Borrowers have obtained flood insurance in respect of such Flood Hazard Property to the extent required under the applicable regulations of the Board of Governors of the Federal Reserve System.

              (m) Matters Relating to Existing Indebtedness of Borrowers.

                  (i) Redemption of Existing Subordinated Notes. Company shall have given irrevocable notice of redemption of all of its existing Subordinated Notes for aggregate consideration, including accrued interest and premiums, not to exceed $87,000,000.

                  (ii) Existing Indebtedness to Remain Outstanding. Agent shall have received an officer's certificate of Borrowers stating that, after giving effect to the transactions described in this SECTION 5.1(m), the Indebtedness of Credit Parties (other than Indebtedness under the Credit Documents, the Senior Notes and the Subordinated Notes) shall consist of no more than $1,000,000 in aggregate principal amount of outstanding Indebtedness. The terms and conditions of all such Indebtedness shall be in form and in substance satisfactory to Agent.

              (n) Changes in Market. There shall not have occurred and be continuing a material adverse change in the market for syndicated bank credit facilities, or a material disruption of, or material adverse change in, financial, banking or capital market conditions, in each case since the date hereof, as reasonably determined by the Agent and there shall not exist any competing offering, placement or arrangement for any debt security other than the Senior Notes or financing contemplated by the Credit Documents.

              (o) Unused Availability. On or before the Closing Date, Borrowers shall have delivered to Agent a Borrowing Base Certificate substantially in the form of EXHIBIT E annexed hereto, prepared as of a recent date prior to the Closing Date. After giving pro forma effect to the extensions of credit on the Closing Date, if any, and the payment of all costs, fees and expenses incurred by or for the account of the Borrowers in connection with the execution and delivery of this Credit Agreement and the other Credit Documents, there shall be Excess Availability of at least $35,000,000.

              (p) Collateral Audits and Appraisals. Agent shall have received
(i) a final collateral audit report of all Inventory and Accounts of the Borrowers and their Subsidiaries, including the accounts payable and management information systems of the Borrowers and their Subsidiaries, in form, scope and substance satisfactory to the Agent and performed by auditors satisfactory to the Agent and (ii) final appraisal reports concerning the Net Orderly Liquidation Value of the Inventory and of the Real Estate of the Borrowers and their Subsidiaries, in form, scope and substance satisfactory to the Agent and performed by appraisers satisfactory to the Agent.

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              (q) Senior Notes. The Borrowers shall have issued the Senior Notes in an original aggregate principal amount of not less than $175,000,000. The documentation evidencing the Senior Notes and the terms of the Senior Notes shall be satisfactory in form and substance to the Agent.

              (r) Additional Documents. The Funds Administrator and each Borrower shall have executed and delivered to the Agent all such other documents which the Agent determines are reasonably necessary to consummate the transactions contemplated hereby.

         5.2 CONDITIONS TO EACH CREDIT EVENT.

         On the date of each Credit Event (including the initial Credit Event), both immediately before and immediately after giving effect thereto and to the application of the proceeds therefrom, the following statements shall be true to the satisfaction of the Agent (and each request for a Credit Event, shall constitute a representation and warranty by each Borrower that on the date of such Credit Event, immediately before and immediately after giving effect thereto and to the application of the proceeds therefrom, such statements are true):

              (a) The representations and warranties contained in this Credit Agreement and in each other Credit Document are true and correct in all material respects on and as of the date of such Credit Event as though made on and as of such date, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date);

              (b) No event has occurred and is continuing, or could reasonably be expected to result from such Credit Event or the application of the proceeds thereof, which would constitute a Default or an Event of Default;

              (c) immediately after giving effect to the Credit Event, the Total Revolving Utilization would not exceed the lesser of (X) the aggregate of all Revolving Loan Commitments and (Y) subject to SECTION 2.2(B), the Borrowing Base; and

              (d) In the case of the issuance of any Letter of Credit, none of the events set forth in SECTION 3.1 has occurred and is continuing or would result from the issuance of such Letter of Credit.

                                   ARTICLE 6

                         REPRESENTATIONS AND WARRANTIES
                         ------------------------------

         To induce the Agent and the Lenders to enter into this Credit Agreement and each Issuing Bank to issue Letters of Credit, each Borrower, with respect to itself, each of the other Borrowers and each of their respective Subsidiaries, hereby represents and warrants to the Agent, the Lenders and each Issuing Bank:

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         6.1 ORGANIZATION AND QUALIFICATION.

         Each Credit Party (a) is duly organized, validly existing and in good standing under the laws of the state of its organization, (b) has the power and authority to own its properties and assets and to transact the businesses in which it presently is, or proposes to be, engaged and (c) is duly qualified and is authorized to do business and is in good standing in each jurisdiction where it presently is, or proposes to be, engaged in business except to the extent where failure to be so qualified or authorized or in good standing could not reasonably be expected to have a Material Adverse Effect. SCHEDULE B, PART 6.1 lists the exact legal name of each Credit Party, the State of incorporation of each such Person, the organizational identification number of each such Person, the federal employer identification number of each such Person and all jurisdictions in which each such Person is qualified to do business as foreign corporations.

         6.2 SOLVENCY.

         The fair saleable value of the assets of the Borrowers and their Subsidiaries on a consolidated basis exceeds all their probable liabilities, including those to be incurred pursuant to this Credit Agreement and the other Credit Documents. The Borrowers and their Subsidiaries on a consolidated basis
(a) do not have unreasonably small capital in relation to the business in which they are, or propose to be, engaged and (b) have not incurred, and do not believe that they will incur after giving effect to the transactions contemplated by this Credit Agreement and the other Credit Documents, debts beyond their ability to pay such debts as they become due.

         6.3 RIGHTS IN COLLATERAL; PRIORITY OF LIENS.

         Each Credit Party owns the property provided in the scope of the Lien granted by it as Collateral under the Credit Documents, free and clear of any and all Liens in favor of third parties, except for those listed on SCHEDULE B,
PART 8.4 and other Liens permitted under SECTION 8.4. Upon the proper filing of the UCC financing statements, and the taking of the other actions specified in
SECTION 5.1(k) and SECTION 5.1(l), the Liens granted pursuant to the Credit Documents will constitute the valid and enforceable first, prior and perfected Liens on the Collateral, except, in the case of priorities, for prior Liens set forth in CLAUSES (b), (c), (d) AND (e) of SECTION 8.4 and Liens identified on SCHEDULE B, PART 8.4 as prior to the Agent's Liens.

         6.4 NO CONFLICT.

         The execution, delivery and performance by each Credit Party of each Credit Document to which it is a party: (a) are within its corporate power; (b) are duly authorized by all necessary corporate action; (c) are not in contravention of any Requirement of Law or any material indenture, contract, lease, agreement, instrument or other commitment to which it is a party or by which it or any of its properties are bound; (d) are not in contravention of any provision set forth in any Governing Documents, (e) do not require the consent, registration or approval of any Governmental Authority or any other Person (except such as have been duly obtained, made or given, and are in full force and effect); and (f) will not, except as contemplated herein, result in the imposition of any Liens upon any of its properties.

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         6.5 ENFORCEABILITY.

         The Credit Agreement and all of the other Credit Documents to which any Credit Party is a party are the legal, valid and binding obligations of such Credit Party, and are enforceable against each of them in accordance with their terms, except as such enforceability may be limited by (a) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and (b) general principles of equity.

         6.6 CONSENTS.

         No consent or authorization of, filing with or other act by or in respect of, any Governmental Authority or any other Person is required in connection with any Credit Event hereunder, the grant of the Liens pursuant to the Credit Documents, the continuing operations of any Credit Party or with the execution, delivery, performance, validity or enforceability of this Credit Agreement, the Notes or the other Credit Documents, except for the filing of the UCC financing statements and consents or authorizations which have been obtained or filings which have been made and which, in each case, are in full force and effect.

         6.7 FINANCIAL DATA.

         The Borrowers have furnished or caused to be furnished to the Lenders the Financial Statements set forth in SECTION 5.1(e). All such statements other than pro forma financial statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position (on a consolidated basis) of the entities described in such financial statements as at the respective dates thereof and the results of operations and cash flows (on a consolidated basis) of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments. Neither Borrowers nor any of their Subsidiaries has (and will not have following the funding of the initial Credit Event) any contingent obligation, contingent liability or liability for taxes, long-term lease or unusual forward or long-term commitment that, as of the Closing Date, is not reflected in the foregoing financial statements or the notes thereto and, as of any Credit Event subsequent to the Closing Date, is not reflected in the most recent financial statements delivered to Agent pursuant to SECTION 7.1 or the notes thereto and that, in any such case, is material in relation to the business, operations, properties, assets, condition (financial or otherwise) or prospects of Borrowers or any of their Subsidiaries.

         6.8 LOCATIONS OF OFFICES, RECORDS AND INVENTORY.

         The exact name and address of the principal place of business and chief executive office of each Credit Party is set forth on SCHEDULE B, PART 6.8. There is no location at which any Credit Party has any Collateral (except for miscellaneous office equipment, vehicles and Inventory in transit in the ordinary course of business) other than those locations identified on SCHEDULE B, PART 6.8. The books and records of each Credit Party, and all of their respective chattel paper and records of Accounts, are maintained exclusively at such locations. To the extent any such locations are not owned, SCHEDULE B, PART
6.8 also sets forth the purpose of such location (e.g., warehouse, processing plant, sales office, etc.), the legal names of the owners and/or operators thereof; and the address and phone numbers of such owners and/or operators or representatives. None of the receipts received by any Credit Party from any warehouseman or processor states that the goods covered thereby are to be delivered to bearer or to the order of a named person or to a named person and such named person's assigns.

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         6.9 FICTITIOUS BUSINESS NAMES.

         Except as set forth on SCHEDULE B, PART 6.9, no Credit Party has used any corporate or fictitious name during the five (5) years preceding the date hereof, other than the corporate name under which it has executed this Credit Agreement.

         6.10 SUBSIDIARIES.

         The only Subsidiaries of each Credit Party are those listed on SCHEDULE B, PART 6.10. The record and beneficial owner of all of the issued and outstanding Capital Securities of each of the Subsidiaries is listed on SCHEDULE B, PART 6.10. There are no proxies, irrevocable or otherwise, with respect to such Capital Securities, and no Capital Securities of any Subsidiary of any Credit Party are or may become required to be issued by reason of any options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, Capital Securities of any Subsidiary of any Credit Party, and there are no contracts, commitments, understandings or arrangements by which any Subsidiary of any Credit Party is or may become bound to issue additional Capital Securities convertible into or exchangeable for such Capital Securities. All of such shares listed on SCHEDULE B, PART 6.10 are owned by a Credit Party free and clear of any Liens other than in favor of Agent.

         6.11 NO JUDGMENTS OR LITIGATION.

         No judgments, orders, writs or decrees are outstanding against any Credit Party nor is there now pending or, to the best of any Borrower's knowledge, threatened any litigation, contested claim, investigation, arbitration, or governmental proceeding by or against any Credit Party except such judgments, orders, writs, decrees, pending or threatened litigation, contested claims, investigations, arbitrations and governmental proceeds which could not individually or in the aggregate be reasonably expected to have a Material Adverse Effect on the Credit Parties taken as a whole. Except as set forth on SCHEDULE B, PART 6.11, there is no pending, or, to the best of any Borrower's knowledge, threatened litigation, claim, investigation, arbitration or governmental proceeding by or against any Credit Party that seeks damages in excess of $1,000,000 or that seeks injunctive relief.

         6.12 ENVIRONMENTAL MATTERS.

         Except as disclosed on SCHEDULE B, PART 6.12, (i) no material Environmental Claims are pending or, to the knowledge of any Borrower, threatened against any Credit Party; (ii) each Credit Party is in compliance in all material respects with all Environmental Laws; and (iii) no Borrower has knowledge of any material release or threatened material release of any Hazardous Material at any Facilities, or at any other location where any Credit Party has arranged for disposition of Hazardous Materials.

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         6.13 LABOR MATTERS.

              (a) There are no material labor controversies pending or, to the best of any knowledge of any Borrower, threatened between any Credit Party and any of their respective employees.

              (b) No Credit Party is engaged in any unfair labor practice. There is (i) no unfair labor practice complaint pending against any Credit Party or, to the best knowledge of any Borrower, threatened against any of them, before the National Labor Relations Board, and no significant grievance or significant arbitration proceeding arising out of or under collective bargaining agreements is so pending against any Credit Party or, to the best knowledge of any Borrower, threatened against any of them, (ii) no strike, labor dispute, slowdown or stoppage pending against any Credit Party or, to the best knowledge of any Borrower, threatened against any of them and (iii) to the best of any Borrower's knowledge, no union representation question with respect to the employees of any Credit Party and no union organizing activities.

         6.14 COMPLIANCE WITH LAW.

         No Credit Party has violated or failed to comply with any Requirement of Law the failure of which to comply would have individually or in the aggregate at any time a Material Adverse Effect.

         6.15 ERISA.

              (a) SCHEDULE B, PART 6.15 lists (i) all ERISA Affiliates and (ii) all Plans and separately identifies all Title IV Plans, Multiemployer Plans, and Retiree Welfare Plans. Except with respect to Multiemployer Plans, each Plan which is intended to be qualified under Section 401 of the Code has been determined by the IRS to so qualify, the trusts created thereunder have been determined to be exempt from tax under the provisions of Section 501 of the Code, and to any Borrower's knowledge nothing has occurred that would cause the loss of such qualification or tax-exempt status. Except as could not reasonably be expected to have a Material Adverse Effect, each Plan is in compliance with the applicable provisions of ERISA and the Code, including the timely filing of all reports required under the Code or ERISA. No Credit Party nor any ERISA Affiliate has failed to make any contribution or pay any amount due as required by either Section 412 of the Code or Section 302 of ERISA or the terms of any such Title IV Plan. Except as could not be reasonably be expected to have a Material Adverse Effect, no Prohibited Transaction, in connection with any Plan has occurred that would subject any Credit Party to a material tax under Section 502(l) of ERISA or Section 4975 of the Code, and no event has occurred with respect to a Plan which would subject any Credit Party to any material liability under Section 502(l) of ERISA.

              (b) Except as set forth in SCHEDULE B, PART 6.15: (i) no Title IV Plan has any Unfunded Pension Liability; (ii) no Termination Event or event described in Section 4062(e) of ERISA with respect to any Title IV Plan has occurred or is reasonably expected to occur; (iii) there are no pending, or to the knowledge of any Borrower, threatened claims (other than claims for benefits in the normal course), sanctions, actions or lawsuits, asserted or instituted against any Plan or any Person as fiduciary or sponsor of any Plan; (iv) within the last five years no Title IV Plan has been terminated, whether or not in a

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"standard termination" as that term is used in Section 4041(b)(1) of ERISA, nor has any Title IV Plan (determined at any time within the past five years) with Unfunded Pension Liabilities been transferred outside of the "controlled group" (within the meaning of Section 4001(a)(14) of ERISA) of any Credit Party or ERISA Affiliate (determined at such time).

         6.16 INTELLECTUAL PROPERTY.

         Each Credit Party owns or licenses or otherwise has the right to use all Intellectual Property necessary for the operation of its business as presently conducted. As of the date hereof, no Credit Party has any Intellectual Property registered, or subject to pending applications, in the United States Patent and Trademark Office or any similar office or agency in the United States, any State thereof, any political subdivision thereof or in any other country, other than those described in SCHEDULE B, PART 6.16 and has not granted any licenses with respect thereto other than as set forth in SCHEDULE B, PART
6.16. No event has occurred which permits or would permit after notice or passage of time or both, the revocation, suspension or termination of such rights which revocation, suspension or termination could be reasonably likely to cause a Material Adverse Effect. To the best of any Borrower's knowledge, no slogan or other advertising device, product, process, method, substance or other Intellectual Property or goods bearing or using any Intellectual Property presently contemplated to be sold by or employed by any Credit Party infringes any patent, trademark, servicemark, tradename, copyright, license or other Intellectual Property owned by any other Person presently and no claim or litigation is pending or, to any Borrower's knowledge, threatened against or affecting any Credit Party contesting its right to sell or use any such Intellectual Property. SCHEDULE B, PART 6.16 sets forth all of the agreements or other arrangements of each Credit Party pursuant to which any such Person has a license or other right to use any trademarks, logos, designs, representations or other Intellectual Property owned by another person as in effect on the date hereof and the dates of the expiration of such agreements or other arrangements of such Person as in effect on the date hereof (collectively, together with such agreements or other arrangements as may be entered into by any Credit Party after the date hereof, the "I.P. LICENSE AGREEMENTS" and individually, an "I.P. LICENSE AGREEMENT"). No Intellectual Property at any time used by any Credit Party which is owned by another Person, or owned by any Credit Party is subject to any Lien in favor of any Person other than Agent or is affixed to any Eligible Inventory, except to the extent permitted under the term of the License Agreements listed on SCHEDULE B, PART 6.16.

         6.17 LICENSES AND PERMITS.

         Each Credit Party has obtained and holds in full force and effect, all franchises, licenses, leases, permits, certificates, authorizations, qualifications, easements, rights of way and other rights and approvals the failure of which to obtain or hold could reasonably be likely in the aggregate for all such failures to have a Material Adverse Effect. No Credit Party is in violation in any material respect of the terms of any such franchise, license, lease, permit, certificate, authorization, qualification, easement, right of way, right or approval.

         6.18 TITLE TO PROPERTY.

         All Real Property owned or leased by any Credit Party is identified on SCHEDULE B, PART 6.18. Each Credit Party has good and marketable title in fee simple to, or a valid leasehold interest in, all its Real Estate, and good title to all its personal property, and none of such property is subject to any Lien, except Permitted Encumbrances.

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         6.19 GOVERNMENTAL REGULATIONS.

         No Credit Party is (a) an investment company or a company controlled by an investment company within the meaning of the Investment Company Act of 1940, as amended, (b) a holding company or a Subsidiary of a holding company, or an Affiliate of a holding company or of a Subsidiary of a holding company, within the meaning of the Public Utility Holding Company Act of 1935, as amended, or
(c) subject to any other law which purports to regulate or restrict its ability to borrow money or to consummate the transactions contemplated by this Credit Agreement or the other Credit Documents or to perform its obligations hereunder or thereunder.

         6.20 BORROWERS' TAXES AND TAX RETURNS.

              (a) Except as set forth on SCHEDULE B, PART 6.20, each Credit Party (and any affiliated, consolidated or combined group of which any Credit Party are now or have been members) have timely filed (inclusive of any permitted extensions) with the appropriate taxing authorities all material returns (including information returns) in respect of Borrower Taxes required to be filed through the date hereof and will timely file (inclusive of any permitted extensions) any such returns required to be filed on and after the date hereof. All such returns filed are complete and accurate in all material respects. Except as specified in SCHEDULE B, PART 6.20, no Credit Party, nor any affiliated, consolidated or combined group of which Credit Party are now or were members, have requested any extension of time within which to file returns (including information returns) in respect of any Borrower Taxes as of the Closing Date.

              (b) All material taxes, assessments, fees and other governmental charges (including any penalties or interest thereon) payable by any Credit Party (and any affiliated group of which any Credit Party is now or has been a member) in respect of their incomes, franchises, businesses, properties or otherwise (collectively, "BORROWER TAXES") in respect of periods beginning prior to the date hereof, have been timely paid, or will be timely paid, or an adequate reserve has been established therefor, as set forth in SCHEDULE B, PART
6.20 or in the Financial Statements, and no Credit Party has any liability for Borrower Taxes in excess of the amounts so paid or reserves so established.

              (c) Except as set forth in SCHEDULE B, PART 6.20, no deficiencies for Borrower Taxes have been claimed, proposed or assessed by any taxing or other Governmental Authority against any Credit Party and no Liens for Borrower Taxes have been filed. Except as set forth in SCHEDULE B, PART 6.20, there are no pending or, to the best of the knowledge of any Borrower, threatened audits, investigations or claims for or relating to any liability in respect of Borrower Taxes, and there are no matters under discussion with any taxing or other Governmental Authority with respect to Borrower Taxes which are likely to result in a material additional liability for Borrower Taxes. Either the federal income tax returns of each Borrower have been audited by the Internal Revenue Service and such audits have been closed, or the period during which any assessments may be made by the Internal Revenue Service has expired without waiver or extension, for all years up to and including the Fiscal Year ended December 31, 1999 except to the extent of utilization of net operating losses from previous years. Except as set forth in SCHEDULE B, PART 6.20, no extension of a statute of limitations relating to Borrower Taxes is in effect with respect to any Credit Party.

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              (d) Except as set forth on SCHEDULE B, PART 6.20, no Credit Party has any obligation under any tax sharing agreement or agreement regarding payments in lieu of Borrower Taxes.

         6.21 STATUS OF ACCOUNTS.

         Each Eligible Account of each Borrower is based on an actual and bona fide sale and delivery of goods or rendition of services to customers, made by such Borrower in the ordinary course of its businesses; the goods and inventory being sold by any Borrower and the Accounts created thereby are the exclusive property of such Borrower and are not and shall not be subject to any Lien whatsoever other than those arising under the Security Agreements and such Borrower's customers have accepted the goods or services.

         6.22 MATERIAL CONTRACTS AND RESTRICTIONS.

         SCHEDULE B, PART 6.22 contains a true, correct and complete list of all the Material Contracts currently in effect on the date hereof. None of the Material Contracts contain any restrictions set forth in SECTION 8.11 and all of the Material Contracts are in full force and effect, and Borrowers are not in material default thereunder and the other party thereto, to any Borrower's knowledge, is not in material default thereunder.

         6.23 AFFILIATE TRANSACTIONS.

         Except as set forth on SCHEDULE B, PART 6.23, no Credit Party is a party to or bound by any agreement or arrangement (whether oral or written) to which any Affiliate of any Credit Party is a party except (a) in the ordinary course of and pursuant to the reasonable requirements of such Credit Party's business and (b) upon fair and reasonable terms no less favorable in any material respect to such Credit Party than it could obtain in a comparable arm's-length transaction with an unaffiliated Person.

         6.24 ACCURACY AND COMPLETENESS OF INFORMATION.

         All factual information furnished by or on behalf of any Credit Party in writing to the Agent, any Lender, or the Auditors for purposes of or in connection with this Credit Agreement or any of the other Credit Documents, or any transaction contemplated hereby or thereby is or will be true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information not misleading at such time.

         6.25 NO ADVERSE CHANGE OR EVENT.

         Since December 31, 2002 and after giving effect to the transactions contemplated hereby, no change in the business, assets, condition (financial or otherwise), operations, liabilities (whether contractual, environmental or otherwise), properties, projections or prospects of the Borrowers taken as a whole has occurred, and no event has occurred or failed to occur, that has had or could reasonably be expected to have, either alone or in conjunction with all other such changes, events and failures, a Material Adverse Effect on the Credit Parties taken as a whole.

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         6.26 ACCOUNTS.

         Except for the DBT Account and the accounts set forth on SCHEDULE B,
PART 6.26, no Borrower and no Subsidiary of any Borrower maintains or otherwise has any (a) checking, savings or other accounts at any bank or other financial institution, (b) investment account, securities account, commodity account or any similar account with any securities intermediary or commodity intermediary or (c) other account where money is or may be deposited or maintained with any Person. SCHEDULE B, PART 6.26 sets forth the name of each financial institution, securities intermediary, commodity intermediary or other Person at which any account described above is maintained, the account number for each such account, the purpose of each such account, and if such account is not subject to a Control Agreement, the provision of the Credit Agreement so permitting.

                                   ARTICLE 7

                              AFFIRMATIVE COVENANTS
                              ---------------------

         Until the Expiration Date and payment and satisfaction of all
Obligations:

         7.1 FINANCIAL INFORMATION.

         The Borrowers shall furnish or cause to be furnished to the Lenders the following information within the following time periods:

              (a) YEAR-END FINANCIALS: as soon as available and in any event within ninety (90) days after the end of each Fiscal Year of the Borrowers (i) audited Financial Statements as of the close of the Fiscal Year and for the Fiscal Year, together with comparisons to the Financial Statements for the prior year and to the most recent projections with respect to such Fiscal Year delivered pursuant to CLAUSE (d) of this SECTION 7.1, in each case accompanied by (a) an unqualified opinion of the Auditors, which opinion shall be in scope and substance satisfactory to the Agent, (b) such Auditors' "Management Letter" to the Borrowers, (c) a written statement signed by the Auditors stating that in the course of the regular audit of the business of the respective Borrowers which audit was conducted by the Auditors in accordance with generally accepted auditing standards, the Auditors have not obtained any knowledge of the existence of any Default or Event of Default under any provision of this Credit Agreement, or, if such Auditors shall have obtained from such examination any such knowledge, they shall disclose in such written statement the existence of the Default or Event of Default and the nature thereof, it being understood that such Auditors shall have no liability, directly or indirectly, to anyone for failure to obtain knowledge of any such Default or Event of Default, and (ii) a narrative discussion of the consolidated financial condition and results of operations and the consolidated liquidity and capital resources of Borrowers for such Fiscal Year prepared by the chief executive officer or chief financial officer of the Borrowers and their Subsidiaries; provided that to the extent that the Borrowers' annual report on Form 10-K shall satisfy the requirement in this clause (ii), the Agent will accept such Form 10-K in lieu of such item.

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              (b) QUARTERLY FINANCIALS: as soon as available and in any event within forty-five (45) days after the end of each fiscal quarter of the Borrowers (except the last fiscal quarter of any Fiscal Year) (i) Financial Statements as at the end of and for such period and for the Fiscal Year to date, together with comparisons to the Financial Statements for the same periods in the prior year and to the most recent projections with respect to such Fiscal Year delivered pursuant to CLAUSE (d) of this SECTION 7.1, all in reasonable detail and duly certified (subject to year-end audit adjustments) by the chief executive officer or chief financial officer of the Borrowers and their Subsidiaries as having been prepared in accordance with GAAP, and (ii) a narrative discussion of the consolidated financial condition and results of operations and the consolidated liquidity and capital resources of Borrowers for such period and for the Fiscal Year to date prepared by the chief executive officer or chief financial officer of the Borrowers and their Subsidiaries; provided that to the extent that the Borrowers' quarterly report on Form 10-Q shall satisfy the requirement in this clause (ii), the Agent will accept such Form 10-Q in lieu of such item.

              (c) MONTHLY FINANCIALS: as soon as available and in any event within thirty (30) days after the end of each month (except the last month of any fiscal quarter, with respect to which such reports shall be delivered within forty-five (45) days after the end of the month (other than the last quarter of the Fiscal Year with respect to which such reports shall be delivered within ninety (90) days after the end of the month)), (i) consolidated balance sheets for the Consolidated Entity as at the end of such month and consolidated statements of operations and cash flows for such month and for the Fiscal Year to date, together with a comparison to the consolidated balance sheets, statements of operations and statements of cash flows for the same periods in the prior year, all in reasonable detail and duly certified (subject to year-end audit adjustments) by the chief executive officer or chief financial officer of the Borrowers and their Subsidiaries as having been prepared in accordance with GAAP, and (ii) an executive summary describing the operations of the Borrowers and their Subsidiaries in the form prepared for presentation to senior management for such month and for the period from the beginning of the then current Fiscal Year to the end of such month;

              (d) PROJECTIONS AND BUDGET: not later than thirty (30) days after the end of each Fiscal Year (i) beginning with the Fiscal Year ending on or about December 31, 2003, a capital and operating expense budget and projections of the financial condition and results of operations of the Consolidated Entities, prepared on a monthly basis for the current Fiscal Year, including, but not limited to, projected balance sheets, consolidated statements of operations, consolidated statements of cash flows and consolidated statements of changes in shareholders' equity for such Fiscal Years; PROVIDED however that if at any time during such Fiscal Year, management of the Borrowers determine that the financial projections no longer accurately reflect in any material respect the projected financial results for such Fiscal Year, as soon as practicable, provide to the Agent revised consolidated projections for such Fiscal Year;

              (e) OFFICER'S AND COMPLIANCE CERTIFICATES: together with each delivery of financial statements of Borrowers and their Subsidiaries pursuant to subdivisions (a) and (b) above, (i) an officer's certificate of Borrowers stating that the signers have reviewed the terms of this Credit Agreement and have made, or caused to be made under their supervision, a review in reasonable detail of the transactions and condition of Borrowers and their Subsidiaries during the accounting period covered by such financial statements and that such

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review has not disclosed the existence during or at the end of such accounting period, and that the signers do not have knowledge of the existence as at the date of such officer's certificate, of any condition or event that constitutes an Default or Event of Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action Borrowers have taken, are taking and propose to take with respect thereto; and
(b) a Compliance Certificate substantially in the form of EXHIBIT D demonstrating in reasonable detail compliance during and at the end of the applicable accounting periods with the restrictions contained in SECTION 8.1 of this Credit Agreement in each case to the extent compliance with such restrictions is required to be tested at the end of the applicable accounting period;

              (f) RECONCILIATION STATEMENTS: if, as a result of any change in accounting principles and policies from those used in the preparation of the audited financial statements referred to in SECTION 5.1(E), the consolidated financial statements of Borrowers and their Subsidiaries delivered pursuant to clauses (a), (b), (c) and (d) of this SECTION 7.1 will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then (a) together with the first delivery of financial statements pursuant to clauses (a), (b), (c) and (d) of this SECTION
7.1 following such change, consolidated financial statements of Borrowers and their Subsidiaries for (y) the current Fiscal Year to the effective date of such change and (z) the two full Fiscal Years immediately preceding the Fiscal Year in which such change is made, in each case prepared on a pro forma basis as if such change had been in effect during such periods, and (b) together with each delivery of financial statements pursuant to clauses (a), (b), (c) and (d) of this SECTION 7.1 following such change, if required pursuant to SECTION 1.2, a written statement of the chief accounting officer or chief financial officer of Borrowers setting forth the differences (including any differences that would affect any calculations relating to the financial covenants set forth in SECTION 8.1) which would have resulted if such financial statements had been prepared without giving effect to such change;

              (g) TAX RETURNS: a copy of the state and federal income tax returns of each Borrower and each Subsidiary of each Borrower within thirty (30) days after they are filed with the appropriate taxing authorities, if and when requested by any Lender;

              (h) BORROWING BASE CERTIFICATE: promptly upon request by the Agent or at the Borrowers' option at any time and in any event within ten (10) Business Days after the last Business Day of each month, a borrowing base certificate in the form of EXHIBIT E (the "BORROWING BASE CERTIFICATE") with all supporting detail as Agent may from time to time require, duly completed, detailing Borrowers' understanding as to which Accounts or Inventory constitute Eligible Accounts Receivable and Eligible Inventory as of the last day of such month (or such other date as the Agent may specify in such request), and certified by the chief executive officer or chief financial officer of the Borrowers and their Subsidiaries and subject only to adjustment upon completion of the normal year-end audit of physical inventory. In addition, each Borrowing Base Certificate shall have attached to it such additional schedules and/or other information as the Agent may request;

              (i) EVENTS OF DEFAULT: promptly and in any event within five (5) Business Days after an officer of the Borrowers becomes aware of the occurrence of a Default or Event of Default, a certificate of the chief executive officer or chief financial officer of the Borrowers and their Subsidiaries specifying the nature thereof and the proposed response thereto, each in reasonable detail;

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              (j) COMPARISONS: within thirty (30) days after the end of each month (except the last month of any fiscal quarter, with respect to which such reports shall be delivered within forty-five (45) days after the end of the month (other than the last quarter of the Fiscal Year with respect to which such reports shall be delivered within ninety (90) days after the end of the month)), a comparison of the actual results of consolidated operations, consolidated cash flows and capital expenditures for each Borrower for such month and for the period from the beginning of the current Fiscal Year through the end of such month (I) with amounts projected for such month and for the period from the beginning of the current Fiscal Year through the end of such month pursuant to
SECTION 7.1(D) above and (II) with actual results of operations, cash flow and capital expenditures for such Borrower and each of its Subsidiaries for the same periods of the prior Fiscal Year;

              (k) SEC FILINGS: promptly upon the earlier of the mailing or filing thereof, copies of all 10-Ks, 10-Qs, 8-Ks, proxy statements, annual reports, quarterly reports, registration statements and any other filings or other communications made by any Borrower to holders of its publicly traded securities or the Securities Exchange Commission from time to time pursuant to the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended;

              (l) CONSOLIDATING FINANCIAL STATEMENTS:In the event that any Person becomes a Subsidiary of any Borrower, other than an Immaterial Credit Party, after the date of this Agreement, upon the Agent's request, the Borrowers shall provide consolidating Financial Statements; and

              (m) FURTHER INFORMATION: from time to time, such further information regarding the Collateral, business affairs and prospects and financial condition of each Borrower and each Subsidiary of each Borrower as the Agent may reasonably request.

         7.2 INVENTORY.

         Upon the request of the Agent from time to time, each Borrower shall provide to the Agent written statements listing items of Inventory in reasonable detail as requested by the Agent. Each Borrower shall conduct or cause to be conducted annually a physical count of the Inventory and, a copy of such count shall be promptly supplied to the Agent accompanied by a report of the value (valued at the first-in-first-out method) of such Inventory. Upon reasonable notice by the Agent, each Borrower shall conduct such a physical count at such other times during normal business hours and as of such dates as the Agent shall reasonably request. In addition to, and not in limitation of, the foregoing, at any time and from time to time the Agent may conduct (or engage third parties to conduct) during normal business hours such field examinations, appraisals, verifications and evaluations of the Inventory as the Agent shall deem necessary or appropriate in the exercise of its sole discretion upon reasonable notice by the Agent.

         7.3 CORPORATE EXISTENCE AND COMPLIANCE WITH LAWS.

         Each Borrower shall, and shall cause each of its Subsidiaries to, (A) maintain its corporate existence (except to the extent permitted in SECTION 8.5 hereof) and maintain in full force and effect all licenses, bonds, franchises,

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leases, trademarks and qualifications to do business, and all patents, contracts and other rights, the failure of which to so maintain would cause in the aggregate a Material Adverse Effect, (B) continue in, and limit their operations to, the same general lines of business as presently conducted by it, and (C) comply, in all material respects, with all Requirements of Law applicable to its business, its operations and to the Collateral.

         7.4 ERISA.

         Each Borrower shall deliver to the Agent, at such Borrower's expense, the following information at the times specified below:

              (a) within thirty (30) days after the filing thereof with the DOL, Internal Revenue Service or PBGC, copies of each annual report (form 5500 series), including SCHEDULE B thereto, filed with respect to each Title IV Plan;

              (b) within thirty (30) days after receipt by such Borrower, any Subsidiary of such Borrower or any ERISA Affiliate of each actuarial report for any Title IV Plan, Multiemployer Plan or Retiree Welfare Plan and each annual report for any Multiemployer Plan, copies of each such report;

              (c) within ten (10) days after the occurrence thereof, notification of any increase in the benefits of any existing Title IV Plan or the establishment of any new Title IV Plan or the commencement of contributions to any Title IV Plan to which such Borrower, any Subsidiary of such Borrower or any ERISA Affiliate was not previously contributing;

              (d) within ten (10) days prior to (i) the filing of a notice with the PBGC with respect to any Reportable Event which requires by regulation 30 days advance notice and (ii) the date of the Reportable Event for any Reportable Event which by regulation post-event notice is required to be filed with the PBGC, a description of the facts and circumstances which constitute the Reportable Event for which a filing with the PBGC is required under Section 4043 of ERISA; and

              (e) within three (3) days after the occurrence thereof, any event or condition referred to in CLAUSES (i) THROUGH (vii) of SECTION 9.1(k), whether or not such event or condition shall constitute an Event of Default.

         Each Borrower and its Subsidiaries shall establish, maintain and operate all Plans to comply in all material respects with the provisions of ERISA, the Code, and all other Requirements of Law, other than to the extent that such Borrower or any such Subsidiary (i) is in good faith contesting by appropriate proceedings the validity or application of any such provision, law, rule, regulation or interpretation and (ii) has made an adequate reserve or other appropriate provision therefor as required in order to be in conformity with GAAP.

         7.5 BOOKS AND RECORDS.

         Each Borrower agrees to maintain, and to cause each of its Subsidiaries to maintain, books and records, including those pertaining to the Collateral, in such detail, form and scope as is consistent with good business practice. Each Borrower agrees that the Agent or its agents may conduct an audit and appraisal of all Inventory and Accounts during normal business hours and upon reasonable notice under the circumstances not more frequently than once during each twelve-month period after the Closing Date (exclusive of the audits and

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appraisals to be conducted in Section 5.1(p) (collectively, the "Base Audit")), each such audit and appraisal to be substantially similar in scope and substance to the Base Audit; provided that at the request of Agent or Majority Lenders, the Agent or its agents may conduct an audit of all Inventory and Accounts during normal business hours and upon reasonable notice under the circumstances twice during each twelve-month period; PROVIDED further that at any time on and after the occurrence of a Default which has not otherwise been waived pursuant to SECTION 11.10 or at any other time at the Agent's Permitted Discretion, Agent shall have the option to conduct such audits and appraisals on a more frequent basis. Each Borrower further agrees that the Agent or its agents may enter upon the premises of such Borrower or any Subsidiary of such Borrower during normal business hours and upon reasonable notice under the circumstances to (a) inspect and/or copy (at such Borrower's expense) any and all records pertaining thereto and (b) discuss the business affairs and prospects and financial condition of such or any other Borrower and each Subsidiary of such or any other Borrower with any officers, employees and directors of such Borrower or such Subsidiary or with the Auditors.

         7.6 COLLATERAL RECORDS.

         Each Borrower agrees to execute and deliver, and to cause each of its Subsidiaries to execute and deliver, to the Agent, from time to time, solely for the Agent's convenience in maintaining a record of the Collateral, such written statements and schedules as the Agent may reasonably require, including those described in SECTION 7.1 of this Credit Agreement, designating, identifying or describing the Collateral in reasonable detail. The failure by any Borrower or any Subsidiary of any Borrower, however, to promptly give the Agent such statements or schedules shall not affect, diminish, modify or otherwise limit the Liens on the Collateral granted pursuant to the Credit Documents.

         7.7 SECURITY INTERESTS.

              (a) Each Borrower shall, and shall cause each of its Subsidiaries to, defend the Collateral against all material claims and demands of all Persons at any time claiming the same or any interest therein. Each Borrower shall, and shall cause each of its Subsidiaries to, comply with the requirements of all state and federal laws in order to grant to the Agent, the Lenders and the Issuing Banks valid and perfected first priority security interests subject to CLAUSES (b), (c), (d) AND (e) of SECTION 8.4 and Liens identified on SCHEDULE B,
PART 8.4 as being prior to Agent's Liens in the Collateral, with perfection, in the case of any investment property, being effected by giving the Agent control of such investment property and by the filing of a UCC financing statement with respect to such investment property. The Agent is hereby authorized by each Borrower to file any UCC financing statements covering the Collateral whether or not such Borrower's signatures appear thereon.

              (b) In the event that any Person becomes a Domestic Subsidiary of Parent or of Borrowers after the date hereof, Borrowers will promptly within 30 days after such date notify Agent of that fact and cause such Domestic Subsidiary to execute and deliver to Agent a joinder agreement to become a Borrower under this Credit Agreement or to execute and deliver a counterpart of a Subsidiary Guaranty, and in either case to execute and deliver such Mortgages, Security Agreements and other Credit Documents and to take all such further

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actions and execute all such further documents and instruments (including actions, documents and instruments comparable to those described in SECTION 5.1(k) and SECTION 5.1(l)) as may be necessary or, in the opinion of Agent, desirable to create in favor of Agent, for the benefit of Lenders, a valid and perfected first priority Lien on all of the personal and mixed property assets of such Subsidiary described in the applicable forms of Collateral Documents. In addition, as provided in the Security Agreement, such Borrower shall, or shall cause the Subsidiary that owns the Capital Securities of such Person, to execute and deliver to Agent a supplement to the Security Agreement and to deliver to Agent all certificates representing such Capital Securities of such Person (accompanied by irrevocable undated stock powers, duly endorsed in blank).

              (c) In the event that any Person becomes a Foreign Subsidiary of any Parent or any Borrower after the date hereof, such Borrower will promptly notify Agent of that fact and, if such Subsidiary is directly owned by a Borrower or a Domestic Subsidiary, cause such Subsidiary to execute and deliver to Agent such documents and instruments and take such further actions (including actions, documents and instruments comparable to those described in SECTION 5.1(K) as may be necessary, or in the reasonable opinion of Agent, desirable to create in favor of Agent, for the benefit of Lenders, a valid and perfected first priority Lien on 66% of the capital stock of such Foreign Subsidiary.

              (d) From and after the Closing Date, in the event that any Borrower or any of its or Parent's Domestic Subsidiaries acquires any Real Property, such Borrower or such Subsidiary shall, as soon as practicable after the acquisition of such Real Property execute and deliver a Mortgage with respect to such Real Property and take all such further actions and execute all such further documents and instruments (including actions, documents, and instruments comparable to those described in SECTION 5.1(l)) as may be necessary or desirable, in the judgment of Agent, to effectively create a valid and enforceable first priority Lien on such Real Property in favor of Agent (or such other trustee as may be required or desired under local law) for the benefit of Lenders.

         7.8 MAINTENANCE OF PROPERTIES; INSURANCE; APPLICATION OF NET INSURANCE/CONDEMNATION PROCEEDS.

              (a) MAINTENANCE OF PROPERTIES. Borrowers will, and will cause each of their Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the business of Borrowers and their Subsidiaries (including all Intellectual Property) and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof.

              (b) INSURANCE. Borrowers will maintain or cause to be maintained, with financially sound and reputable insurers, such public liability insurance, third party property damage insurance, and casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of Borrowers and their Subsidiaries as may customarily be carried or maintained under similar circumstances by corporations of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for corporations similarly situated in the industry. Without limiting the generality of the foregoing, Borrowers will maintain or cause to be maintained (i) flood insurance with

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respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System, and (ii) replacement value casualty insurance on the Collateral constituting property, plant and equipment under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are at all times satisfactory to Agent in its commercially reasonable judgment. Each such policy of insurance covering the Collateral shall (a) name Agent for the benefit of Lenders as an additional insured thereunder as its interests may appear and (b) contain a loss payable clause or endorsement, reasonably satisfactory in form and substance to Agent, that names Agent for the benefit of Lenders as the loss payee thereunder for any covered loss in excess of $1,000,000 and provides for at least 30 days prior written notice to Agent of any modification or cancellation of such policy.

              (c) Application of Net Insurance/Condemnation Proceeds.

                  (i) NET INSURANCE/CONDEMNATION PROCEEDS RECEIVED BY BORROWERS. Upon receipt by Borrowers or any of their Subsidiaries of any Net Insurance/Condemnation Proceeds, (a) so long as no Default or Event of Default shall have occurred and be continuing, Borrowers shall, or shall cause one or more of their Subsidiaries to, promptly and diligently apply such Net Insurance/Condemnation Proceeds to pay or reimburse the costs of repairing, restoring or replacing the assets in respect of which such Net Insurance/Condemnation Proceeds were received or, to the extent not so applied, to prepay the Loans as provided in
         SECTION 2.4(b)(iii), and (b) if a Default or Event of Default shall have occurred and be continuing, Borrowers shall apply an amount equal to such Net Insurance/Condemnation Proceeds to prepay the Loans as provided in SECTION 2.4(b)(iii).

                  (ii) NET INSURANCE/CONDEMNATION PROCEEDS RECEIVED BY AGENT. Upon receipt by Agent of any Net Insurance/Condemnation Proceeds as loss payee, (a) if and to the extent Borrowers would have been required to apply such Net Insurance/Condemnation Proceeds (if it had received them directly) to prepay the Loans, Agent shall, and Borrowers hereby authorize Agent to, apply such Net Insurance/Condemnation Proceeds to prepay the Loans as provided in SECTION 2.4(b)(iii), and (b) to the extent the foregoing clause (a) does not apply, Agent shall hold such Net Insurance/Condemnation Proceeds pursuant to the terms of the Security Agreement and, so long as Borrowers or any of their Subsidiaries proceeds diligently to repair, restore or replace the assets of Borrowers or such Subsidiary in respect of which such Net Insurance/Condemnation Proceeds were received, Agent shall promptly upon request by Borrowers disburse to Borrowers or such Subsidiary from the Collateral Account, to the extent of any such Net Insurance/Condemnation Proceeds remaining therein in respect of the applicable covered loss, amounts necessary to pay the cost of such repair, restoration or replacement after the receipt by Agent of invoices or other documentation reasonably satisfactory to Agent relating to the amount of costs so incurred and the work performed (including, if required by Agent, lien releases and architects' certificates); PROVIDED, however that if at any time Agent reasonably determines (a) that such Borrower or such Subsidiary is not proceeding diligently with such repair, restoration or replacement or (b) that such repair, restoration or replacement cannot be completed with the Net Insurance/Condemnation Proceeds then held by Agent for such

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         purpose, together with funds otherwise available to Borrowers for such purpose, or that such repair, restoration or replacement cannot be completed within 365 days after the receipt by Agent of such Net Insurance/Condemnation Proceeds (provided that if Agent determines that only 25% of the Net Insurance/Condemnation Proceeds shall remain at the end of such 365-day period to be reinvested, Agent may grant such Borrower or such Subsidiary an additional 180 days to complete such repair, restoration or replacement), Agent shall, and Borrowers hereby authorize Agent to, apply such Net Insurance/ Condemnation Proceeds to prepay the Loans as provided in SECTION 2.4(b)(iii).

         7.9 BORROWERS' TAXES.

         Each Borrower agrees to pay, when due, and to cause each of its Subsidiaries to pay when due, all Borrower Taxes lawfully levied or assessed against such Borrower, any Subsidiary of such Borrower or any of their properties, including any of the Collateral, before any penalty or interest accrues thereon; PROVIDED that, unless such Borrower's Taxes have become a tax or ERISA Lien on any of the assets of such Borrower or any such Subsidiary, no such Borrower Taxes need be paid if the same is being contested, in good faith, by appropriate proceedings promptly instituted and diligently conducted, the Agent is advised in writing of such fact and of details relevant thereto, and if an adequate reserve or other appropriate provision shall have been made therefor as required in order to be in conformity with GAAP.

         7.10 ENVIRONMENTAL MATTERS.

              (a) Each Borrower shall, and shall cause each of its Subsidiaries to, conduct its business so as to comply in all material respects with all Environmental Laws, including without limitation, compliance in all material respects with the terms and conditions of all permits and governmental authorizations, except to the extent that any such Person is contesting, in good faith by appropriate legal proceedings, any such Environmental Law or interpretation thereof or application thereof.

              (b) If any Borrower or any Subsidiary of any Borrower shall receive written notice of any Environmental Claim with respect to any such Person, the Borrowers shall provide the Agent with a copy of such notice within ten (10) days after the receipt thereof. Within ten (10) days after any Borrower or any Subsidiary of any Borrower learns of the enactment or promulgation of any Environmental Law which reasonably could be expected to have a Material Adverse Effect, the Borrowers shall provide the Agent with notice thereof. Each Borrower shall, and shall cause each of its Subsidiaries to, promptly take all reasonable actions necessary to prevent the imposition of any Liens other than Permitted Encumbrances on any Real Estate arising out of or related to any environmental matters. At the written request of the Agent (which request will not be made unless (i) the Agent receives notice pursuant to this SECTION 7.10(B), (ii) the Agent otherwise reasonably believes any Borrower or any of its Subsidiaries may be in material violation of an Environmental Law or (iii) an Event of Default has occurred and is continuing), at the sole cost and expense of the Borrowers, the Borrowers shall retain an environmental consulting firm, satisfactory to the Agent in its commercially reasonable judgment, to conduct an environmental review, audit or investigation of the specific items as requested by the Agent relating to the Real Estate and provide to the Agent a copy of any reports delivered in connection therewith. At the request of the Agent, the Borrowers shall provide the Agent with any additional information relating to environmental matters and any potential related liability resulting therefrom as the Agent may reasonably request.

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              (c) For purposes of SECTION 6.12 and this SECTION 7.10, "material"
means any noncompliance or basis of liability that, individually or in the aggregate for all noncompliances or liabilities, reasonably would be expected to subject any Borrower or any of its Subsidiaries to costs or liability in excess of $2,000,000 in the aggregate.

         7.11 USE OF PROCEEDS.

         The initial Loans made to the Borrowers hereunder shall be used by the Borrowers (i) to fund the Refinancing, (ii) to pay the costs and expenses of the transactions contemplated by this Credit Agreement which are due and payable on the Closing Date, including the Fees and Expenses due on the Closing Date pursuant to ARTICLE 4, and (iii) for ongoing working capital needs of the Borrowers; and the proceeds of any subsequent Loans made hereunder shall be used by the Borrowers solely for the Borrowers' working capital requirements and other corporate purposes, including, without limitation, capital expenditures and acquisitions to the extent permitted hereby. The Borrowers shall not use any portion of the proceeds of any such Loans for the purpose of purchasing or carrying any "margin stock" (as defined in Regulation U of the Board of Governors of the Federal Reserve System) in any manner which violates the provisions of Regulation U or X of said Board of Governors or for any other purpose in violation of any applicable statute or regulation, or of the terms and conditions of this Credit Agreement.

         7.12 FISCAL YEAR.

         Each Borrower agrees to maintain its Fiscal Year on the same basis as in effect on the Closing Date unless otherwise required by law, in which case such Borrower will give the Agent at least thirty (30) days prior written notice thereof.

         7.13 NOTIFICATION OF CERTAIN EVENTS.

         Each Borrower agrees that it shall promptly (but, in the case of CLAUSE
(G), in any event within five (5) Business Days after an officer of such Borrower learns of any such proceeding, change, development or event) notify the Agent of:

              (a) any Material Contract of such Borrower or any of its Subsidiaries that is terminated or amended in any material respect or any new Material Contract that is entered into (in which event such Borrower shall provide the Agent with a copy of such Material Contract);

              (b) any material change or amendment of the material terms upon which suppliers of such Borrower or any of its Subsidiaries do business with such Borrower or Subsidiary;

              (c) the entry of any order, judgment or decree in excess of $1,000,000 against such Borrower or any of its Subsidiaries or any of their respective properties or assets;

              (d) receipt by such Borrower or any of its Subsidiaries of any notification of a material violation of any Requirement of Law from any Governmental Authority;

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              (e) the enactment or promulgation of any Requirement of Law or any other actual or prospective change, development or event which in each case has had or could reasonably be expected to have a Material Adverse Effect;

              (f) any proceedings being instituted or non-frivolous threat of the institution of such proceedings by or against such Borrower or any of its Subsidiaries, before any Governmental Authority or arbitrator which is seeking injunctive relief or damages in excess of $1,000,000; and

              (g) any Event of Default or Default.

         7.14 INTELLECTUAL PROPERTY.

         Each Borrower shall, and shall cause each of its Subsidiaries to, do and cause to be done all things necessary to preserve and keep in full force and effect all of such Person's Intellectual Property except for such Intellectual Property that is obsolete, unnecessary to any Credit Party's business or having nominal value.

         7.15 MAINTENANCE OF PROPERTY.

         Each Borrower agrees to keep, and to cause each of its Subsidiaries to keep, all tangible property useful and necessary to its respective businesses in good working order and condition (ordinary wear and tear excepted) in accordance with their past operating practices and not to commit or suffer any waste with respect to any of its properties that are useful and necessary to its respective businesses.

         7.16 FURTHER ASSURANCES.

         Each Borrower shall take, and shall cause each of its Subsidiaries to take, all such further actions and execute all such further documents and instruments as the Agent may at any time reasonably determine in its sole discretion to be necessary or desirable to further carry out and consummate the transactions contemplated by the Credit Documents, to cause the execution, delivery and performance of the Credit Documents to be duly authorized and to perfect or protect the Liens (and the priority status thereof) of the Agent on the Collateral.

         7.17 CHANGES IN MARKET.

         Each Borrower agrees that the Agent shall be entitled, after consultation with the Borrowers, to change the terms and conditions, pricing and structure of the credit facilities extended hereunder if the Agent determines that such changes are advisable to ensure the successful initial syndication of the Credit facilities, PROVIDED, that the Total Commitments remain unchanged.

                                   ARTICLE 8

                               NEGATIVE COVENANTS
                               ------------------

         Until the Expiration Date and payment and satisfaction of all Obligations, each Borrower agrees that:

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         8.1 FINANCIAL COVENANTS.

              (a) MINIMUM FIXED CHARGE COVERAGE RATIO. The Borrowers shall have at the end of each Fiscal Quarter set forth below a Fixed Charge Coverage Ratio, calculated on a Pro Forma Basis, for the twelve month period then ended of not less than the ratio set forth below opposite each such Fiscal Quarter;

FISCAL QUARTER                                          MINIMUM FIXED CHARGE
--------------                                             COVERAGE RATIO
                                                           --------------

4th Fiscal Quarter, Fiscal Year 2003                         1.35:1.00

1st Fiscal Quarter, Fiscal Year 2004                         1.35:1.00
2nd Fiscal Quarter, Fiscal Year 2004                         1.10:1.00
3rd Fiscal Quarter, Fiscal Year 2004                         1.05:1.00
4th Fiscal Quarter, Fiscal Year 2004                         1.05:1.00

1st Fiscal Quarter, Fiscal Year 2005                         1.05:1.00
2nd Fiscal Quarter, Fiscal Year 2005                         1.05:1.00
3rd Fiscal Quarter, Fiscal Year 2005                         1.05:1.00
4th Fiscal Quarter, Fiscal Year 2005                         1.05:1.00
1st Fiscal Quarter, Fiscal Year 2006                         1.10:1.00
  and each Fiscal Quarter thereafter

              (b) MAXIMUM LEVERAGE RATIO. The Borrowers shall not permit the Leverage Ratio, calculated on a Pro Forma Basis, as of the last day of the following Fiscal Quarters to exceed the ratio set forth below opposite each such Fiscal Quarter:

FISCAL QUARTER                                  MAXIMUM LEVERAGE RATIO
--------------                                  ----------------------

4th Fiscal Quarter, Fiscal Year 2003                        5.95:1.00

1st Fiscal Quarter, Fiscal Year 2004                        5.95:1.00
2nd Fiscal Quarter, Fiscal Year 2004                        5.95:1.00
3rd Fiscal Quarter, Fiscal Year 2004                        5.95:1.00
4th Fiscal Quarter, Fiscal Year 2004                        5.85:1.00

1st Fiscal Quarter, Fiscal Year 2005                        5.75:1.00
2nd Fiscal Quarter, Fiscal Year 2005                        5.50:1.00
3rd Fiscal Quarter, Fiscal Year 2005                        5.40:1.00
4th Fiscal Quarter, Fiscal Year 2005                        5:20:1.00

1st Fiscal Quarter, Fiscal Year 2006                        5.05:1.00
2nd Fiscal Quarter, Fiscal Year 2006                        4.85:1.00
3rd Fiscal Quarter, Fiscal Year 2006                        4.80:1.00
4th Fiscal Quarter, Fiscal Year 2006                        4.65:1.00

1st Fiscal Quarter, Fiscal Year 2007                        4:70:1.00
2nd Fiscal Quarter, Fiscal Year 2007                        4.50:1.00
  and each Fiscal Quarter thereafter

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         8.2 CAPITAL EXPENDITURES.

         No Borrower shall, or shall permit any of its Subsidiaries to, directly or indirectly, make or incur Capital Expenditures in any Fiscal Year, including any Carry Back Expenditures deemed made or incurred in such Fiscal Year, in the aggregate for all Borrowers and their respective Subsidiaries combined, in excess of the corresponding amount ("MAXIMUM CAPITAL EXPENDITURE") set forth opposite such Fiscal Year set forth below opposite such period; PROVIDED that the Maximum Capital Expenditure for any period shall be increased by an amount equal to the excess (the "CARRY FORWARD Amount"), if any, of the Maximum Capital Expenditure for the previous period over the actual amount of Capital Expenditures for such previous period; PROVIDED however, that in no event shall the Carry Forward Amount exceed 25% of the Maximum Capital Expenditure for such previous period:

            FISCAL YEAR                      MAXIMUM CAPITAL EXPENDITURE
            -----------                      ---------------------------
                2003                                     $7,600,000
                2004                                    $14,200,000
                2005                                    $16,400,000
                2006                                    $16,400,000
                2007                                    $16,400,000
                2008                                    $23,200,000

                  No Borrowers shall, or shall permit any of its Subsidiaries to, directly or indirectly, make any Capital Expenditures that are not directly related to the businesses conducted on the Closing Date by such Borrower or such Subsidiary.

         8.3 NO ADDITIONAL INDEBTEDNESS.

         No Borrower shall, or shall permit any of its Subsidiaries to, directly or indirectly, incur, create, assume or suffer to exist any Indebtedness other than:

              (a) Indebtedness in respect of Capital Leases and Indebtedness secured by Purchase Money Liens not to exceed, in the aggregate for all Borrowers and their respective Subsidiaries combined, $5,000,000 outstanding at any one time, such Indebtedness to be from parties and to have terms and conditions reasonably satisfactory to the Agent;

              (b) Indebtedness arising under this Credit Agreement and the other Credit Documents;

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              (c) Borrowers and their Subsidiaries may become and remain liable with respect to Contingent Obligations permitted by SECTION 8.12 and, upon any matured obligations actually arising pursuant thereto, the Indebtedness corresponding to the Contingent Obligations so extinguished;

              (d) Borrowers and their Subsidiaries which are Credit Parties may become and remain liable with respect to Indebtedness to any other Borrower or Subsidiary;

              (e) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of the Borrowers' businesses; PROVIDED that such indebtedness is extinguished within five Business Days of its incurrence;

              (f) Indebtedness described on SCHEDULE B, PART 8.3 and any refinancing of such Indebtedness; PROVIDED that (i) the aggregate principal amount of such Indebtedness is not increased and such refinancing is on terms and conditions that are no more restrictive than the terms and conditions of the Indebtedness being refinanced and (ii) the terms of such Indebtedness and refinancings thereof are not otherwise amended or modified in a manner adverse to the interests of any Borrower, any Subsidiary of any Borrower or the Lenders;

              (g) Borrowers may become and remain liable with respect to Indebtedness evidenced by the Senior Notes, and any refinancing thereof; PROVIDED that such refinancing Indebtedness shall (i) have the same obligor or obligors as the Senior Notes, (ii) be unsecured, (iii) have a maturity no earlier than six months after the Expiration Date, (iv) have a yield that is not higher than that of the Senior Notes, (v) be in an aggregate principal amount not less than the amount sufficient to prepay the then outstanding aggregate principal amount of the Senior Notes plus the amount of accrued and unpaid interest thereon plus any premium thereon; and (vi) contain terms and conditions no less favorable in any material respect to Borrowers and Lenders than the Senior Notes (such refinancing Indebtedness being herein referred to as the "SENIOR REFINANCING INDEBTEDNESS");

              (h) Company may become and remain liable with respect to Indebtedness to Holdings in an aggregate amount not to exceed $10,000,000 (excluding any pay in kind interest) the interest on which shall be payable in kind and the payment on which shall be subordinated to the Obligations;

              (i) Borrowers and their Subsidiaries may become and remain liable with respect to other Indebtedness in an aggregate principal amount not to exceed $5,000,000 at any time outstanding; and

              (j) Company may remain liable with respect to the Subordinated Notes until such notes are redeemed in accordance with the irrevocable notice of redemption delivered pursuant to SECTION 5.1(m)(i).

         8.4 LIENS.

         No Borrower shall, or shall permit any of its Subsidiaries to, directly or indirectly, mortgage, assign, pledge, transfer, create, incur, assume, suffer to exist or otherwise permit any Lien (whether as a result of a purchase money

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

or title retention transaction, or other security interest, judgment or otherwise) to exist on any of its property, assets, revenues or goods, whether real, personal or mixed, whether now owned or hereafter acquired, except for the following:

              (a) Liens granted by any Credit Party pursuant to any Credit Document, including Permitted Hedging Transactions;

              (b) Liens listed on SCHEDULE B, PART 8.4 encumbering only the assets described therein and the proceeds thereof;

              (c) Permitted Encumbrances;

              (d) Liens securing Indebtedness permitted under SECTION 8.3(A);

              (e) Transfers permitted by SECTION 8.5; and

              (f) Extensions and renewals of the foregoing permitted Liens subject to the limitations set forth above; PROVIDED that the aggregate amount of such extended or renewed Liens is not increased and such extended or renewed Liens are on terms and conditions no more restrictive than the terms and conditions of the Liens being extended or renewed.

         8.5 RESTRICTIONS ON FUNDAMENTAL CHANGES; ASSET SALES AND ACQUISITIONS.

         Each Borrower shall not, and shall not permit any of its Subsidiaries to, alter the corporate, capital or legal structure of any Borrower or any of its Subsidiaries, or enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or sub-lease (as lessor or sub-lessor), transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, property or fixed assets, whether now owned or hereafter acquired, or acquire by purchase or otherwise all or substantially all the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business of any Person, except:

              (a) any Subsidiary of any Borrower may be merged with or into any Borrower or any other wholly owned Subsidiary of any Borrower, and any Borrower may be merged with or into any other Borrower provided that in the case of such a merger between a Subsidiary and a Borrower, such Borrower shall be the continuing or surviving Person; any Subsidiary may be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to any Borrower;

              (b) Borrowers and their Subsidiaries may make Capital Expenditures permitted under SECTION 8.2;

              (c) Borrowers and their Subsidiaries may sell or otherwise dispose of assets in transactions that do not constitute Asset Sales; PROVIDED that the consideration received for such assets shall be in an amount at least equal to the fair market value thereof; and Borrowers and their Subsidiaries may lease or sublease spare or surplus property;

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

              (d) Company may sell or otherwise dispose of (i) Enviro-Safe or all or substantially all of its assets, provided that (x) Enviro-Safe shall immediately cease to be a Borrower, (y) the consideration received shall be in an amount at least equal to the fair market value thereof (as reasonably determined by the Board of Directors of Company) and (z) upon receipt of such Net Asset Sale Proceeds, the Company shall apply such Net Asset Sale Proceeds in accordance with SECTION 2.4(b)(iii)(1) and (ii) the Lagoon Valley Property provided that (x) the consideration received shall be in an amount at least equal to the fair market value thereof (as reasonably determined by the Board of Directors of Company) and (y) the Borrowers prepay the Revolving Loans in accordance with SECTION 2.4(b)(iii)(1);

              (e) Liens permitted by SECTION 8.4;

              (f) Borrowers and their Subsidiaries may make Sale/Leaseback Transactions; provided that the gross cash proceeds of such Sale/Leaseback Transaction are at least equal to the fair market value of the property that is the subject of such Sale/Leaseback Transaction; and the proceeds of such Sale/Leaseback Transaction shall be applied as required by SECTION 2.4(b)(iii)(1);

              (g) Borrowers and their Subsidiaries may make other Asset Sales in an aggregate amount not to exceed $20,000,000; PROVIDED that (x) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof (as reasonably determined by the Board of Directors of Company if such Asset Sale involves assets with a value in excess of $5.0 million); (y) at least 75% of the consideration received shall be cash or Cash Equivalents; and (z) the proceeds of such Asset Sales shall be applied as required by SECTION 2.4(b)(iii)(1).

              (h) Borrowers and their Subsidiaries may acquire the business, property or fixed assets of, or all of the stock or other evidence of beneficial ownership of any Person engaged in the nursery business or businesses reasonably related thereto; PROVIDED that (a) the contemplated acquisition is neither contested nor hostile nor opposed by the board of directors of the targeted company or business; (b) no Default or Event of Default has occurred and is then continuing; (c) after giving effect (including, without limitation, any limitation on any assumed or acquired Indebtedness) to such acquisition and Indebtedness incurred in connection therewith, Borrowers are in compliance with their financial covenants, calculated on a Pro Forma Basis; PROVIDED that for purposes of calculating the Leverage Ratio, the aggregate earnings attributable to acquired businesses or companies whose financials are unreviewed and unaudited shall not exceed 10% of EBITDA before giving effect to the consolidation with such acquired businesses or companies and that Borrowers deliver to Agent prior to the consummation of such acquisition a compliance certificate demonstrating such pro forma covenant compliance; (d) the provisions of CLAUSES (b) AND (c) OF SECTION 7.7 of this Credit Agreement are complied with respect to any such acquisition; (e) Borrowers shall have provided evidence reasonably satisfactory to the Agent that on a Pro Forma Basis (after giving effect to any such acquisition) Excess Availability will be at least $35,000,000 on the date of such acquisition and for at least six months thereafter; and (f) Borrowers obtain Agent's and Majority Lenders' consents to any acquisition or series of related acquisitions in excess of $3,000,000 and to aggregate acquisitions in excess of $10,000,000, in each case, plus the amount of any payments received on the Sun Gro Canadian Tax Receivable and not utilized to make Restricted Payments pursuant to CLAUSE (c) of SECTION 8.6, and, to the extent such consent is required, shall have delivered to Agent, on a timely basis prior to the consummation of such acquisition, such historical and pro

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

forma projected financial statements (which projected financial statements shall be prepared on a quarterly basis for the succeeding twelve-month period and on an annual basis for the period commencing after such twelve-month period and concluding on the Expiration Date), sources and uses analysis, pro forma covenant calculations and such other due diligence information as may be reasonably requested by Agent or Lenders; subject to completion of such due diligence to the reasonable satisfaction of Agent and Majority Lenders, Agent and Majority Lenders hereby agree to approve or disapprove acquisitions as soon as reasonably practicable but in any event within ten Business Days of receipt of such information; and (g) Borrowers and their Subsidiaries will not incur or assume in connection with any such contemplated acquisition any material environmental or other material contingent liability.

         8.6 NO RESTRICTED PAYMENTS.

              Each Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Payment; PROVIDED that (a) Borrowers may make payments of regularly scheduled interest in respect of the Senior Notes and the Senior Refinancing Indebtedness in accordance with the terms of and to the extent required by the indenture pursuant to which the Senior Notes and the Senior Refinancing Indebtedness were issued; (b) any Subsidiary of any Borrower may make a dividend or distribution to such Borrower, and (c) so long as no Default or Event of Default shall have occurred and be continuing or shall be caused thereby, Borrowers may make Restricted Payments to Holdings (X) in an aggregate principal amount not to exceed $500,000 in any Fiscal Year in order to permit Holdings to pay customary and usual general administrative costs and expenses, (Y) in an aggregate principal amount not to exceed in the aggregate $2,000,000 in any Fiscal Year or $3,000,000 during the term of this Credit Agreement plus the amount of any payments received on the Sun Gro Canadian Tax Receivable and not utilized to make acquisitions pursuant to SECTION 8.5(H), in order to permit Holdings to repurchase outstanding Holdings Common Stock from holders other than MDCP or its affiliates, PROVIDED that after giving pro forma effect to such repurchase, there shall be Excess Availability of at least $40,000,000; and (Z) in an amount necessary to permit Holdings to discharge the consolidated tax liabilities of Holdings and its Subsidiaries. Notwithstanding any of the foregoing to the contrary, Borrowers may make Restricted Payments to redeem the existing Subordinated Notes from the proceeds of the Senior Notes.

         8.7 NO INVESTMENTS; JOINT VENTURES.

         No Borrower shall, or shall permit any of its Subsidiaries to, directly or indirectly, make any Investment in any Person, including any Joint Venture, other than:

              (a) Advances or loans made in the ordinary course of business to employees not to exceed in the aggregate for all Borrowers and their respective Subsidiaries combined, $500,000 in the aggregate outstanding at any one time;

              (b) Borrowers and their Subsidiaries may make and own Investments in Cash Equivalents subject to the requirements of SECTION 8.16;

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

              (c) Borrowers and their Subsidiaries may continue to own the Investments owned by them as of the Closing Date in any of their Subsidiaries;

              (d) Borrowers and their Subsidiaries may make intercompany loans to the extent permitted under SECTION 8.3(d);

              (e) Borrowers and their Subsidiaries may make Capital Expenditures permitted by SECTION 8.2 and Borrowers and their Subsidiaries may make acquisitions to the extent permitted under SECTION 8.5;

              (f) Borrowers and their Subsidiaries may incur and remain liable with respect to Contingent Obligations permitted under SECTION 8.12;

              (g) Borrowers and their Subsidiaries may continue to own the Investments owned by them and described in SCHEDULE B, PART 8.7;

              (h) Borrowers and their Subsidiaries may make short-term Investments in a Depository Account held with the Agent in respect of surplus cash pursuant to SECTION 8.16; PROVIDED that such Depository Account shall be in the name of the Agent and within the Agent's sole dominion and control (the "CASH COLLATERAL ACCOUNT") and held by the Agent for the benefit of the Lenders;

              (i) Borrowers may acquire securities in connection with the satisfaction or enforcement of Indebtedness or claims due and owing to Borrowers or any of their Subsidiaries or as security for any such Indebtedness or claim; and

              (j) Borrowers and their Subsidiaries may make and own other Investments in an aggregate amount not to exceed at any time $5,000,000.

         8.8 NO AFFILIATE TRANSACTIONS.

         No Borrower shall, or shall permit any of its Subsidiaries to, directly or indirectly, enter into any transaction with, including the purchase, sale or exchange of property or the rendering of any service to any other Borrower or Subsidiary of a Borrower or other Affiliate of a Borrower and whether or not such transaction would otherwise be permitted under any of the other provisions of the Credit Documents, except in the ordinary course of and pursuant to the reasonable requirements of such Borrower's or such Subsidiary's business, as the case may be, and upon fair and reasonable terms no less favorable in any material respect to such Borrower or such Subsidiary than could be obtained in a comparable arms-length transaction with an unaffiliated Person, other than as set forth on SCHEDULE B, PART 6.23.

         8.9 LIMITATION ON TRANSACTIONS UNDER ERISA.

         No Borrower shall, or shall permit any of its Subsidiaries to, directly or indirectly:

              (a) amend, or permit any ERISA Affiliate to amend, a Title IV Plan resulting in an increase in current liability for the plan year such that any of such Borrower, any Subsidiary of such Borrower or any ERISA Affiliate is required to provide security to such a Title IV Plan under Section 40l(a)(29) of the Code;

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

              (b) cause or permit to occur an event that could result in the imposition of a Lien under Section 412 of the Code or Section 302 or 4068 of ERISA or cause or permit to occur a Termination Event the extent such Termination Event could reasonably be expected to have a Material Adverse Effect;

              (c) allow the Unfunded Pension Liabilities of a Title IV Plan or all Title IV Plans to increase to a level which could reasonably be expected to require contributions to such Title IV Plans to have a Material Adverse Effect; or

              (d) adopt or terminate any Retiree Welfare Plan if either such adoption or termination could reasonably be expected to result in a Material Adverse Effect.

         8.10 MATERIAL AMENDMENTS OF MATERIAL CONTRACTS.

         No Borrower shall, or shall permit any of its Subsidiaries to, directly or indirectly, without the prior written consent of the Agent, amend, modify, cancel or terminate or permit the amendment, modification, cancellation or termination of, any of the Material Contracts if any such action would be materially adverse to the interests of the Credit Parties, the Agent or the Lenders.

         8.11 ADDITIONAL RESTRICTIVE COVENANTS.

         No Borrower shall, or shall permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective
(a) any consensual restriction limiting the ability (whether by covenant, event of default, subordination or otherwise and including any such the effect of which is to require the providing of equal and ratable security to any other Person in the event a Lien is granted to or for the benefit of the Agent and the Lenders) to (i) pay dividends or make any other distributions on shares of its Capital Securities held by any Borrower or any other Subsidiary of any Borrower;
(ii) pay any Liability owed to any Borrower or any other Subsidiary or any Borrower; (iii) make any loans or advances to or other Investments in any Borrower or in any other Subsidiary of any other Borrower; or (iv) create or permit to exist any Lien upon the assets of any Borrower or any Subsidiary of any Borrower, other than Liens permitted under SECTION 8.4; or (b) any contractual obligation which may restrict or inhibit the Agent's rights or ability to sell or otherwise dispose of the Collateral or any part thereof after the occurrence of an Event of Default; other than Permitted Restrictive Covenants and other than under the Senior Note Indenture, the Subordinated Note Indenture and any Senior Refinancing Indebtedness.

         8.12 CONTINGENT OBLIGATIONS.

         Each Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create or become or remain liable with respect to any Contingent Obligation, except:

              (a) Borrowers may become and remain liable with respect to Contingent Obligations in respect of Letters of Credit;

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

              (b) Borrowers and their Subsidiaries may become and remain liable with respect to Contingent Obligations arising under their respective Guaranties;

              (c) Borrowers and their Subsidiaries may become and remain liable with respect to Contingent Obligations in respect of customary indemnification and purchase price adjustment obligations incurred in connection with Asset Sales or other sales of assets;

              (d) Borrowers may become and remain liable with respect to Contingent Obligations arising under Permitted Hedging Transactions;

              (e) Borrowers and their Subsidiaries may become and remain liable with respect to Contingent Obligations in respect of guaranties of Indebtedness permitted by SECTION 8.3(g) provided that each guarantor of such Indebtedness (whether or not a Borrower or a Subsidiary of a Borrower) also guaranties the Obligations; and Borrowers and their Subsidiaries may become and remain liable with respect to Contingent Obligations in respect of any other Indebtedness of Borrowers or any of their Subsidiaries permitted by SECTION 8.3; and

              (f) Borrowers and their Subsidiaries may become and remain liable with respect to other Contingent Obligations; PROVIDED that the maximum aggregate liability, contingent or otherwise, of Company and its Subsidiaries in respect of all such Contingent Obligations shall at no time exceed $5,000,000.

         8.13 CHANGES IN COLLATERAL LOCATIONS.

         No Borrower shall, or shall permit any of its Subsidiaries to, open or establish any new location within the United States or Canada unless such Person
(a) provides Agent with thirty (30) days prior written notice of any such new location, (b) delivers to Agent, duly executed by the appropriate Person(s) where applicable, such Collateral Access Agreements and other agreements, documents and instruments as Agent shall require to protect Agent's interests in the Collateral at such location and (c) delivers to Agent such amendments to SCHEDULE B, PARTS 6.1 AND 6.8 as are required to make such disclosures complete and accurate. Each Borrower shall give the Agent thirty (30) days prior written notice of any change in the location of any Collateral or in the location of its chief executive office or place of business from the locations specified in SCHEDULE B, PART 6.8. Each Borrower agrees to advise the Agent promptly, in sufficient detail, of any substantial changes relating to the type, quantity or quality of the Collateral, or any event which singly or in the aggregate reasonably be expected to have a Material Adverse Effect on the value of the Collateral or on the Liens granted for the benefit of the Agent, the Lenders and the Issuing Banks thereon.

         8.14 NEW ACCOUNTS.

         No Borrower shall, or shall permit any of its Subsidiaries to, directly or indirectly, open or otherwise have any new or existing checking, savings, investment, securities or commodity account or any other type of account at a bank, securities intermediary, commodity intermediary or any other financial institution except (a) accounts used by such person solely to fund payroll obligations, (b) petty cash accounts that do not exceed a balance of $25,000 in the aggregate for Borrowers and their Subsidiaries and (c) such other accounts for which Agent has received (i) ten (10) days prior written notice before the opening thereof and (ii) if requested by Agent, a duly executed Control

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Agreement, other than with respect to any Disbursement Accounts for which Agent has made such request but after reasonable best efforts on the part of the Borrowers to obtain such duly executed Control Agreements, Borrowers are unable to do so; PROVIDED however that Borrowers otherwise comply with clause (b) of
SECTION 8.16 with respect to such Disbursement Accounts. Prior to opening any new account under this SECTION 8.14, Borrowers shall deliver to Agent such amendments to SCHEDULE B, PART 6.26 as is required to make such disclosure complete and accurate.

         8.15 LIMITATION ON DERIVATIVE TRANSACTIONS.

         No Credit Party shall, or shall permit any of its Subsidiaries to, enter into any Derivative Transaction other than Permitted Hedging Transactions.

         8.16 NO EXCESS CASH.

         No Borrower shall, or shall permit any of its Subsidiaries to, directly or indirectly, maintain in the aggregate in all of the accounts described in SCHEDULE B, PART 6.26, the Disbursement Accounts, the Depository Accounts or otherwise, total cash balances and Cash Equivalents in excess of $10,000,000 at any time during which any Revolving Loans are outstanding, any such excess to be immediately applied to the repayment of the Revolving Loans; PROVIDED, HOWEVER, that the Borrowers shall, solely to the extent necessary to avoid the incurrence of any reimbursable losses, costs or expenses described in SECTION 4.7(b), be permitted to deposit such excess in the Cash Collateral Account as set forth in
SECTION 8.7(h); PROVIDED further that during the months of March and April of each year, the Borrowers may maintain an additional $5,000,000 in such accounts for the payment of discretionary compensation. In addition, no Borrower shall, nor shall any Borrower permit any of its Subsidiaries to, directly or indirectly, (a) maintain in any payroll Disbursement Account total collected cash balances and Cash Equivalents for any pay period in excess of the amount reasonably expected to be payable from such payroll Disbursement Account for such period or (b) maintain in any Disbursement Account not subject to a Control Agreement total collected cash balances and Cash Equivalents on any day in an aggregate amount for all such accounts (when aggregated with all amounts retained in any account pursuant to CLAUSE (b) of SECTION 8.14) in excess of $1,000,000 in the aggregate for the Borrowers and their Subsidiaries.

         8.17 CONDUCT OF BUSINESS.

         From and after the Closing Date, each Borrower shall not, and shall not permit any of its Subsidiaries to, engage in any business other than (i) the businesses engaged in by such Borrower and its Subsidiaries on the Closing Date or any other business similar, related to or incidental thereto and (ii) such other lines of business as may be consented to by Majority Lenders. Holdings shall not engage in any business or activity other than (i) owning the capital stock of Company and its Subsidiaries, (ii) entering into and performing its obligations under the Senior Notes documents and entering into and performing its obligations under and in accordance with the Credit Documents to which it is a party, and (iii) engaging in activities and incurring liabilities necessary or incidental to discharging its obligations as a holding company for its Subsidiaries or incurring liabilities under such Senior Notes documentation and the Credit Documents to which it is a party; PROVIDED that Holdings may issue and remain liable with respect to notes to MDCP the interest on which shall be payable-in-kind ("PIK NOTES") which shall be subordinated in right of payment to the Obligations in an aggregate amount not to exceed $10,000,000 (excluding any pay in kind interest) the proceeds of which shall be used by Holdings for the purpose of making capital contributions or subordinated loans to the Company permitted pursuant to SECTION 8.3(h).

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                                   ARTICLE 9

                         EVENTS OF DEFAULT AND REMEDIES
                         ------------------------------

         9.1 EVENTS OF DEFAULT.

         The occurrence of any of the following events shall constitute an Event of Default hereunder (whatever the reason for such event and whether it shall be voluntary or involuntary, or within or without the control of any Borrower, any Subsidiary of any Borrower or any other Credit Party, or be effected by operation of law or pursuant to any judgment or order of any court or any order, rule or regulation of any governmental or nongovernmental body):

              (a) failure by any Borrower to pay any installment of principal of or interest on any Loan when due, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; failure by any Borrower to pay when due any amount payable to an Issuing Lender in reimbursement of any drawing under a Letter of Credit; or failure by any Borrower to pay any fee or any other amount due under this Agreement within five days after the date due; or.

              (b) failure of any Borrower or any Subsidiary of any Borrower to perform, comply with or observe any term, covenant or agreement applicable to it contained in SECTION 2.4(b)(iii) or in ARTICLE 7 OR ARTICLE 8;

              (c) (i) any representation or warranty made by any Borrower, any Subsidiary of any Borrower or any other Credit Party under this Credit Agreement or under any other Credit Document shall prove to have been incorrect or misleading in any material respect when made or deemed made; or

                  (ii) any Borrower or any Subsidiary of any Borrower or any other Credit Party shall fail to comply with any covenant contained in this Credit Agreement (other than under a provision covered by SECTION 9.1(a) OR (b) above) or the other Credit Documents, which failure to comply is not cured within fifteen (15) Business Days of its occurrence;

              (d) dissolution, liquidation, winding up or cessation of any Credit Party's businesses other than that of an Immaterial Credit Party, or the failure of any Credit Party other than an Immaterial Credit Party to meet its debts as they mature, or the calling of one or more meetings of any Credit Party's major creditors other than that of an Immaterial Credit Party for purposes of obtaining a moratorium on payment or a compromise of such Credit Party's debts;

              (e) (i) the insolvency (however defined) of any Credit Party other than an Immaterial Credit Party; or

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                           (ii) the commencement by or against any Credit Party
         other than an Immaterial Credit Party of any bankruptcy, insolvency, arrangement, reorganization, receivership or similar proceedings under any federal or state law and, in the event any such proceeding is commenced against any Credit Party, such proceeding is not dismissed within thirty (30) days;

              (f) a Change of Control shall have occurred; or

              (g) (i) failure of any Borrower or any of its Subsidiaries to pay when due any principal of or interest on one or more Indebtedness (other than Indebtedness referred to in SECTION 9.1(A)) or Contingent Obligations in an

aggregate principal amount of $5,000,000 or more, beyond the end of any grace period PROVIDED therefor; or (ii) the occurrence of a default or event of default (in each case which shall continue beyond the expiration of any applicable grace periods) which permits, or could permit, the acceleration of the maturity of, any note, agreement or instrument evidencing any other Indebtedness or Contingent Obligations of any Borrower or any Subsidiary of any Borrower, or the nonpayment of such Indebtedness or Contingent Obligations when due, and the individual principal amount of all such Indebtedness or Contingent Obligations with respect to which a default or an event of default has occurred, or the maturity of which is permitted to be accelerated, or which is then due, exceeds $5,000,000 or more in the aggregate;

              (h) the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect on the Credit Parties taken as a whole;

              (i) any money judgment, writ or warrant of attachment or similar process involving in the aggregate at any time an amount in excess of $5,000,000 (not adequately covered by insurance by a solvent and unaffiliated insurance company as determined by the Agent) shall be entered or filed against any Borrower or any of its Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of 60 days (or in any event later than five days prior to the date of any proposed sale thereunder); or

              (j) any covenant, agreement or obligation of any party contained in or evidenced by any of the Credit Documents shall cease to be enforceable in accordance with its terms, or any party (other than the Agent or the Lenders, in its capacity as such, and not in its capacity as an Issuing Bank) to any Credit Document shall deny or disaffirm its obligations under any of the Credit Documents, or any Credit Document shall be cancelled, terminated, revoked or rescinded by any Credit Party without the express prior written consent of the Agent, or any action or proceeding shall have been commenced by any such Person (other than the Agent or a Lender, in its capacity as such, and not in its capacity as an Issuing Bank) seeking to cancel, revoke, rescind or disaffirm the obligations of any party to any Credit Document, or any court or other Governmental Authority shall issue a judgment, order, decree or ruling to the effect that any of the obligations of any party to any Credit Document are illegal, invalid or unenforceable; or

              (k) any Termination Event shall occur with respect to any Title IV Plan of any Borrower, any Subsidiary of any Borrower or any ERISA Affiliate,
(ii) any Accumulated Funding Deficiency, whether or not waived, shall exist with respect to any Title IV Plan, (iii) any Borrower or any Subsidiary of any Borrower shall engage in any Prohibited Transaction involving any such Title IV Plan, (iv) any Borrower, any Subsidiary of any Borrower or any ERISA Affiliate

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shall be in "default" (as defined in ERISA Section 4219(c)(5)) with respect to payments owing to any Multiemployer Plan as a result of such Person's complete or partial withdrawal (as described in ERISA Section 4203 or 4205) therefrom,
(v) any Borrower, any Subsidiary of any Borrower or any ERISA Affiliate shall fail to pay when due an amount that is payable by it to the PBGC or to any Title IV Plan under Title IV of ERISA, (vi) a proceeding shall be instituted by a fiduciary of any such Title IV Plan against any Borrower, any Subsidiary of any Borrower or any ERISA Affiliate to enforce ERISA Section 515 and such proceeding shall not have been dismissed within 30 days thereafter or (vii) any other event or condition shall occur or exist with respect to any such Title IV Plan, except that no event or condition referred to in CLAUSES (i) THROUGH (viii) shall constitute an Event of Default if it, together with all other such events or conditions at the time existing, has not subjected, and in the reasonable determination of the Majority Lenders will not subject, any Borrower or any Subsidiary of any Borrower to any liability that, alone or in the aggregate with all such liabilities for all such Persons, exceeds $5,000,000.

         9.2 ACCELERATION AND CASH COLLATERALIZATION.

         Upon the occurrence of an Event of Default and which is continuing, the Agent may, but shall upon the request of the Majority Lenders, and by delivery of notice to the Funds Administrator from the Agent, take any or all of the following actions: (a) declare all Obligations to be immediately due and payable (except with respect to any Event of Default set forth in SECTION 9.1(e), in which case all Obligations shall automatically become immediately due and payable without the necessity of any notice or other demand) without presentment, demand, protest or any other action or obligation of the Agent or any Lender; and (b) immediately terminate the Commitments hereunder.

         In addition, upon demand by the Agent or the Majority Lenders upon the occurrence of any Event of Default and which is continuing, the Borrowers shall deposit with the Agent with cash or Cash Equivalents in an amount equal to 110% of the Letter of Credit Obligations. Such deposit shall be held by the Agent as security for, and to provide for the payment of, Letter of Credit Obligations.

         If at any time after acceleration of the maturity of the Obligations, the Borrowers shall pay all arrears of interest and all payments on account of principal of the Loans which shall have become due otherwise than by acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified in SECTION 4.4) and all Events of Default and Defaults (other than nonpayment of principal of and accrued interest on the Loans and other Obligations due and payable solely by virtue of acceleration) shall be remedied or waived, then by written notice to the Funds Administrator, the Majority Lenders may elect, in the sole discretion of such Majority Lenders, to rescind and annul the acceleration and its consequences and return any cash collateral; but such action shall not affect any subsequent Default or Event of Default or impair any right or remedy consequent thereon. The provisions of the preceding sentence are intended merely to bind the Lenders to a decision which may be made at the election of the Majority Lenders; they are not intended to benefit the Borrowers and do not give any Borrower the right to require the Lenders to rescind or annul any acceleration hereunder or to return any cash collateral, even if the conditions set forth herein are met.

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         9.3 REMEDIES.

         From and after the occurrence of any Event of Default which is continuing, the Agent may, in addition to exercising any other rights and remedies now or hereafter existing under any Credit Document or applicable law:
(a) remove from any premises where same may be located any and all documents, instruments, files and records (including the copying of any computer records), and any receptacles or cabinets containing same, relating to any or all of the Collateral, or the Agent may use (at the expense of the Borrowers) such of the supplies or space of any Borrower at any Borrower's place of business or otherwise, as may be necessary to properly administer and control any or all of the Collateral or the handling of collections and realizations thereon; (b) bring suit, in the name of a Borrower or the Lenders and generally shall have all other rights respecting any or all of the Collateral, including the right to: accelerate or extend the time of payment, settle, compromise, release in whole or in part any amounts owing on any or all of the Collateral and issue credits in the name of a Borrower or the Lenders; and (c) foreclose the security interests created pursuant to the Credit Documents by any available judicial procedure, or to take possession of any or all of the Collateral without judicial process and enter any premises where any Collateral may be located for the purpose of taking possession of or removing same. The Agent shall have the right, without notice or advertisement, to sell, lease, or otherwise dispose of all or any part of the Collateral, whether in its then condition or after further preparation or processing, in the name of a Borrower or the Lenders, or in the name of such other party as the Agent may designate, either at public or private sale or at any broker's board, in lots or in bulk, for cash or for credit, with or without warranties or representations, and upon such other terms and conditions as the Agent in its sole discretion may deem advisable, and the Agent or any other Lender shall have the right to purchase at any such sale. If any Collateral shall require rebuilding, repairing, maintenance or preparation, the Agent shall have the right, at its option, to do such of the aforesaid as is necessary, for the purpose of putting such Collateral in such saleable form as the Agent shall deem appropriate. Each Borrower agrees, at the request of the Agent, to assemble the Collateral and to make it available to the Agent at places which the Agent shall select, whether at the premises of such or any other Borrower or elsewhere, and to make available to the Agent the premises and facilities of such Borrower for the purpose of the Agent's taking possession of, removing or putting the Collateral in saleable form. However, if notice of intended disposition of any Collateral is required by law, it is agreed that ten
(10) days notice shall constitute reasonable notification. The Agent is hereby granted a license to use all Intellectual Property, computer software programs, data bases, processes and materials used by each Borrower in connection with its businesses or in connection with the Collateral unless such grant would cause a breach or default thereunder. The net cash proceeds resulting from the Agent's exercise of any of the foregoing rights (after deducting all charges, costs and expenses, including reasonable attorneys' fees) shall be applied by the Agent to the payment of the Obligations, whether due or to become due, in such order as the Agent may elect, and pending such payment shall be held as security for such payment. Each Borrower shall remain liable to the Agent and the Lenders for any deficiencies. The enumeration of the foregoing rights is not intended to be exhaustive and the exercise of any right shall not preclude the exercise of any other rights, all of which shall be cumulative.

         9.4 ACTIONS IN CONCERT.

         Anything in this Credit Agreement to the contrary notwithstanding, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights arising out of this Credit Agreement or the

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other Credit Documents (including exercising any rights of setoff) without first obtaining the prior written consent of Agent, it being the intent of Lenders that any such action to protect or enforce rights under this Credit Agreement and the other Credit Documents shall be taken in concert and at the direction or with the consent of Agent or Majority Lenders.

                                   ARTICLE 10

                                    THE AGENT
                                    ---------

         10.1 APPOINTMENT OF AGENT.

              (a) Each Lender hereby designates DBTCo. as its contractual representative to act as herein specified. Each Lender hereby irrevocably authorizes, and each holder of a Note or an L/C Participation by the acceptance of such Note or participation shall be deemed irrevocably to authorize, the Agent to take such action on its behalf under the provisions of this Credit Agreement, the other Credit Documents and any other instruments and agreements referred to herein or therein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto. The Agent shall hold all Collateral and all payments of principal, interest, Fees, charges and Expenses received pursuant to this Credit Agreement or any other Credit Document for the benefit of the Lenders and the Issuing Banks to be distributed as PROVIDED herein. The Agent may perform any of its duties hereunder by or through its agents or employees.

              (b) The provisions of this ARTICLE 10 are solely for the benefit of the Agent, the Lenders and the Issuing Banks, and none of the Credit Parties shall have any rights as a third party beneficiary of any of the provisions hereof (other than SECTION 10.9). In performing its functions and duties under this Credit Agreement, the Agent shall act solely as agent of the Lenders and the Issuing Banks and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any Credit Party.

         10.2 NATURE OF DUTIES OF AGENT.

         The Agent shall have no duties or responsibilities except those expressly set forth in this Credit Agreement and the other Credit Documents. Neither the Agent nor any of its officers, directors, employees or agents shall be liable for any action taken or omitted by it as such hereunder or in connection herewith, unless caused by its or their gross negligence or willful misconduct. The duties of the Agent shall be mechanical and administrative in nature; the Agent shall not have by reason of this Credit Agreement or the other Credit Documents a fiduciary relationship in respect of any Lender or any Issuing Bank, and nothing in this Credit Agreement or the other Credit Documents, expressed or implied, is intended to or shall be so construed as to impose upon the Agent any obligations in respect of this Credit Agreement or the other Credit Documents except as expressly set forth herein or therein.

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         10.3 LACK OF RELIANCE ON THE AGENT.

              (a) Independently and without reliance upon the Agent, any Lender or any Issuing Bank, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial or other condition and affairs of each Credit Party in connection with the taking or not taking of any action in connection herewith and (ii) its own appraisal of (A) the creditworthiness of each Credit Party, and (B) the Collateral, and, except as expressly provided in this Credit Agreement, the Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender or any Issuing Bank with any credit or other information with respect thereto, whether coming into its possession before the initial Credit Event or at any time or times thereafter.

              (b) The Agent shall not be responsible to any Lender or Issuing Bank for any recitals, statements, information, representations or warranties herein or in any other Credit Document or for the execution, effectiveness, genuineness, validity, enforceability, collectibility, priority or sufficiency of this Credit Agreement or any other Credit Document or the financial or other condition of any Credit Party. The Agent shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Credit Agreement or any other Credit Document, or the financial condition of any Credit Party, or the existence or possible existence of any Default or Event of Default, unless specifically requested to do so in writing by any Lender or Issuing Bank, as the case may be.

         10.4 CERTAIN RIGHTS OF THE AGENT.

         The Agent shall have the right to request instructions from the Lenders at any time. If the Agent shall request instructions from the Lenders with respect to any act or action (including the failure to act) in connection with this Credit Agreement, the Agent shall be entitled to refrain from such act or taking such action unless and until the Agent shall have received instructions from the Majority Lenders (or, to the extent required pursuant to SECTION 11.10, all Lenders), and the Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Lender or Issuing Bank shall have any right of action whatsoever against the Agent as a result of the Agent acting or refraining from acting hereunder in accordance with the instructions of the Majority Lenders.

         10.5 RELIANCE BY THE AGENT.

         The Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex or facsimile transmission, E-mail, telecopier message, cablegram, order or other documentary, teletransmission or telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper Person. The Agent may consult with legal counsel (including counsel for the Borrowers with respect to matters concerning the Borrowers), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts. The Agent may, but shall not be required to, rely on Borrowing Base Certificates and any other schedules or reports delivered to the Agent in connection herewith in determining the amount of the Borrowing Base and the then eligibility of Accounts and Inventory of the Borrowers. Reliance thereon by the Agent from time to time shall not be deemed to limit the right of the Agent to revise advance rates or standards of eligibility as provided in the definition of the term "Borrowing Base" set forth herein.

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         10.6 INDEMNIFICATION OF AGENT.

         To the extent the Agent is not reimbursed and indemnified by the Borrowers, each Lender will reimburse and indemnify the Agent, in proportion to its respective Commitment, for and against any and all Liabilities, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever (including all Expenses) which may be imposed on, incurred by or asserted against the Agent, in any way relating to or arising out of this Credit Agreement or any other Credit Document; PROVIDED that no Lender, shall be liable for any portion of such Liabilities, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent it is determined by a judgment of a court that is binding on the Agent, final and not subject to review on appeal, to be the result of acts or omissions on the part of the Agent, constituting gross negligence or willful misconduct.

         10.7 THE AGENT IN ITS INDIVIDUAL CAPACITY.

         With respect to its obligation to lend under this Credit Agreement, the Loans made by it and the Notes issued to it, and its participation in Letters of Credit, the Agent shall have the same rights and powers hereunder as any other Lender or holder of a Note or participation interests and may exercise the same as though it was not performing the duties specified herein; and the terms "Lenders," "Majority Lenders," "holders of Notes," or any similar terms shall, unless the context clearly otherwise indicates, include the Agent in its individual capacity. The Agent may accept deposits from, lend money to, acquire equity interests in, and generally engage in any kind of banking, trust, financial advisory or other business with any Borrower or any Affiliate of any Borrower as if it were not performing the duties specified herein, and may accept fees and other consideration from any Borrower for services in connection with this Credit Agreement and otherwise without having to account for the same to the Lenders or any Issuing Bank.

         10.8 HOLDERS OF NOTES.

         The Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof shall have been filed with the Agent. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note, shall be conclusive and binding on any subsequent holder, transferee or assignee of such Note or of any Note or Notes issued in exchange therefore.

         10.9 SUCCESSOR AGENT.

              (a) The Agent may, upon thirty (30) Business Days' notice to the Lenders and the Funds Administrator, resign at any time (effective upon the appointment of a successor Agent pursuant to the provisions of this SECTION 10.9) by giving written notice thereof to the Lenders and the Funds Administrator. Upon such resignation, the Majority Lenders shall have the right, upon five (5) days' notice to the Funds Administrator, to appoint a successor Agent. If no successor Agent (i) shall have been so appointed by the Majority Lenders and (ii) shall have accepted such appointment, within thirty (30) days

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after the retiring Agent's giving of notice of resignation, then, upon five (5)
days' notice, the retiring Agent may, on behalf of the Lenders, appoint a successor Agent. Resignation of the Agent under this Credit Agreement shall also constitute a resignation of the Agent under the other Credit Documents and appointment of a successor Agent shall constitute an appointment of the successor Agent under all other Credit Documents.

              (b) Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Credit Agreement. After any retiring Agent's resignation hereunder as Agent, the provisions of this ARTICLE 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Credit Agreement. The retiring Agent shall assign to the successor Agent all liens granted under the Collateral Documents and deliver to the successor Agent all pledged Collateral in its possession, and take all such other actions, at the expense of Borrowers, as may be reasonably requested to effect the succession of the successor Agent under the Credit Documents.

              (c) In the event of a material breach by the Agent of its duties hereunder, the Agent may be removed by the Majority Lenders for cause and the provisions of this SECTION 10.9 shall apply to the appointment of a successor Agent. Such removal of the Agent shall also operate, if at the time any such Person is serving as such, as a removal of DBTCo. and each of its Serving Affiliates, if any, as an Issuing Bank, subject to SECTION 10.9(d).

              (d) No removal of DBTCo., Deutsche Bank, any Lender or any of their respective Serving Affiliates pursuant to SECTION 10.9(c), as an Issuing Bank, shall be effective unless its Liabilities under each Letter of Credit are secured with cash or by letters of credit in form and substance, and issued by issuers, satisfactory to DBTCo., Deutsche Bank or such Serving Affiliate.

         10.10 COLLATERAL MATTERS.

              (a) Each Lender and each Issuing Bank authorizes and directs the Agent to enter into the Collateral Documents for the benefit of such Person. Each Lender and each Issuing Bank hereby agrees, and each holder of any Note by the acceptance thereof will be deemed to agree, that, except as otherwise set forth in SECTION 11.10, any action taken by the Majority Lenders in accordance with the provisions of this Credit Agreement or the Collateral Documents, and the exercise by the Majority Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders and all the Issuing Banks. The Agent is hereby authorized on behalf of all of the Lenders and all the Issuing Banks, without the necessity of any notice to or further consent from any Lender or any Issuing Bank from time to time prior to an Event of Default, to take any action with respect to any Collateral or Collateral Documents which may be necessary to perfect and maintain perfected the Liens upon the Collateral granted pursuant to the Collateral Documents.

              (b) Each Lender and each Issuing Bank hereby authorize the Agent, at its option and in its discretion, to release or subordinate, as applicable, any Lien granted to or held by the Agent upon any Collateral (i) upon

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termination of the Commitments and payment and satisfaction of all of the
Obligations at any time arising under or in respect of this Credit Agreement or the other Credit Documents or the transactions contemplated hereby or thereby,
(ii) constituting property being sold or disposed of upon receipt of the proceeds of such sale by the Agent, if the Funds Administrator certifies to the Agent that such sale or disposition is made in compliance with SECTION 8.5 (and the Agent may rely conclusively on any such certificate, without further inquiry) or (iii) that is subject to a Purchase Money Lien permitted under
SECTION 8.4(d) or (iv) if approved, authorized or ratified in writing by the Majority Lenders, unless such release or subordination is required to be approved by all of the Lenders pursuant to SECTION 11.10. Upon request by the Agent at any time, each Lender and each Issuing Bank will confirm in writing the Agent's authority to release or subordinate particular types or items of Collateral pursuant to this SECTION 10.10.

              (c) Upon any sale and transfer of Collateral which is expressly permitted pursuant to the terms of this Credit Agreement, or consented to in writing by the Majority Lenders (or all Lenders, if such release is required to be approved by all of the Lenders pursuant to SECTION 11.10), and upon at least five (5) Business Days' prior written request by the Funds Administrator, the Agent shall (and is hereby irrevocably authorized by each Lender and each Issuing Bank, to) execute such documents as may be necessary to evidence the release of the Liens granted to the Agent for the benefit of the Agent, the Lenders and the Issuing Banks herein or pursuant hereto upon the Collateral that was sold or transferred; PROVIDED that (i) the Agent shall not be required to execute any such document on terms which, in the Agent's opinion, would expose the Agent to or create any Liability or entail any consequence other than the release of such Liens without recourse or warranty and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of any Borrower or any Credit Party in respect of) all interests retained by any Borrower or any Credit Party, including the proceeds of the sale, all of which shall continue to constitute part of the Collateral. In the event of any sale or transfer of Collateral, or any foreclosure with respect to any of the Collateral, the Agent shall be authorized to deduct all of the Expenses reasonably incurred by the Agent from the proceeds of any such sale, transfer or foreclosure.

              (d) The Agent shall have no obligation whatsoever to any Lender, any Issuing Bank or any other Person to assure that the Collateral exists or is owned by any Borrower or any Subsidiary thereof or is cared for, protected or insured or that the Liens granted to the Agent herein or in any of the Collateral Documents or pursuant hereto or thereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Agent in this
SECTION 10.10 or in any of the Collateral Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Agent may act in any manner it may deem appropriate, in its sole discretion, given the Agent's own interest in the Collateral as one of the Lenders and that the Agent shall have no duty or liability whatsoever to the Lenders, except for its gross negligence or willful misconduct.

         10.11 ACTIONS WITH RESPECT TO DEFAULTS.

         In addition to the Agent's right to take actions on its own accord as permitted under this Credit Agreement, the Agent shall take such action with respect to a Default or Event of Default as shall be directed by the Majority

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Lenders; PROVIDED that until the Agent shall have received such directions, the
Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable and in the best interests of the Lenders and the Issuing Banks; and, further, PROVIDED that the Agent shall not be required under any circumstances to take any action that, in its judgment, (A) is contrary to any provision of the Credit Documents or applicable law or (B) will expose it to any liability or expense against which it has not been indemnified to its satisfaction. If any indemnity furnished to Agent for any purpose shall, in the opinion of Agent, be insufficient or become impaired, Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished.

         10.12 DELIVERY OF INFORMATION.

         The Agent shall not be required to deliver to any Lender or any Issuing Bank originals or copies of any documents, instruments, notices, communications or other information received by the Agent from the Funds Administrator, any Borrower, any Subsidiary of any Borrower, the Majority Lenders, any Lender, any Issuing Bank or any other Person under or in connection with this Credit Agreement or any other Credit Document except (a) as specifically provided in this Credit Agreement or any other Credit Document and (b) as specifically requested from time to time in writing by any Lender, or any Issuing Bank with respect to a specific document, instrument, notice or other written communication received by and in the possession of the Agent at the time of receipt of such request and then only in accordance with such specific request.

                                   ARTICLE 11

                                  MISCELLANEOUS
                                  -------------

         11.1 SUBMISSION TO JURISDICTION; WAIVERS.

         EACH BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY:

              (a) SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS CREDIT AGREEMENT AND THE OTHER CREDIT DOCUMENTS TO WHICH IT IS A PARTY, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE NONEXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, THE COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, IN EACH CASE LOCATED IN NEW YORK, NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF;

              (b) CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

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              (c) AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR
PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO SUCH BORROWER AT THE ADDRESS OF THE FUNDS ADMINISTRATOR SET FORTH IN SECTION 11.5 OR AT SUCH OTHER ADDRESS OF WHICH THE AGENT SHALL HAVE BEEN NOTIFIED PURSUANT THERETO;

              (d) AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE AGENT OR ANY LENDER TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AFFECT THE RIGHT OF THE AGENT OR ANY LENDER TO BRING ANY ACTION OR PROCEEDING AGAINST ANY BORROWER OR THE FUNDS ADMINISTRATOR, OR THEIR RESPECTIVE PROPERTY IN THE COURTS OF OTHER JURISDICTIONS.

              (e) WAIVES THE RIGHT TO ASSERT ANY SETOFF, COUNTERCLAIM OR CROSS-CLAIM IN RESPECT OF, AND ALL STATUTES OF LIMITATIONS WHICH MAY BE RELEVANT TO, SUCH ACTION OR PROCEEDING; AND

              (f) WAIVES DUE DILIGENCE, DEMAND, PRESENTMENT AND PROTEST AND ANY NOTICES THEREOF AS WELL AS NOTICE OF NONPAYMENT.

         11.2 JURY TRIAL.

         THE FUNDS ADMINISTRATOR, THE BORROWERS, THE AGENT, EACH ISSUING BANK AND THE LENDERS EACH HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF THIS CREDIT AGREEMENT, THE OTHER CREDIT DOCUMENTS OR ANY OTHER AGREEMENTS OR TRANSACTIONS RELATED HERETO OR THERETO.

         11.3 GOVERNING LAW.

         THE RIGHTS AND DUTIES OF THE FUNDS ADMINISTRATOR, THE BORROWERS, THE AGENT, EACH ISSUING BANK AND THE LENDERS UNDER THIS CREDIT AGREEMENT, THE NOTES (INCLUDING MATTERS RELATING TO THE MAXIMUM PERMISSIBLE RATE) AND THE OTHER CREDIT DOCUMENTS SHALL PURSUANT TO NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1401 BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES.

         11.4 DELAYS; PARTIAL EXERCISE OF REMEDIES.

         No delay or omission of the Agent, any Issuing Bank or any Lender to exercise any right or remedy hereunder or under any of the other Credit Documents, whether before or after the happening of any Event of Default, shall impair any such right or shall operate as a waiver thereof or as a waiver of any such Event of Default. No single or partial exercise by the Agent, any Issuing Bank or any Lender of any right or remedy shall preclude any other or further exercise thereof, or preclude any other right or remedy.

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         11.5 NOTICES.

         Except as otherwise PROVIDED herein, all notices and correspondence hereunder shall be in writing and sent by certified or registered mail, return receipt requested, or by overnight delivery service, with all charges prepaid, to the following addresses, if to the Agent, or any of the Lenders, then to Deutsche Bank Trust Company Americas, 222 South Riverside Plaza, Mail Stop CHI05-2900, Chicago, Illinois 60606, Attention: Portfolio Manager, Structured Debt, if to any Issuing Bank, to the address specified in the applicable L/C Application with a copy to the Agent, Attn: Marco Orlando, facsimile number
(212) 797-0403, and if to the Funds Administrator or any Borrower, then to the Funds Administrator at Hines Nurseries, Inc., 12621 Jeffrey Road, Irvine, California 92620, Attention: Chief Financial Officer or by facsimile transmission, promptly confirmed in writing sent by first class mail, if to the Agent, or any of the Lenders, at (312) 537-1327, if to an Issuing Bank, as specified in the applicable L/C Application with a copy to the Agent, Attn:
Marco Orlando, facsimile number (212) 797-0403, and if to the Funds Administrator or any Borrower at (949) 786-0968. All such notices and correspondence shall be deemed given (a) if sent by certified or registered mail, three (3) Business Days after being postmarked, (b) if sent by overnight delivery service, when received at the above stated addresses or when delivery is refused and (c) if sent by facsimile transmission, when receipt of such transmission is acknowledged except, in the case of a notice from the Agent to the Funds Administrator under SECTION 9.2, such notice shall be deemed given when sent by facsimile transmission.

         11.6 ASSIGNABILITY.

              (a) The Borrowers shall not have the right to assign this Credit Agreement or any interest therein except with the prior written consent of the Agent and all the Lenders.

              (b) Any Lender may make, carry or transfer Loans at, to or for the account of, any of its branch offices or the office of an Affiliate of such Lender except to the extent such transfer would result in increased costs to the Borrowers.

              (c) Each Lender may assign to one or more banks, other financial institutions or investment funds all or a portion of its rights and obligations under this Credit Agreement, the Notes and the other Credit Documents; PROVIDED that, except in the case of an assignment to a Federal Reserve Bank (which may be made without condition or restriction), (i) such assignment shall be for a fixed and not varying percentage of the assigning Lender's Loans, L/C Participations and Commitment, (ii) if such assignment is not to another Lender, or to an Affiliate of the assigning Lender or another Lender or an Approved Fund of any Lender, the Agent shall consent to, and so long as no Default or Event of Default shall have occurred and be continuing, the Funds Administrator shall consent to, such assignment, (iii) for each such assignment, the parties thereto shall execute and deliver to the Agent, for its acceptance and recording in the Register (as defined below), an Assignment and Assumption Agreement, together with any Note or Notes subject to such assignment and a processing and recordation fee of $3,500 payable by such assignee to Agent and (iv) except for any assignment covering all or the remaining portion of an assigning Lender's rights and obligations under this Credit Agreement, the Notes and the other Credit Documents, no such assignment shall be for less than $5,000,000 of the

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assigning Lender's Commitment, unless such assignment is to a then-current holder of a Note. Upon such execution and delivery of the Assignment and Assumption Agreement to the Agent, from and after the date specified as the effective date in the Assignment and Assumption Agreement (the "ACCEPTANCE DATE"), (A) the assignee thereunder shall be a party hereto, and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Assumption Agreement, such assignee shall have the rights and obligations of a Lender hereunder and (B) the assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Assumption Agreement, relinquish its rights (other than any rights it may have pursuant to SECTION 11.8, which rights will survive) and be released from its obligations (other than any obligations it may have pursuant to SECTION 11.7, which obligations will survive under this Credit Agreement (and, in the case of an Assignment and Assumption Agreement covering all or the remaining portion of an assigning Lender's rights and obligations under this Credit Agreement, such Lender shall cease to be a party hereto).

              (d) By executing and delivering an Assignment and Assumption Agreement, the assignee thereunder confirms and agrees as follows: (i) other than as provided in such Assignment and Assumption Agreement, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Credit Agreement or any other Credit Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Credit Agreement, the Notes, or any other Credit Document; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Borrower, any other Credit Parties or any Issuing Bank, the value of the Collateral, or the performance or observance by (A) any Borrower or any other Credit Parties of any of its obligations under this Credit Agreement or any other Credit Document, or
(B) any Issuing Bank of any of its obligations under any Letter of Credit; (iii) such assignee confirms that it has received a copy of this Credit Agreement, together with copies of the Financial Statements referred to in SECTION 7.1 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption Agreement; (IV) such assignee will continue, independently and without reliance upon the Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, to make its own credit decisions in taking or not taking action under this Credit Agreement;
(V) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Credit Agreement and the other Credit Documents as are delegated to the Agent by their terms, together with such powers as are reasonably incidental thereto; and (VI) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Credit Agreement are required to be performed by it as a Lender.

              (e) The Agent shall maintain at its address referred to in SECTION
11.5 a copy of each Assignment and Assumption Agreement delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Loans owing to, each Lender from time to time (the "REGISTER"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Funds Administrator, the Borrowers, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Credit Agreement. The Register and copies of each Assignment and Assumption shall be available for inspection by any Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

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              (f) Upon its receipt of an Assignment and Assumption Agreement executed by an assigning Lender, together with the Note or Notes subject to such assignment, the Agent shall, if such Assignment and Assumption Agreement has been completed and is in substantially the form of EXHIBIT A hereto, (i) accept such Assignment and Assumption Agreement, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Funds Administrator. Within five (5) Business Days after its receipt of such notice, the Borrowers shall execute and deliver to the Agent in exchange for the surrendered Note or Notes a new Note or Notes to the order of the assignee in an amount equal to the Commitment assumed by it pursuant to such Assignment and Assumption Agreement and, if the assigning Lender has retained a Commitment hereunder, a new Note or Notes to the order of the assigning Lender in an amount equal to the Commitment retained by it hereunder. Such new Note or Notes shall re-evidence the Indebtedness outstanding under the old Note or Notes and shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes, shall be dated the Closing Date and shall otherwise be in substantially the form of the Note or Notes subject to such assignments.

              (g) Each Lender may sell participations (without the consent of the Agent, any Borrower or any other Lender) to one or more parties in or to all or a portion of its rights and obligations under this Credit Agreement (including all or a portion of its Commitment, the Loans owing to it and the Note or Notes held by it); PROVIDED that (i) such Lender's obligations under this Credit Agreement (including its Commitment to the Borrowers hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Credit Agreement, (iv) the Funds Administrator, the Borrowers, the Agent, and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Credit Agreement and such Notes and (v) such Lender shall not transfer, grant, assign or sell any participation under which the participant shall have rights to approve any amendment or waiver of this Credit Agreement except to the extent such amendment or waiver would (A) extend the final maturity date or the date for the payments of any installment of fees or principal or interest of any Loans or Letter of Credit reimbursement obligations in which such participant is participating; (B) reduce the amount of any installment of principal of the Loans or the amount of any drawing under any Letter of Credit in which such participant is participating; (C) except as otherwise expressly provided in this Credit Agreement, reduce the interest rate applicable to the Loans or the amount of any drawing under any Letter of Credit in which such participant is participating; or (D) except as otherwise expressly provided in this Credit Agreement, reduce any Fees payable hereunder in which such participant participates. Each Lender selling or granting a participation, including a participation sold pursuant to
SECTION 2.10, shall indemnify the Borrowers and the Agent for any Taxes and Liabilities that either may sustain as a result of such Lender's failure to withhold and pay any Taxes applicable to payments by such Lender to its participant in respect of such participation.

              (h) Each Lender agrees that, without the prior written consent of the Borrowers and the Agent, it will not make any assignment hereunder in any manner or under any circumstances that would require registration or qualification of, or filings in respect of, any Loan, Note or other Obligation under the securities laws of the United States of America or of any jurisdiction.

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              (i) In connection with the efforts of any Lender to assign its rights or obligations or to participate interests, such Lender may disclose any information in its possession regarding any Borrower, subject to the confidentiality provisions of SECTION 11.7.

         11.7 CONFIDENTIALITY.

         Each Lender agrees that it will use its reasonable best efforts not to disclose without the prior consent of the Borrowers (other than to its employees, auditors, advisors, Affiliates and counsel, or to another Lender if the disclosing Lender or such disclosing Lender's holding or parent company in its sole discretion determines that any such party should have access to such information) any information with respect to any Borrower or any of its Subsidiaries, which is furnished pursuant to this Credit Agreement, PROVIDED that any Lender may disclose any such information (a) as has become generally available to the public, (b) as may be required or appropriate in any report, statement or testimony submitted to or examination conducted by any Governmental Authority having or claiming to have jurisdiction over such Lender, (c) as may be required or appropriate in response to any summons or subpoena or in connection with any litigation, (d) in order to comply with any Requirement of Law, (e) to any prospective or actual transferee or participant in connection with any contemplated transfer or participation of any of the Notes or Commitments or any interest therein by such Lender provided that such Person agrees to be bound by the confidentiality provisions hereof, (f) to other financial institutions with respect to which the respective Lender has a contractual relationship in accordance with such Lender's regular banking procedures, PROVIDED that each such other financial institution agrees to be bound by the confidentiality provisions contained in this SECTION 11.7, (g) to any nationally recognized rating agency that requires access to information regarding the respective Lender's investment portfolio in connection with such rating agency's issuance of ratings with respect to such Lender, PROVIDED that such Lender advises such rating agency of the confidential nature of such information, (h) as may be required or appropriate in connection with protecting, preserving, exercising or enforcing (or planning to exercise or enforce) any of its rights in, under or related to the Collateral or the Credit Documents and (i) as may be required or appropriate in consulting with any Person with respect to any of the foregoing matters; provided that, unless specifically prohibited by applicable law or court order, each Lender shall use its best efforts to notify Borrowers of any request by any Governmental Authority or representative thereof (other than any such request in connection with any examination of the financial condition of such Lender by such Governmental Authority) for disclosure of any such non-public information prior to disclosure of such information and shall use its best efforts to afford Borrowers the opportunity to object to such disclosure. Notwithstanding anything to the contrary set forth herein or in any other written or oral understanding or agreement to which the parties hereto are parties or by which they are bound, the parties acknowledge and agree that (i) any obligations of confidentiality contained herein and therein do not apply and have not applied from the commencement of discussions between the parties to the tax treatment and tax structure of the transactions contemplated hereby, and (ii) each party hereto, including the Agent, each Lender, each Borrower and each of their respective Affiliates (and each of their respective employees, representatives, or other agents), are hereby authorized to disclose to any and all Persons, without limitation of any kind, the "tax treatment" and "tax structure" (in each case,

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within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to any such Person relating to such tax treatment and tax structure; provided, however, that each party recognizes that the privilege each has to maintain, in its sole discretion, the confidentiality of a communication relating to the transaction contemplated hereby, including a confidential communication with its attorney or a confidential communication with a federally authorized tax practitioner under section 7525 of the Code, is not intended to be affected by the foregoing; provided further that, with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transactions contemplated hereby as well as other information, this authorization shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of the Loans and transactions contemplated hereby.

         11.8 INDEMNIFICATION.

         The Borrowers shall and hereby agree jointly and severally to indemnify, defend and hold harmless the Agent, each Issuing Bank and each of the Lenders and their respective directors, officers, agents, employees, counsel, advisors and Affiliates from and against (a) any and all losses, claims, damages, liabilities, deficiencies, judgments or expenses incurred by any of them (except to the extent that it is finally judicially determined to have resulted from their own gross negligence or willful misconduct) (including, but not limited to, reasonable attorneys' fees and expert fees) (collectively, "LOSSES") arising out of or by reason of any litigations, investigations, claims or proceedings which arise out of or are in any way related to (i) this Credit Agreement or the transactions contemplated hereby; (ii) the issuance of Letters of Credit; (iii) the failure of an Issuing Bank to honor a drawing under any Letter of Credit, as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority; (iv) any actual or proposed use by any Borrower of (A) the proceeds of any Loans or (B) any Letter of Credit; or (v) the Agent's, the Lenders' or any Issuing Bank's entering into this Credit Agreement, the other Credit Documents or any other agreements and documents relating thereto, including amounts paid in-settlement, court costs and the fees and disbursements of counsel incurred in connection with any such litigation, investigation, claim or proceeding or any advice rendered in connection with any of the foregoing; and (b) any Losses in any way related to this Credit Agreement, the Borrowers, any Facility, any Real Estate, or any other location where any Credit Party has arranged for disposition of Hazardous Materials that arise directly or indirectly from or in connection with any Environmental Laws. If and to the extent that the Obligations of the Borrowers hereunder are unenforceable for any reason, the Borrowers hereby jointly and severally agree to make the maximum contribution to the payment and satisfaction of such Obligations which is permissible under applicable law. The Borrowers' joint and several Obligations hereunder shall survive any termination of this Credit Agreement and the other Credit Documents and the payment in full of the Obligations, and are in addition to, and not in substitution of, any other of its Obligations. In addition, the Borrowers shall, upon demand, pay to the Agent and each Lender all costs and expenses (including the reasonable fees and disbursements of counsel and other professionals) paid or incurred by the Agent or such Lender in (i) enforcing or defending its rights under or in respect of this Credit Agreement, the other Credit Documents or any other document or instrument now or hereafter executed and delivered in connection herewith, (ii) collecting the Loans, (iii) foreclosing or otherwise collecting upon the Collateral or any part thereof and
(iv) obtaining any legal, accounting or other advice in connection with any of the foregoing.

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         11.9 ENTIRE AGREEMENT; SUCCESSORS AND ASSIGNS.

         This Credit Agreement and the other Credit Documents constitute the entire agreement among the Funds Administrator, the Borrowers, the Agent and the Lenders (in their capacities as such and not in their capacity, if any, as an Issuing Bank), supersedes any prior agreements among them, and shall bind and benefit the Funds Administrator, the Borrowers, the Agent and the Lenders and their respective successors and permitted assigns.

         11.10 AMENDMENTS, ETC.

         No amendment or waiver of any provision of this Credit Agreement or any other Credit Document, nor consent to any departure by any Credit Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Lenders (or by the Agent on their behalf), or if the Lenders shall not be parties thereto, by the parties thereto and consented to by the Majority Lenders (or by the Agent on their behalf), and each such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; PROVIDED, that, notwithstanding the foregoing:

              (a) no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, (i) amend or waive, or consent to any departure from, the provisions of CLAUSE (c) of the definition of the term Borrowing Base or
(ii) include the Sun Gro Canadian Tax Receivable in the Borrowing Base.

              (b) no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, do any of the following: (i) increase the Commitments of the Lenders or subject the Lenders to any additional obligations (except pursuant to an increase in Commitments or obligations arising under SECTION 11.6 hereof); (ii) except as otherwise expressly provided in this Credit Agreement, reduce the principal of, or interest on, the Notes or any drawing under any Letter of Credit or any fees hereunder; (iii) postpone any date fixed for any payment in respect of principal of, or interest on, the Notes or for the reimbursement of any drawing under any Letter of Credit or any fees hereunder;
(iv) change the percentage of the Commitments, or any minimum requirement necessary for the Lenders or the Majority Lenders to take any action hereunder;
(v) amend or waive this SECTION 11.10, or change the definition of Majority Lenders; or (vi) except in connection with the financing, refinancing, sale or other disposition of any Collateral of the Borrowers permitted under this Credit Agreement, release Agent's Liens on all or substantially all of the Collateral or release all or substantially all of Holdings and any Subsidiary Guarantor from their obligations under the Holding's Guaranty and any Subsidiary Guaranty and, PROVIDED that no amendment, waiver or consent affecting the rights or duties of the Agent or any Issuing Bank under, (x) in the case of the Agent, any term or provision of this Credit Agreement and (y) in the case of any Issuing Bank, (1) SECTIONS 3.3, 3.4, 3.6 AND 3.8 of this Credit Agreement, (2) any Letter of Credit or (3) any L/C Application, shall in any event be effective, unless in writing and signed by the Agent or such Issuing Bank, as applicable, in addition to the Lenders required hereinabove to take such action.

Notwithstanding any of the foregoing to the contrary, the consent of the Borrowers shall not be required for any amendment, modification or waiver of the provisions of ARTICLE 10 (other than the provisions of SECTION 10.9). In addition, the Borrowers and the Lenders hereby authorize the Agent to modify

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this Credit Agreement by unilaterally amending or supplementing SCHEDULE A from time to time in the manner requested by the Borrowers, the Agent or any Lender in order to reflect any assignments or transfers of the Loans as provided for hereunder; however, PROVIDED that the Agent shall promptly deliver a copy of any such modification to the Funds Administrator and each Lender.

              (c) If a Defaulting Lender exists or, in connection with any proposed amendment, modification, waiver or termination (a "Proposed Change") requiring the consent of all affected Lenders, the consent of Majority Lenders is obtained, but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained being referred to as a "NON-CONSENTING LENDER"), then, in respect of any Defaulting Lender or Non-Consenting Lender (so long as Agent is not a Non-Consenting Lender), at Funds Administrator's request, Agent or a Person reasonably acceptable to Agent shall have the right with Agent's consent and in Agent's sole discretion (but shall have no obligation) to purchase from such Defaulting Lender or Non-Consenting Lender, as applicable, and such Defaulting Lender or Non-Consenting Lender, as applicable, agrees that it shall, upon Agent's request, sell and assign to Agent or such Person, all of the Commitments of such Defaulting Lender or Non-Consenting Lender, as applicable, for an amount equal to the principal balance of all Loans held by such Defaulting Lender or Non-Consenting Lender, as applicable, and all accrued interest and fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment and Assumption Agreement.

         11.11 NONLIABILITY OF AGENT AND LENDERS.

         The relationship between the Borrowers and the Lenders and the Agent shall be solely that of borrower and lender. Neither the Agent, any Lender or any Issuing Bank shall have any fiduciary responsibilities to the Funds Administrator or any Borrower. Neither the Agent, any Lender or any Issuing Bank undertakes any responsibility to the Borrowers to review or inform the Borrowers of any matter in connection with any phase of any Borrowers' business or operations.

         11.12 COUNTERPARTS.

         This Credit Agreement may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

         11.13 EFFECTIVENESS.

         This Credit Agreement shall become effective on the date on which all of the parties hereto shall have signed a copy hereof (whether the same or different copies) and shall have delivered the same to the Agent pursuant to
SECTION 11.5 or, in the case of the Lenders, shall have given to the Agent written or facsimile notice (actually received) at such office that the same has been signed and mailed to it.

         11.14 SEVERABILITY.

         In case any provision in or obligation under this Credit Agreement or the Notes or the other Credit Documents shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

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         11.15 HEADINGS DESCRIPTIVE.

         The headings of the several sections and subsections of this Credit Agreement, and the Table of Contents, are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Credit Agreement.

         11.16 MAXIMUM RATE.

         Notwithstanding anything to the contrary contained elsewhere in this Credit Agreement or in any other Credit Document, the Borrowers, the Agent and the Lenders hereby agree that all agreements among them under this Credit Agreement and the other Credit Documents, whether now existing or hereafter arising and whether written or oral, are expressly limited so that in no contingency or event whatsoever shall the amount paid, or agreed to be paid, to the Agent or any Lender for the use, forbearance, or detention of the money loaned to the Borrowers and evidenced hereby or thereby or for the performance or payment of any covenant or obligation contained herein or therein, exceed the Highest Lawful Rate. If due to any circumstance whatsoever, fulfillment of any provisions of this Credit Agreement or any of the other Credit Documents at the time performance of such provision shall be due shall exceed the Highest Lawful Rate, then, automatically, the obligation to be fulfilled shall be modified or reduced to the extent necessary to limit such interest to the Highest Lawful Rate, and if from any such circumstance any Lender should ever receive anything of value deemed interest by applicable law which would exceed the Highest Lawful Rate, such excessive interest shall be applied to the reduction of the principal amount then outstanding hereunder or on account of any other then outstanding Obligations and not to the payment of interest, or if such excessive interest exceeds the principal unpaid balance then outstanding hereunder and such other then outstanding Obligations, such excess shall be refunded to the Borrowers. All sums paid or agreed to be paid to the Agent or any Lender for the use, forbearance, or detention of the Obligations and other Indebtedness of the Borrowers to the Agent or any Lender shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of such Indebtedness until payment in full so that the actual rate of interest on account of all such Indebtedness does not exceed the Highest Lawful Rate throughout the entire term of such Indebtedness. The terms and provisions of this Section shall control every other provision of this Credit Agreement, the other Credit Documents and all agreements among the Borrowers, the Agent and the Lenders.

         11.17 RIGHT OF SETOFF.

         In addition to and not in limitation of all rights of offset that any Lender may have under applicable law, each Lender shall, subject to SECTION 9.4, upon the occurrence and during the continuance of any Event of Default and whether or not such Lender has made any demand or the Obligations of any Credit Party are matured, have the right to appropriate and apply to the payment of the Obligations of such Credit Party all deposits (general or special, time or demand, provisional or final) then or thereafter held by and other Indebtedness or property then or thereafter owing by such Lender, including any and all

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amounts in any Depository Account, the DBT Account or the Disbursement Account.
For purposes of this SECTION 11.17, the Obligations of a Credit Party to a Lender shall include, as fully as though such Obligations were the direct Obligations of such Credit Party to such Lender, the Obligations of such Credit Party in which such Lender has an L/C Participation, in each case, to the extent of such participation. No Lender may exercise such rights without the prior written consent of Agent or the Majority Lenders pursuant to SECTION 9.4. Any amount received as a result of the exercise of such rights shall be reallocated as set forth in SECTION 2.10.

         11.18 DEFAULTING LENDER.

              (a) Unless the Agent shall have received notice from a Lender, prior to the time specified in such Section, that such Lender will not make available to the Agent a Loan required to be made by it pursuant to SECTION 2.2 or its L/C Participation Funding Amount pursuant to SECTION 3.6(b)(ii), the Agent may assume that such Lender has made such amounts available to the Agent in accordance with such Sections and the Agent in its sole discretion may, in reliance upon such assumption, make available to the Borrowers or the applicable Issuing Bank a corresponding amount on behalf of such Lender.

              (b) If any amount referred to in SUBSECTION (a) of this SECTION
11.18 or in SECTION 2.3 is not made available to the Agent by a Lender (a "DEFAULTING LENDER") and the Agent has made such amount available to the Borrowers or an Issuing Bank, the Agent shall be entitled to recover such amount on demand from such Defaulting Lender together with interest as hereinafter provided. If such Defaulting Lender does not pay such amount forthwith upon the Agent's demand therefore, the Agent shall promptly notify the Funds Administrator and the Borrowers shall immediately (but in no event later than five Business Days after such demand) pay such amount to the Agent together with interest calculated as hereinafter provided. The Agent shall also be entitled to recover from such Defaulting Lender and/or the Borrowers, as the case may be,
(I) interest on such amount in respect of each day from the date such corresponding amount was made available by the Agent to the Borrowers to the date such amount is recovered by the Agent, at a rate per annum equal to either
(A) if paid by such Defaulting Lender, the overnight Federal Funds Rate or (B) if paid by the Borrowers, the then applicable rate of interest, calculated in accordance with SECTION 4.1 OR SECTION 4.2, PLUS (ii) in each case, an amount equal to any costs (including legal expenses) and losses incurred as a result of the failure of such Defaulting Lender to provide such amount as provided in this Credit Agreement. Nothing herein shall be deemed to relieve any Lender from its duty to fulfill its obligations hereunder or to prejudice any rights which the Borrowers or any Issuing Bank, may have against any Lender as a result of any default by such Lender hereunder, including the right of the Borrowers to seek reimbursement from any Defaulting Lender for any amounts paid by the Borrowers under CLAUSE (ii) above on account of such Defaulting Lender's default.

                  (c) (i) Notwithstanding anything contained herein to the contrary, so long as any Lender is a Defaulting Lender or has rejected its Commitment, the Agent shall not be obligated to transfer to such Lender (A) any payments made by the Borrowers to the Agent for the benefit of such Lender or (B) any amounts contemplated by SECTION 2.3(b)(i); and, such Lender shall not be entitled to the sharing of any payments pursuant to SECTION 2.10. Amounts otherwise payable to such Lender under SECTION 2.10 shall instead be paid to the Agent.

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                  (ii) For purposes of voting or consenting to matters with
         respect to the Credit Documents and determining Proportionate Share, such Defaulting Lender shall be deemed not to be a "Lender" and such Lender's Commitment shall be deemed to be zero (0).

                  (iii) This SECTION 11.18(c) shall remain effective with respect to a Defaulting Lender until (a) the Obligations under this Credit Agreement shall have been declared or shall have become immediately due and payable or (b) the Majority Lenders, the Agent and the Borrowers shall have waived such Lender's default in writing.

                  (iv) No Lender's Commitment shall be increased or otherwise affected, and performance by the respective Borrowers shall not be excused, by the operation of this SECTION 11.18(c). Any payments of principal or interest which would, but for this SUBSECTION (c), be paid to any Lender, shall be paid to the Lenders who shall not be in default under their respective Commitments and who shall not have rejected any Commitment, for application to the Loans then due and payable or to the other Obligations then due and payable or to provide cash collateral to secure Obligations not then due and payable in such manner and order as shall be determined by the Agent.

         11.19 RIGHTS CUMULATIVE.

         Each of the rights and remedies of the Agent, each Issuing Bank and the Lenders under the Credit Documents shall be in addition to all of their other rights and remedies under the Credit Documents and applicable law, and nothing in the Credit Documents shall be construed as limiting any such rights or remedies.

         11.20 THIRD PARTY BENEFICIARIES.

         Each Issuing Bank shall be deemed to be a third party beneficiary of its rights under this Credit Agreement, PROVIDED that, except as otherwise provided in SECTION 11.10, such rights may be amended or waived, and any departure therefrom by any Credit Party consented to, without their respective consents.

         11.21 JOINT AND SEVERAL LIABILITY OF BORROWERS.

              (a) Each of the Borrowers shall be jointly and severally liable hereunder and under each of the other Credit Documents with respect to all Obligations, regardless of which of the Borrowers actually receives the proceeds of the Loans or the benefit of any other extensions of credit hereunder, or the manner in which the Funds Administrator, the Borrowers, the Agent, the Lenders or any of the Issuing Banks account therefore in their respective books and records. In furtherance and not in limitation of the foregoing, (i) each Borrower's obligations and liabilities with respect to proceeds of Loans which it receives or Letters of Credit issued for its account, and related fees, costs and expenses, and (ii) each Borrower's obligations and liabilities arising as a result of the joint and several liability of the Borrowers hereunder with respect to proceeds of Loans received by, or Letters of Credit issued for the account of, any of the other Borrowers, together with the related fees, costs and expenses, shall be separate and distinct obligations, both of which are primary obligations of such Borrower. Neither the joint and several liability of, nor the Liens granted to the Agent under the Collateral Documents by, any of

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the Borrowers shall be impaired or released by (A) the failure of the Agent, any
Lender or any Issuing Bank, any successors or assigns thereof, or any holder of any Note or any of the Obligations to assert any claim or demand or to exercise or enforce any right, power or remedy against the Funds Administrator, any Borrower, any Subsidiary of any Borrower, any other Person, the Collateral or otherwise; (B) any extension or renewal for any period (whether or not longer than the original period) or exchange of any of the Obligations or the release or compromise of any obligation of any nature of any Person with respect thereto; (C) the surrender, release or exchange of all or any part of any property (including without limitation the Collateral) securing payment, performance and/or observance of any of the Obligations or the compromise or extension or renewal for any period (whether or not longer than the original period) of any obligations of any nature of any Person with respect to any such property; (D) any action or inaction on the part of the Agent, any Lender or any Issuing Bank, or any other event or condition with respect to any other
Borrower, including any such action or inaction or other event or condition, which might otherwise constitute a defense available to, or a discharge of, such Borrower, or a guarantor or surety of or for any or all of the Obligations; and
(E) any other act, matter or thing (other than payment or performance of the Obligations) which would or might, in the absence of this provision, operate to release, discharge or otherwise prejudicially affect the obligations of such Borrower or any other Borrower.

              (b) Notwithstanding any provision to the contrary contained herein or in any other of the Credit Documents, to the extent the joint obligations of a Borrower shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law) then the Obligations of each Borrower hereunder shall be limited to the maximum amount that is permissible under applicable law (whether federal or state and including, without limitation, the federal Bankruptcy Code).

              (c) To the extent that any Borrower shall make a payment under this SECTION 11.21 of all or any of the Obligations (other than Loans made to that Borrower for which it is primarily liable) (a "Guarantor Payment") that, taking into account all other Guarantor Payments then previously or concurrently made by any other Borrower, exceeds the amount that such Borrower would otherwise have paid if each Borrower had paid the aggregate Obligations satisfied by such Guarantor Payment in the same proportion that such Borrower's "Allocable Amount" (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Borrowers as determined immediately prior to the making of such Guarantor Payment, then, following indefeasible payment in full in cash of the Obligations and termination of the Commitments, such Borrower shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Borrower for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment. As of any date of determination, the "Allocable Amount" of any Borrower shall be equal to the maximum amount of the claim that could then be recovered from such Borrower under this SECTION 11.21 without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law. This SECTION 11.21(c) is intended only to define the relative rights of Borrowers and nothing set forth in this SECTION 11.21(c) is intended to or shall impair the obligations of Borrowers, jointly

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and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Credit Agreement, including SECTION 11.21(a). Nothing contained in this SECTION 11.21(c) shall limit the liability of any Borrower to pay the Loans made directly or indirectly to that Borrower and accrued interest, Fees and Expenses with respect thereto for which such Borrower shall be primarily liable. The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Borrower to which such contribution and indemnification is owing. The rights of the indemnifying Borrowers against other Credit Parties under this SECTION 11.21(c) shall be exercisable upon the full and indefeasible payment of the Obligations and the termination of the Commitments.

              (d) The liability of Borrowers under this SECTION 11.21 is in addition to and shall be cumulative with all liabilities of each Borrower to Agent and Lenders under this Credit Agreement and the other Credit Documents to which such Borrower is a party, without any limitation as to amount.

         11.22 APPOINTMENT AND AUTHORIZATION OF FUNDS ADMINISTRATOR.

              (a) Each Borrower hereby designates, appoints, authorizes and empowers Company as its agent to act as specified in the capacity of Funds Administrator under this Credit Agreement and each of the other Credit Documents and Company hereby acknowledges such designation, authorization and empowerment, and accepts such appointment. Each Borrower hereby irrevocably authorizes and directs the Funds Administrator to take such action on its behalf under the respective provisions of this Credit Agreement and the other Credit Documents, and any other instruments, documents and agreements referred to herein or therein, and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Funds Administrator by the respective terms and provisions hereof and thereof, and such other powers as are reasonably incidental thereto, including, without limitation, to take the following actions for and on such Borrower's behalf:

                  (i) to submit on behalf of each Borrower Notices of Borrowing, Notices of Conversion and Notices of Continuation to Agent in accordance with the provisions of this Credit Agreement, each such notice to be submitted by the Funds Administrator to Agent as soon as practicable after its receipt of a request to do so from a Borrower; and

                  (ii) to submit on behalf of each Borrower requests for the issuance of Letters of Credit in accordance with the provisions of this Credit Agreement, each such request for the issuance of a Letter of Credit to be submitted by the Funds Administrator as soon as practicable after its receipt of a request to do so from any Borrower.

         The Funds Administrator is further authorized and directed by each of the Borrowers to take all such actions on behalf of such Borrower necessary to exercise the specific powers granted in CLAUSES (i) and
         (ii) above and to perform such other duties hereunder and under the other Credit Documents, and deliver such documents as delegated to or required of the Funds Administrator by the terms hereof or thereof. Agent and each Lender may regard any notice or other communication pursuant to any Credit Documents from the Funds Administrator as a notice or communication from all Borrowers, and may give any notice or communication required or permitted to be given to any Borrower or Borrowers hereunder to the Funds Administrator on behalf of such

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         Borrower or Borrowers. Each Borrower agrees that each notice, election, representation and warranty, covenant, agreement and undertaking made on its behalf by the Funds Administrator shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower.

              (b) The Funds Administrator may perform any of its duties hereunder or under any of the other Credit Documents by or through its agents or employees.

                            [Signature Pages Follow]

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         IN WITNESS WHEREOF, the parties hereto have caused this Credit
Agreement to be executed and delivered by their proper and duly authorized officers as of the date set forth above.

                                      BORROWERS:
                                      ----------

                                      HINES NURSERIES, INC.,
                                      a California corporation, individually, as a Borrower and as Funds Administrator

                                      By: /S/  CLAUDIA M. PIEROPAN
                                          --------------------------------------
                                      Title: Chief Financial Officer, Secretary
                                             and Treasurer

                                      ENVIRO-SAFE LABORATORIES, INC., a Florida corporation

                                      By: /S/  CLAUDIA M. PIEROPAN
                                          --------------------------------------
                                      Title: Chief Financial Officer, Secretary
                                             and Treasurer

                                      HINES SGUS INC., a Nevada corporation

                                      By: /S/  CLAUDIA M. PIEROPAN
                                          --------------------------------------
                                      Title: Chief Financial Officer, Secretary
                                             and Treasurer

                                      AGENT:

                                      DEUTSCHE BANK TRUST COMPANY AMERICAS,
                                      as Agent

                                      By: /s/ ILLEGIBLE
                                          --------------------------------------
                                      Title: Director

                                    Annex II

                                      LENDERS:
                                      --------

                                      DEUTSCHE BANK TRUST COMPANY AMERICAS

                                      By: ILLEGIBLE
                                          --------------------------------------
                                      Title: Director

                                      FLEET CAPITAL CORPORATION, as Co-
                                      Syndication Agent, LC Issuing Bank and
                                      Lender

                                      By: ILLEGIBLE
                                          --------------------------------------
                                      Title: Executive Vice President

                                      HARRIS TRUST AND SAVINGS BANK, as Co-
                                      Documentation Agent and Lender

                                      By: ILLEGIBLE
                                          --------------------------------------
                                      Title: Vice President

                                      LASALLE BUSINESS CREDIT, LLC, as Co-
                                      Syndication Agent and Lender

                                      By: ILLEGIBLE
                                          --------------------------------------
                                      Title: Vice President

                                      WELLS FARGO BANK, N.A., as Co-
                                      Documentation Agent and Lender

                                      By: ILLEGIBLE
                                          --------------------------------------
                                      Title: Vice President

                                      COOPERATIEVE CENTRALE RAIFFEISEN-
                                      BOERENLEENBANK, B.A. "RABOBANK
                                      INTERNATIONAL", NEW YORK BRANCH, as Lender

                                      By: ILLEGIBLE
                                          --------------------------------------
                                      Title: Executive Director

                                      By: /S/  IAN REECE
                                          --------------------------------------
                                      Title: Managing Director

                                      PNC BANK, NATIONAL ASSOCIATION, as Lender

                                      By: /S/  GREGORY J. HALL
                                          --------------------------------------
                                      Title: Vice President

                                      GMAC COMMERCIAL FINANCE LLC, as Lender

                                      By: ILLEGIBLE
                                          --------------------------------------
                                      Title: Vice President

                                      THE CIT GROUP/BUSINESS CREDIT, INC., as
                                      Lender

                                      By: ILLEGIBLE
                                          --------------------------------------
                                      Title: Vice President

                                      WHITEHALL BUSINESS CREDIT CORPORATION, as
                                      Lender

                                      By: ILLEGIBLE
                                          --------------------------------------
                                      Title: Vice President

                                      NATIONAL CITY BANK, as Lender

                                      By: /S/ TOM BURBACH
                                          --------------------------------------
                                      Title: Vice President